UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 2054
9
SCHEDULE 14A
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VALLEY NATIONAL BANCORP

(Name of Registrant as Specified in Its Charter)

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Valley National Bancorp

Proxy Statement

2023

Valley
Valley

Valley

A Letter to our Shareholders:

TO OUR SHAREHOLDERS, ASSOCIATES, CLIENTS, AND COMMUNITY PARTNERS,

One of the most common misconceptions is that you should always separate your professional and personal lives. If the past few years have taught me anything, however, it’s that in an ever-evolving world, we need leaders that will challenge the lessons we’ve learned and reimagine their organization’s role in driving positive change in our society. I firmly believe that Valley’s role is to be a leader at the forefront of this evolution.

Today, many organizations, just like ours, have reached an intersection where our business objectives must align with our personal responsibilities to create a better, stronger world around us. As a bank, we have a unique opportunity to have a positive and profound impact on society, whether that is serving as an engine for entrepreneurship, leading social and cultural change or taking a deeper focus on our environmental impact.

OUR ROLE IN AN EVER-EVOLVING INDUSTRY

One of the great things about our country is that we have a diverse and vibrant banking industry capable of serving the needs of a multitude of consumers and businesses. As a mid-size commercial bank with $57 billion in assets, Valley has a unique place in that ecosystem. In fact, as it stands today in the U.S., there are 17 commercial banks with assets above $100 billion and only 11 banks with assets in the range of $50 to $100 billion. The reality is that the mid-size commercial banking space has shrunk, and it has become more important for a bank like Valley to take a leadership role in our industry by leaning into what makes us unique—being a relationship-focused commercial bank that delivers personalized solutions to a distinct mid-size business segment which is underserved by many of our peers.

In 2022, we continued to embrace this opportunity, not only in our financial performance but also in our ability to lead and drive change while continuing to move our Company forward. As an example, to support our Environmental, Social and Governance (ESG) efforts, we were the first mid-size bank in the country to issue a $150 million Sustainable Subordinated Debt Financing package that will be used to finance new and existing social and green assets. To provide further transparency around how we’re making a positive impact in these areas, we also issued our first ESG report in 2021, which highlights our cultural and social progress along with our focus on mitigating the risks of climate change.

But this is only part of our story.

OUR REMARKABLE PERFORMANCE IN A YEAR OF CHANGE

As evidenced in the accompanying financial statements, 2022 was another successful, record-breaking year for Valley. We were able to generate solid returns for our shareholders, while simultaneously delivering outsized solutions for our clients, providing countless opportunities for our associates, and supporting much-needed economic growth for the communities we serve.

In 2022, we generated $1.9 billion of revenue and $569 million of net income, which both represent new high-water marks for our organization. Our annualized return on average assets was 1.09 percent, or 1.25 percent on an adjusted basis*, as compared to 1.14 percent and 1.19 percent on an adjusted basis* in 2021. Despite interest rate headwinds and the closing of the largest acquisition in our Company’s history, tangible book value per share* as of the end of 2022 increased approximately 3 percent to $8.15 as compared to 2021.

2023 Proxy Statement i

LETTER TO SHAREHOLDERS

Valley maintained strong momentum this past year. Here are some notable highlights:

•	We ended 2021 with the acquisition of The Westchester Bank, which added a highly successful banking franchise with approximately $1.4 billion in assets and a significant presence in Westchester County, New York.

•	Only a few months later, we completed the largest acquisition in our history: our merger with Bank Leumi USA, an $8.6 billion bank with offices in New York, Florida, California and Illinois.

•	Valley’s 2021 acquisition of Dudley Ventures, an Arizona-based tax credit advisory organization, has established a partnership that aligns with our core values of helping our communities succeed and thrive. Dudley Ventures has added the ability to help renew and revitalize economically distressed communities nationwide.

•	Valley’s cannabis-related banking business, which we launched in 2021, has grown meaningfully this past year. In fact, today we are one of the largest banks serving licensed cannabis operators nationally. As we head into our third year serving these businesses, we are well-positioned to service the industry across geographic markets, from multistate operators to single-state and local cultivators, processors and retailers.

•	We also identified a real gap in our communities when it came to financial support for women- and minority-owned small businesses. That’s why we expanded our Community Lending team to bridge that gap and provide these business owners with experienced local bankers who can serve as mentors and financial guides. Our Community Lending solutions include leveraging strong partnerships with national and regional organizations that can provide additional education, mentorship, and financing resources across our U.S. footprint into underserved communities where businesses often don’t qualify for traditional lending.

OUR PEOPLE ARE OUR GREATEST ASSET

Our people are leaders in the community. They are the beating heart and moral compass for our organization. And they are some of the most talented professionals in the banking industry.

In 2022, we once again solicited ideas and feedback from our associates through our annual engagement survey, which helps us create commitments to meaningfully enhance the overall employee experience at Valley. We listened as our colleagues asked questions in monthly town hall meetings, executive leadership forums and through our internal channels so we can better understand what is most important to them.

We’ve created mentorship opportunities bank-wide to help grow emerging leaders and implemented recognition programs that celebrate our associates’ achievements. Our award-winning internship program continues to provide invaluable talent for our esteemed Credit Underwriting Program and for other positions across the entire organization. And we’re also constantly advancing opportunities for professional growth by providing a variety of innovative development programs where associates feel valued and fulfilled in their careers at Valley.

We continue to champion a culture of inclusion and engagement with our customers and stakeholders. Our Diversity, Equity, and Inclusion (DEI) programs and initiatives focus on providing greater access to the many opportunities Valley offers. In 2022, we sponsored over 40 DEI events for both our employees and our communities. Through our six growing Associate Resource Groups, we piloted a bank-wide mentorship program to provide direct engagement and career journeys for a broad employee base. As always, DEI education was a priority with learning opportunities available for all. I’m proud to say our internship program was 56 percent ethnically diverse with a DEI focus on First Generation/Low Income students within our footprint.

OUR ROLE IN THE COMMUNITY

At our core, Valley has always been about serving the needs of our communities. Even as we expand nationally, our local roots are infused into the DNA of our organization. This past year, we promoted affordable housing and racial and social equity by partnering with organizations who champion these causes. We significantly expanded our support for entrepreneurship, innovation, and women- and minority-owned businesses by growing existing relationships and forging new ones with partners who operate at the forefront of these issues. And when one of our local Southwest Florida communities was battered by Hurricane Ian, we provided financial and volunteer support to those who needed our help the most.

This is just a small snapshot of what we’ve done to support our communities in 2022. In fact, for the second straight time, we received an Outstanding CRA rating from our primary bank regulator, a true testament to our commitment to driving positive change in the community. I invite you to learn more about everything we’re doing to bring economic empowerment and change to our communities by reading our full Corporate Social Responsibility report at Valley.com.

*	Please see Appendix A to the proxy statement for reconciliations of non-GAAP measures and related information regarding these non-GAAP measures.

2023 Proxy Statement ii

LETTER TO SHAREHOLDERS

OUR WAY FORWARD

Our vision is to be the premier relationship-based commercial bank in the country. In just the past five years, we have seen our Company more than double in size to $57 billion in assets. We have accomplished this by igniting a diverse and empowered culture that is passionate about making a positive and lasting impact for our clients and communities.

When I think about our road ahead – a road to excellence, as I refer to it – I am more excited than ever about our strategy, our people, and our ability to live up to those lofty aspirations and deliver exceptional results for all our stakeholders.

On behalf of our Board of Directors, executive leadership team and all Valley associates, thank you for your continued trust and confidence in us.

Ira Robbins

Chairman and CEO

2023 Proxy Statement iii

Our Business Strategy

Despite the economic uncertainties that weigh on the banking industry, we remain confident in our ability to execute our core strategies and deliver value for our stakeholders. In 2023, we will continue our mission to give people and businesses the power to succeed. Our goals are to:

•	Provide access to developmental resources and tools that enhance our associates’ personal and professional lives;

•	Innovate, simplify and improve the customer experience at Valley;
•	Deepen our commitment to our local partners through serving, supporting and strengthening our communities; and

•	Deliver consistent above-peer financial performance to enhance shareholder value.

Our vision of becoming a premier relationship-based commercial bank is at the heart of everything we do. We will execute our strategic priorities to deliver sustainable excellence as we build towards this vision.

OUR CORE STRATEGIES

Leverage the opportunities within our business segments and geographic markets to deliver sustainable above-peer loan and deposit growth.

We’re committed to elevating our business capabilities. This is reflected in our focus in generating sustainable, consistent loan and deposit growth, which will continue to build franchise value.

Be a trusted partner to effectively serve our customers’ increasingly sophisticated financial needs, which will drive greater revenue diversification.

Diversified sources of revenue allow for a more stable earnings stream in different economic cycles. Expanding our services to meet the evolving needs of our robust customer base will drive increased stakeholder returns.

Maintain agility to create a discipline of consistently delivering positive operating leverage.

Being nimble and highly responsive is crucial in a rapidly changing financial landscape. Our commitment to improving efficiency and leveraging technology to automate processes and build a scalable infrastructure will help create an innovative and best-in-class customer experience.

Build an enduring service-based culture by enabling inclusion, empowerment, collaboration and innovation.

We have made significant strides in creating a diverse and inclusive culture where our associates feel empowered to bring their authentic selves and unique perspectives to work every day. The combination of advanced technology, improved communication, and strong talent have created an engaged culture with respect to both our employees and customers.

WE BELIEVE IN OUR STRATEGIES

As we move to 2023, we seek to honor the trust that our stakeholders have in us through our determination to execute our strategies and deliver on our vision for long-term success. We are well-positioned to do this successfully because our strategies are built around the core principles of our organization—staying true to our moral compass, ensuring safety and soundness in our decisions, approaching our strategies with a growth mindset, and continuously pursuing excellence in everything we do.

We’re committed to giving people and businesses the power to succeed.

2023 Proxy Statement iv

1455 Valley Road Wayne, New Jersey 07470
Notice of Annual Meeting of Shareholders TO BE HELD TUESDAY, APRIL 25, 2023

March 10, 2023

To Our Shareholders:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (“Valley” or the “Company”) on Tuesday, April 25, 2023 at 3:00 p.m., Eastern Time, to vote on the following matters:

1.  Election of 13 directors;

2.  An advisory vote to approve our named executive officer compensation;

3.  An advisory vote on the frequency of advisory votes on executive compensation;

4.  Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

5.  Approval of the Valley National Bancorp 2023 Incentive Compensation Plan.

Important notice regarding the availability of proxy materials for the 2023 Annual Meeting of Shareholders to be held on April 25, 2023:

This Proxy Statement for the 2023 Annual Meeting of Shareholders, our 2022 Annual Report to Shareholders and the proxy card or voting instruction form are available at:

proxyvote.com.

This year’s Annual Meeting of Shareholders will be held in a virtual format through a live audio webcast. You will not be able to attend the Annual Meeting physically. We will provide the live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/VLY2023. After the meeting you will be able to access a recording of the Annual Meeting on the same website. For further information on how to participate in the meeting, please see “Information About the Annual Meeting” on page 79 in this Proxy Statement.

You will be permitted to submit live questions at the Annual Meeting just as if you were attending a physical meeting. Questions may be submitted beginning thirty minutes before the start of the Annual Meeting through www.virtualshareholdermeeting.com/VLY2023.

You will need the 16-digit control number printed on your notice, proxy card or voting instruction form in order to attend, vote and ask questions during the meeting.

The Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”), which contains instructions on how to access the notice of annual meeting, proxy statement and annual report on the Internet and how to execute your proxy, is first being mailed to holders of our common stock on or about March 10, 2023. This notice also contains instructions on how to request a paper copy of the proxy materials.

Only shareholders of record at the close of business on Monday, February 27, 2023 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the E-Proxy Notice. If you receive paper copies of the proxy materials, you may execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the Internet. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2023 Annual Meeting of Shareholders. Please refer to the section “How To Vote” on page 80 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote virtually at the 2023 Annual Meeting of Shareholders, you do not need to mail in a proxy card.

We appreciate your participation and interest in Valley. Sincerely,	Ira Robbins Chairman and CEO

If you accessed this proxy statement through the Internet after receiving an E-Proxy Notice, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

2023 Proxy Statement

Proxy Statement Summary

General Information

MEETING INFORMATION
Date and Time	Location	Record Date
Tuesday, April 25, 2023 3:00 p.m. Eastern Time	Virtual Meeting: This year’s meeting is a virtual shareholders meeting at www.virtualshareholdermeeting.com/VLY2023	February 27, 2023

How to Vote

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2023 Annual Meeting of Shareholders. Please refer to the section “How to Vote” on page 80 for detailed voting instructions. If you vote via the Internet or by telephone or plan to vote virtually at the 2023 Annual Meeting of Shareholders, you do not need to mail in a proxy card.

To vote before the meeting, visit www.proxyvote.com and follow the on-screen instructions. To vote at the	If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or the telephone number on your	If you received a paper copy of the proxy materials, send your
meeting, visit www.virtualshareholder meeting.com/VLY2023. You will need the control number printed on your notice, proxy card or voting instruction form.	voting instruction form. You will need the control number printed on your proxy card or voting instruction form.	completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

A Notice of the Internet Availability of Proxy Materials was sent to our shareholders on or about March 10, 2023.

ITEM 1: ELECTION OF DIRECTORS

You are being asked to elect the following 13 candidates to our Board of Directors (“Board”): Ira Robbins, Andrew B. Abramson, Peter J. Baum, Eric P. Edelstein, Dafna Landau, Marc J. Lenner, Peter V. Maio, Avner Mendelson, Suresh L. Sani, Lisa J. Schultz, Jennifer W. Steans, Jeffrey S. Wilks and Dr. Sidney S. Williams, Jr. Each director nominee is standing for election to hold office until our next annual shareholder meeting and thereafter until his or her successor is duly elected and qualified. For additional information regarding our director nominees, see “Director Information” beginning on page 7 of this proxy statement. For a description of our corporate governance practices, see “Corporate Governance” beginning on page 22 of this proxy statement.

Our Board of Directors unanimously recommends

that you vote “FOR” each of these director nominees.

2023 Proxy Statement 1

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

BOARD MEMBERS AND LEADERSHIP
11 OF OUR 13 DIRECTOR NOMINEES are independent; the Chief Executive Officer (“CEO”) is the only member of management who is nominated for election	5 OUT OF OUR 13 DIRECTOR NOMINEES self-identify as female or ethnically diverse, reflecting our commitment to diversity and inclusion

DIRECTOR TENURE AND AGE

•  Active and empowered Independent Lead Director

•  Annual Board self-assessments conducted by the Chair of our Nominating, Governance and Corporate Sustainability Committee and our Independent Lead Director, involving both anonymous questionnaires and one-on-one conversations with directors

•  Active and empowered committee chairs, all of whom are independent

•  Executive sessions of non-management directors at each regular Board meeting

•  An executive session at least once a year with only independent directors

BOARD GOVERNANCE BEST PRACTICES

•	We appoint an Independent Lead Director if the role of the Chairman is combined with that of the CEO.

•	The Board reviews its leadership structure annually as part of its self-assessment process.

•

The Nominating, Governance and Corporate Sustainability Committee (“Nominating Committee”) reviews the performance and position of the Independent Lead Director and makes recommendations to the independent directors who annually elect the Independent Lead Director. Mr. Edelstein has served as our Independent Lead Director since May 2022 and was reelected to this position in January 2023.

•	Responsibilities of the Independent Lead Director include:

–	The responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

–	The authority to call meetings of independent directors (including meetings not in connection with regular Board meetings) and preside at all executive sessions of independent directors;

–	Establishing the agenda for all meetings and executive sessions of the independent directors, with input from other directors;

–	The authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

–

Serving as a liaison between the CEO and the independent directors and assisting the CEO and/or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items; and

–	Leading the independent director assessment of the CEO.

2023 Proxy Statement 2

PROXY STATEMENT SUMMARY

SHAREHOLDER ENGAGEMENT AND SHAREHOLDER ROLE IN GOVERNANCE

•	Regular outreach and engagement throughout the year by our CEO, CFO and Director of Corporate Finance as well as invitations for engagement from the Chair of our Nominating Committee, the Chair of our Compensation and Human Capital Management Committee (“Compensation Committee”), our CFO and General Counsel, with shareholders regarding Company strategy, performance and corporate governance

•	Majority voting for directors with resignation policy in uncontested elections

•	Shareholders holding at least 25% of outstanding common stock who have continuously held the shares for at least one year may request a special meeting
•	No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

•	No shareholder rights plan (commonly referred to as a “poison pill”)

•	Stock ownership requirements for directors

•	100% independence on major committees

•	Policies to prohibit hedging and pledging of Valley stock by directors and executive officers

•	Proxy access for shareholders holding 3% or more of our outstanding common stock for at least one year

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”)

You are being asked to approve on an advisory basis the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. For additional information regarding our executive compensation program and our NEO compensation, see “Compensation Discussion and Analysis” beginning on page 40 of this proxy statement.

Our Board unanimously recommends that you vote “FOR” the

advisory approval of the compensation of our named executive officers as disclosed in this proxy statement.

2022 FINANCIAL HIGHLIGHTS

$569M NET INCOME	$1.14 DILUTED EPS	$1.7B NET INTEREST INCOME (FTE)	3.45% NET INTEREST MARGIN (FTE)

2022 FINANCIAL PERFORMANCE

•	Net income was $569 million, or $1.14 per diluted common share, compared to 2021 earnings of $474 million, or $1.12 per diluted common share.

•	Loans increased $12.8 billion, or approximately 37 percent, to approximately $46.9 billion at December 31, 2022 from December 31, 2021.

•	Net interest income on a tax equivalent basis of $1.7 billion for 2022 increased nearly $450 million as compared to 2021.

•	Our net interest margin on a tax equivalent basis increased 28 basis points to 3.45 percent for 2022 as compared to 3.17 percent for 2021.

•	Net loan charge-offs totaled $19.1 million for 2022 as compared to $15.1 million for 2021. Non-accrual loans represented 0.57 percent of total loans at December 31, 2022, compared to 0.70 percent of total loans at December 31, 2021.

2023 Proxy Statement 3

PROXY STATEMENT SUMMARY

THE COMPANY’S 2022 FINANCIAL PERFORMANCE IS SUMMARIZED BELOW:

$ are in millions

*	Please see Appendix A to the proxy statement for reconciliations of non-GAAP measures and related information regarding these non-GAAP measures.

2023 Proxy Statement 4

PROXY STATEMENT SUMMARY

OUR 2022 COMPENSATION DETERMINATIONS

We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our other stakeholders and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

•	Pay is substantially aligned with performance: We assess our performance and strive to hold our NEOs, and, in particular, our CEO, Ira Robbins, accountable.

•	We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley.
•	Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives.

In February 2022, the Compensation Committee set the framework for our annual cash incentive compensation to be 40% based upon Company financial goals, 10% on customer experience goals and 25% on the accomplishment of other Company strategic goals, including prioritizing ESG efforts and messaging (the other 25% to be based on key individual performance goals). Based on the achievement of these goals, the Compensation Committee:

•	Increased Mr. Robbins’ total direct compensation by $452,500 ($4,910,000 in 2021 vs. $5,362,500 in 2022), or approximately 9% from last year and approximately 4% over his 2022 target compensation; and

•	Increased our other NEOs’ compensation by an average of approximately 10% from 2021 levels and approximately 5.89% over 2022 target compensation.

SAY ON PAY

The Compensation Committee and the Board value the input of our shareholders regarding our NEO compensation. At our 2022 Annual Meeting of Shareholders, more than 98% of our shareholders supported our NEO compensation.

ITEM 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION (“SAY ON FREQUENCY”)

You are being asked to approve on an advisory basis the frequency of future advisory votes on executive compensation, commonly known as a “say on frequency” vote. Shareholders may vote on whether the advisory say on pay vote should occur every one year, every two years or every three years. For additional information regarding the say-on-frequency vote, see “Item 3: Advisory Vote on the Frequency of Advisory Votes on Executive Compensation” beginning on page 69 of this proxy statement.

Our Board unanimously recommends that you vote to hold the

advisory vote on executive compensation EVERY “ONE YEAR.”

2023 Proxy Statement 5

PROXY STATEMENT SUMMARY

ITEM 4: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2023. For additional information regarding the Audit Committee’s appointment of, and the fees paid to, KPMG LLP, see “Report of the Audit Committee” on page 71 and “Ratification of the Appointment of Independent Registered Public Accounting Firm” beginning on page 70 of this proxy statement.

Our Board unanimously recommends that you vote “FOR” the

ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

You are being asked to approve the Valley National Bancorp 2023 Incentive Compensation Plan (“Plan”). If approved, the Plan will supersede the Valley National Bancorp 2021 Incentive Compensation Plan (“2021 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our officers, other employees and non-employee directors. A total of 14,500,000 shares of common stock are reserved for awards granted under the Plan, less one (1) share for every one (1) share that is subject to an award granted under the 2021 Plan after December 31, 2022. The 2023 Plan also contains a $500,000 limit on the total value of cash and equity compensation that may be paid or granted to each of our non-employee directors each fiscal year. For additional information regarding the Plan, see “Item 5: Approval of the Valley National Bancorp 2023 Incentive Compensation Plan” beginning on page 72 of this proxy statement.

Our Board unanimously recommends that you vote to approve

the Valley National Bancorp 2023 Incentive Compensation Plan.

2023 Proxy Statement 6

Item 1: Election of Directors

Director Information

Our Board is recommending 13 nominees for election as directors at our 2023 Annual Meeting of Shareholders. All nominees currently serve as directors on our Board. Ms. Landau was appointed to the Board on February 28, 2023. Her nomination was made to the Nominating Committee by Bank Leumi Le-Israel B.M. (BLITA) in accordance with an Investor Rights Agreement between Valley and BLITA. With the exception of Ms. Landau, all of our director nominees were elected by you at our 2022 Annual Meeting. If any nominee is unable to stand for election for any reason, the shares represented at our Annual Meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size. The Board has no reason to believe any nominee is not available or will not serve if elected.

Each director is nominated to serve until our 2024 Annual Meeting and thereafter until a successor is duly elected and qualified.

BOARD SELECTION

Our Nominating Committee reviews and selects candidates for nomination to our Board in accordance with its charter.

The Nominating Committee reviews the Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term corporate strategy and shareholder values. The Nominating Committee also takes into consideration the results of the Board’s self-assessment, an annual process by which directors assess the performance and needs of the Board. Based on its review, the Nominating Committee helps to identify and vet nominees who would make valuable contributions to the Board. The Nominating Committee seeks to identify diverse candidates possessing the desired qualities, skills and background. The Nominating Committee recommends candidates to the Board, which approves nominees to be voted upon by our shareholders.

In the last several years, the Nominating Committee has paid particular attention to board refreshment. The Nominating Committee believes that its recent actions demonstrate a continuing commitment to independence and oversight.

SINCE 2016:	The Board has appointed a new CEO who is in his forties	Nine directors have left the Board	Nine directors were added to the Board, including one African American, one with a technology and information security background and three women

THE NOMINATING COMMITTEE FOCUSES ON THE FOLLOWING KEY FACTORS WHEN RECOMMENDING CANDIDATES:

2023 Proxy Statement 7

ITEM 1: ELECTION OF DIRECTORS

Our Corporate Governance Guidelines specify that a director is eligible for re-election if the director has not attained age 76 before the date of the annual meeting.

While the Nominating Committee does not have a specific diversity policy and does not focus on one of the above factors more than others, the Nominating Committee is committed to enhancing the diversity of our Board. The Nominating Committee believes that a balance of director diversity and tenure is a strategic asset to our investors. The range of our directors’ tenure encompasses directors who have historic institutional knowledge of the Company and the competitive environment, complemented by newer directors with varied backgrounds and skills. The robustness of our refreshment strategy combines experience and continuity with new perspectives. It is of critical importance to the Company that the Nominating Committee recruit directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit.

The Nominating Committee considered a skills matrix that represents certain of the skills that the Committee identified as valuable to the effective oversight of the Company and execution of its business. The following matrix shows skills and the number of nominees having each skill, highlighting the diversity of skills on the Board.

FOCUS ON BOARD DIVERSITY OVER THE PAST 7 YEARS:
+9	+3	+1
DIRECTORS	FEMALE DIRECTORS	ETHNICALLY DIVERSE DIRECTOR

Demographics
Age	48	69	67	73	51	57	61	48	58	61	59	63	54
Tenure Years	5	28	10	19	0	15	3	1	15	4	6	11	2

Skills
Audit - Accounting experience at an accounting firm or at a public or private company	●			●		●				●	●		●
Capital Markets - Experience in capital markets with investment banking or funds management company										●		●	●
Core Industry - Experience in the banking industry	●				●		●	●		●	●	●	●
Innovation, Technology & Cyber - Experience in IT, cyber security or digital technology							●
Market Knowledge - Experience in an industry relevant to Valley’s businesses		●	●		●	●		●	●	●	●	●	●
Risk - Experience with risk management in investment banking, insurance or bank regulatory matters at a public or private company	●	●		●	●		●			●	●	●	●
Senior Executive - Experience as an executive of a public or private company	●	●	●	●	●	●	●	●	●	●	●	●	●
Social/Charitable - Executive or board member with social or charitable responsibilities	●	●	●			●	●	●	●		●	●	●

2023 Proxy Statement 8

ITEM 1: ELECTION OF DIRECTORS

Board Diversity

The Board Diversity Matrix below provides the diversity statistics for Valley’s Board in the format required by Nasdaq rules.

2023 (As of March 10, 2023)

Part I: Gender Identify	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	3	10	-	-

Part II: Demographic Background

African American or Black	-	1	-	-

Alaskan Native or Native American	-	-	-	-

Asian	-	1	-	-

Hispanic or Latinx	-	-	-	-

Native Hawaiian or Pacific Islander	-	-	-	-

White	3	8	-	-

Two or More Races or Ethnicities	-	-	-	-

LGBTQ+	-	-	-	-

Did Not Disclose Demographic Background	-	-	-	-

Gender

2023 Proxy Statement 9

ITEM 1: ELECTION OF DIRECTORS

DIRECTOR BIOGRAPHIES

The biography of each nominee is set out below and contains information regarding the nominee’s tenure as a director, his or her age, business experience for at least the last five years, other public company directorships held during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should be nominated to serve as a director. Unless otherwise indicated below, each director nominee has served in his or her current position for at least five years.

AGE: 48 DIRECTOR SINCE: 2018 POSITION: Chief Executive Officer of Valley National Bancorp and Valley National Bank, Chairman of the Board

Ira Robbins

Ira Robbins is CEO of the Company and Valley National Bank (the “Bank”) and approaches his role from a unique perspective. He joined Valley in 1996 as part of the Bank’s Management Associate Program and has grown along with the Company. From college student to thought leader, his twenty-plus year career at Valley has seen him through several key positions where his invaluable contributions have helped shape Valley’s growth and success. As CEO, Ira has led Valley into the future while keeping true to the Company’s roots as a local bank. In an ever-evolving digital and mobile world, Ira and the rest of Valley’s leadership team strive to create a stronger, faster, more efficient and more responsive organization. His vision for success is building a purpose-driven organization which includes embracing innovation, being customer-centric, promoting social responsibility, and empowering Valley’s associates.

Ira earned his Bachelor of Science degree in Finance and Economics from Susquehanna University, his MBA in Finance from Pace University and is a graduate of Stonier Graduate School of Banking. He is a Certified Public Accountant in New Jersey and a member of both the New Jersey Society of Certified Public Accountants and the American Institute of Public Accountants.

Ira serves on the board of the American Bankers Association, the New Jersey Bankers Association, the New York Bankers Association and the Federal Home Loan Bank of New York (FHLBNY). He also serves on the board of the Jewish Vocational Service of MetroWest NJ (JVS) and is on the Morris Habitat for Humanity Leadership Council. Ira takes great pride in community outreach and is an active supporter of several other philanthropic organizations in his community as well.

AGE: 69 DIRECTOR SINCE: 1995 POSITION: President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm)

Andrew B. Abramson

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York and is a licensed building contractor in the State of Florida. He is the co-founder and treasurer of the Cure Breast Cancer Foundation, Inc., a 501(c)(3) not-for-profit charity that supports innovation and groundbreaking breast cancer research. Mr. Abramson graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 40 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

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AGE: 67 DIRECTOR SINCE: 2012 POSITION: Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products)

Peter J. Baum

Mr. Baum joined Essex Manufacturing, Inc. in I978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business for over 70 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. He brings over 45 years of business experience, including as a business owner for 25 years, as well as financial experience and expertise to Valley’s Board of Directors. Mr. Baum appears on CNBC (US & Asia) providing commentary on Asia developments.

AGE: 73 DIRECTOR SINCE: 2003 POSITION: Consultant

Eric P. Edelstein

Mr. Edelstein brings in-depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements. With 32 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp. He is also a former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company) and a former Managing Partner at Arthur Andersen LLP (an accounting firm). He was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. Mr. Edelstein received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University.

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AGE: 51 DIRECTOR SINCE: 2023 POSITION: Head of Construction and Real Estate Subdivision, Bank Leumi Le-Israel B.M.

Dafna Landau

Ms. Landau has been the Head of Construction and Real Estate Subdivision for Bank Leumi, the oldest banking corporation in Israel, since 2018. She also serves as the bank’s Chair of the Real Estate Credit Committee for large credit facilities and is a member of the bank’s Supreme Credit Committee. Prior to this role, Ms. Landau served as the Chief Risk Officer at the Bank of Jerusalem from 2017 to 2018. She has also served as the Head of Real Estate Investment and Management for Leumi Partners, the investment arm of Bank Leumi, where she established real estate investment activities in Israel, the U.S. and Europe. Ms. Landau earned a BA in Economics and Management, as well as her MBA in Finance and Marketing, from Tel Aviv University.

AGE: 57 DIRECTOR SINCE: 2007 POSITION: Chief Executive Officer and Chief Financial Officer, Lester M. Entin Associates (a real estate development and management company)

Marc J. Lenner

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With his financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

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AGE: 61 DIRECTOR SINCE: 2020 POSITION: Consultant

Peter V. Maio

Mr. Maio is a former Chief Information Officer at Ally Bank with responsibility for Customer Information & Analytics and Corporate Technology. Prior to joining Ally, he held various technology leadership positions in large financial services companies including CIT, Charles Schwab, and Fidelity Investments. Mr. Maio served on the Board of Advisors of the North Carolina Technology Association from 2015 to 2018.

Mr. Maio holds a Bachelor of Science Degree in Economics from The Wharton School at the University of Pennsylvania and a Masters of Business Administration Degree in Information Systems and International Business from The Stern School of Business at New York University. In 2020, Mr. Maio earned the Computer Emergency Response Team (CERT) Certificate in Cybersecurity Oversight issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

Mr. Maio also volunteers as a member of the Board of Directors of Greater Pike (Pennsylvania) Community Foundation, a not-for-profit institution supporting regional charitable causes.

With more than 35 years of technology experience in financial services firms, Mr. Maio brings to Valley’s Board of Directors in-depth experience in formulating and executing information technology strategy as well as experience of technology solution delivery driven from business-based vision.

AGE: 48 DIRECTOR SINCE: 2022 POSITION: Vice Chairman of the Board

Avner Mendelson

Avner Mendelson joined Valley’s Board of Directors in 2022. Prior to this, he served as President and CEO of Bank Leumi USA from 2013 until its acquisition by Valley in April 2022. Avner was with the Leumi Group since 2007 and during his tenure, he served as Head of Group Strategy and International Operations, as well as Chief of Staff. He also served on Bank Leumi USA’s Board of Directors from 2012 until 2022.

Prior to joining the Leumi Group, Mr. Mendelson was a Senior Consultant with McKinsey & Company in London. Before that, he served in the Israeli Defense Forces for three years.

Mr. Mendelson earned his bachelor’s degree in economics and international relations from The Hebrew University of Jerusalem and his MBA from the Wharton School of Business at the University of Pennsylvania. He serves on the board of UJA, the Board of Regents for the American Friends of The Hebrew University, and the board of the Shefa School.

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AGE: 58 DIRECTOR SINCE: 2007 POSITION: President, First Pioneer Properties, Inc. (a commercial real estate management company)

Suresh L. Sani

As president of First Pioneer Properties, Inc., where Mr. Sani joined in 1989, he is responsible for the acquiring, financing, developing, leasing and managing of real estate assets. He has over 30 years of experience in managing and owning commercial real estate in Valley’s lending market area. Mr. Sani is also a former Real Estate associate at the law firm of Shea & Gould and serves as General Counsel for his business. With that responsibility, Mr. Sani has considerable experience in different areas of law including real estate, tax, land use, government regulatory and labor. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

AGE: 61 DIRECTOR SINCE: 2019 POSITION: Retired co-head of Capital Markets at Keefe, Bruyette & Woods (a financial services oriented investment bank)

Lisa J. Schultz

Ms. Schultz retired as co-head of Capital Markets at Keefe, Bruyette & Woods, a Stifel Company, as of year-end 2018. She joined KBW as part of the merger between Stifel Financial and Keefe, Bruyette. Ms. Schultz joined Stifel as part of the merger between Stifel and Ryan, Beck & Co., where she was the Director of Equity and Fixed Income Capital Markets. During her tenure, she has had primary responsibility for raising billions of dollars of capital for U.S. depository institutions. She started her career at Drexel Burnham Lambert. Ms. Schultz received her Bachelor’s Degree from Simmons College in 1983. With Ms. Schultz’s experience, she brings expertise in strategic positioning, investor perspective, capital alternatives and the financial services markets to Valley’s Board of Directors.

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AGE: 59 DIRECTOR SINCE: 2018 POSITION: President and CEO, Financial Investments Corporation (“FIC”) (a private asset management firm)

Jennifer W. Steans

Ms. Steans is the President and CEO of the private asset management firm, Financial Investments Corporation (“FIC”), where she oversees private equity investments and the Steans Family Office operations. She currently serves as a Director of Valley and was the former Chairman of USAmeriBancorp, Inc. until being acquired by Valley in 2018. Her business affiliations are substantial, also serving as the current Director of Arabella Advisors and Laramar and on the Advisory Board for 5th Century Partners, Prairie Capital, and Siena Capital Partners. She also serves on the Executive Committee of The Commercial Club of Chicago.

Prior to her existing positions, Ms. Steans served as a Director of MB Financial (MBFI), a publicly traded regional bank holding company located in Chicago. She also served as a Director of Cole Taylor Bank and Taylor Capital before being acquired by MBFI. Ms. Steans is active in the nonprofit community, serving on several boards, including Chair of Navy Pier, the past Chair of Ravinia Festival, and the Boards of RUSH University Medical Center and World Business Chicago.

She is also involved in many community organizations and ventures in the Greater Chicago Area.

Ms. Steans brings a strong financial background, experience in risk management, knowledge about banking strategy and a diverse background to Valley’s Board of Directors. She received a bachelor’s degree from Davidson College and her MBA from the Kellogg School of Management at Northwestern University. In 2013, she was named as one of American Banker’s 25 Most Powerful Women in Finance.

AGE: 63 DIRECTOR SINCE: 2012 POSITION: President and Chief Executive Officer of Spiegel Associates (a real estate ownership and development company)

Jeffrey S. Wilks

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, lnc. in January 2012. From 1992 to 1995, he was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior to that, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. He serves on the board of directors of the Museum at Eldridge Street, is a member of the Board of City Parks Foundation and is a member of the board of directors of The Association for a Better Long Island. Mr. Wilks served as Director of the Banking and Finance Committee of the UJA—Federation of New York from 1991 to 2001.

He earned his BSBA in Accounting and Finance from Boston University and brings experience in banking, finance and investments to Valley’s Board of Directors.

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AGE:

54

DIRECTOR SINCE:

2020

POSITION:

Lead Pastor at Bethel Church;
founder and CEO of Crossing
Capital Group (a New Jersey benefit corporation that seeks
to address the structural
inequities in underfinanced
communities by providing a
proprietary approach toward
reimagining physical assets)

Dr. Sidney S. Williams, Jr.

Rev. Dr. Sidney S. Williams, Jr. has more than 30 years of experience in corporate and community development, which enables him to contribute a unique set of experiences and expertise to Valley’s Board of Directors. While working for first-tier investment banks, he participated in over $10 billion in public equity and debt offerings, acquisitions, mergers, joint ventures and intellectual property licensing. His board expertise includes corporate social responsibility (ESG), diversity, equity and inclusion (DEI), audit and investments.

Dr. Williams is a graduate of the Wharton School of Business and completed his undergraduate studies in finance at Howard University. After a brief, but successful, career on Wall Street, Dr. Williams earned a Master of Divinity degree from the Wesley Theological Seminary and subsequently a Doctorate in Ministry degree from Payne Theological Seminary. He has also written dozens of articles and two books - Morning Meditations: 100 Days to Believing You’re Successful and Fishing Differently: Ministry Formation in the Marketplace. He is a highly sought-after speaker for a diverse array of audiences.

In addition to serving as the lead pastor of Bethel Church in Morristown, NJ (a historic African Methodist Episcopal Church) and serving on several non-profit boards, Dr. Williams is also the founder and CEO of Crossing Capital Group (“CCG”), a New Jersey benefit corporation that seeks to address the structural inequities in underfinanced communities by providing a proprietary approach toward reimagining physical assets. With deep expertise in the context, culture and customs of these communities, CCG employs the F.I.S.H.ing Differently framework to advise BIPOC anchor institutions on how to monetize their mission and to collaborate with place-based investors. Crossing Capital Group is focused on areas of impact that align with the United Nations Sustainable Development Goals, including: No Poverty, Zero Hunger, Good Health & Well-being, Quality Education, Gender Equality, and Clean Water & Sanitation.

The Valley Board unanimously recommends a vote “FOR”

the nominated slate of directors.

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Environmental, Social and Governance (ESG) Matters

We are cognizant of our role and impact on society. For several years, we have produced an annual Corporate Social Responsibility (CSR) Report.

In early 2020, senior management, with the backing of our Board of Directors, created our ESG Council to bring together the different departments of our Company to strengthen and give direction to our ESG efforts going forward. An important goal of the ESG Council is to raise awareness throughout our organization of the impact of climate change and collaborate on opportunities to mitigate its effects. The Council’s philosophy remains one of proactivity with a focus on encouraging the build-out of our strong foundation for the promotion of economic and environmental sustainability in all of Valley’s markets.

In December 2021, the ESG Council published its first ESG Report. This report covers 2020 and the first half of 2021, along with some historical information. The report is expected to be released biennially and is accessible online at www.valley.com/esg. In October 2022, Valley released Progressing with Purpose, the Company’s 2021 CSR Report, which highlights the Company’s commitment to helping build stronger communities and to advance its mission to raise awareness of community and social impact. Valley worked to support and strengthen communities through neighborhood-based strategies, loans and products targeted to low-to-moderate income (LMI) individuals, investments, philanthropy, small business, and community development loans totaling over $3 billion in 2021. The annual CSR Report is accessible online at www.valley.com/CSR2021.

In 2022, the ESG Council participated in building the Sustainable Financing Framework for the Company’s $150 million sustainable subordinated notes offering, which closed in September 2022. An amount equal to the net proceeds from this offering is intended to be used to finance or re-finance, in part or in full, new and/or existing social and/or green assets, as set forth in the Sustainable Financing Framework. The Bank also formed the Sustainable Financing Committee to track the execution of proceeds. Additionally, the ESG Council developed a Company-wide ESG video designed to enhance awareness as the Company seeks to ensure that its mission of sustainability is firmly attached to the Company’s brand as well as for recruiting purposes as we have a compelling story to tell.

Our ESG Council reviewed the principles and disclosures of the Sustainability Accounting Standards Board (SASB) for Commercial Banks and the recommendations and supporting disclosures of the Task Force on Climate-Related Financial Disclosures (TCFD) and examined how we could adopt strategies to expand our disclosures and metrics to follow these frameworks.

ESG OVERSIGHT RESPONSIBILITY

The Board has delegated ongoing oversight for our ESG program and strategy to the Nominating Committee. The Compensation Committee and the Risk Committee will also be involved in ESG-related issues that naturally fall within their areas of responsibility. The ESG Council reports ESG activities to the Nominating Committee twice a year. Additionally, the Board receives periodic reports on the progress of CSR and Community Reinvestment activities.

OUR SOCIAL POLICY

Valley recognizes the importance of its relationships with its associates, customers and the communities it serves. Our foundation was built by the strength and depth of relationships with our customers and communities, by being a trusted financial partner, by generating innovative ideas and solutions, advocating for local communities and cultivating an ethical workplace culture. As we navigate the significant challenges facing our country today, we believe that Valley should be part of the solution by harnessing its capabilities to promote inclusive economic opportunity, growth, and positive societal impact. We affirm our role as a responsible corporate citizen by promoting behaviors and actions that cultivate value creation for our associates, our customers, and the communities we serve.

We embrace and value our inclusive culture of belonging that celebrates unique perspectives and experiences. Our work environment remains focused on one guiding principle—we all belong at Valley. This vision drives our Associate Resource Group Program (ARG Program), which is open to every associate, and our Diversity Equity & Inclusion (DEI) Governance Framework. Within this framework, we strive to enhance our ability to bring new ideas to the table, raise new questions, innovate our practices and products, and strengthen our connections with our communities. This structure includes the DEI Leadership Advisory Council, chaired by our CEO, Ira Robbins, which is charged with maintaining Valley’s commitment to DEI and ensuring that these principles are a part of Valley’s business practices and policies.

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ASSOCIATE ENGAGEMENT AND CULTURE MANAGEMENT

Our people continue to be our greatest asset. As an employer of choice, we invest heavily in cultivating an inclusive culture of belonging where authenticity, collaboration, and innovation thrive. Through advances in our workplace initiatives, enhanced communication, and efforts to develop and infuse key talent throughout our Company, we have taken steps to create an engaged and positive culture that supports all our colleagues and customers. We center on the people experience so that we can attract, develop, and retain top-tier talent, which is crucial to Valley’s long-term success and central to our long-term strategy.

We recognize that building an inclusive and high-performing culture requires an engaged workforce where associates are empowered and motivated. We communicate with our associates in several ways, and we seek their input on a variety of subjects through our annual Associate Engagement Survey. In 2022, 81% of our associates participated in our Associate Engagement Survey and 78% stated that they would recommend Valley as a place to work. Our analysis showed significant improvements in our scores across a variety of categories.

Valley’s efforts to promote an inclusive and rewarding culture for our associates include the following:

•

In 2020, we launched the Valley ARG Program with three associate resource groups: BELIEVE (Black Associates Leading in Inclusion Excellence Vision and Empowerment), HOLA (Hispanic Organization for Leadership and Advancement), and WISE (Women Influencing Success and Empowerment). In 2021, we expanded the ARG Program with the launch of three additional groups: the ASIA (Asian Society for Innovation and Advancement) ARG, the PROUD ARG, which focuses on our LGBTQ+ community, and the ABLE ARG, which focuses on the disability community. Our ARGs continue to represent the strength and spirit of Valley by championing an environment in which unique and different experiences and perspectives are encouraged and valued both from an associate and customer perspective.

•

In 2021, we launched our DEI Governance Framework to enhance our ability to bring new ideas to the table, raise new questions, innovate our practices and products, and strengthen our connections with our communities. We are proud to be ranked in the SSGA Gender Diversity Index. The companies in the Index are ranked within each sector by three gender diversity ratios. The SSGA Gender Diversity Index is designed to measure the performance of U.S. large capitalization companies that are gender diverse, which are defined as companies that exhibit gender diversity in their senior leadership positions.

•

We also launched our three-pronged inclusion education program which includes weekly microlessons, live sessions, and individual courses. In 2022, we launched the Jumpstart series which provides an opportunity for our associates to understand our core performance competencies and to discuss how they can develop those competencies for personal career growth.

•

Ira Robbins, our CEO, signed the CEO Action for Diversity and Inclusion in 2020 and pledged to act on supporting more inclusive workplaces. In keeping with the commitments of the CEO Action, which includes creating spaces to have conversations on DEI, our team members piloted a new series called “Perspectives” which allowed associates to discuss a variety of DEI-related topics and engage with each other to share insights and experiences. In 2022, we expanded this pilot into company-wide offerings: the Widening the Lens series and Real Talk sessions which provide associates with live opportunities to both learn about issues affecting our communities and to discuss the experiences of our teammates.

COMMUNITY ENGAGEMENT, INVESTMENT, AND PHILANTHROPY

Community development is the work of building and sustaining communities, which is an integral component of our efforts to foster a culture of service and empowerment and to be a leader in community development lending.

Community development advances people, places, and economies. Our community strategy is aligned with Valley’s foundational pillars: relentless customer focus, deepening relationships, and strengthening our communities. This strategy also aligns with our CSR pillars:

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The following were the focus of our community engagement activities in 2021 and 2022:

Sustainable Subordinated Debt Offering. Most significant in 2022, the Company issued $150 million in “sustainable” subordinated notes. The framework for the deployment of the proceeds of the notes is published on our website at https://www.valley.com/VNB/media/Library/PDFs/VLY6118_Sustainability-Bond-Report-ADA.pdf.

Community Reinvestment Act (CRA). We are proud that Valley received an Outstanding CRA rating from the OCC in 2022 for the years 2019 through 2021, the Bank’s second consecutive Outstanding rating. The CRA requires banks to meet the credit needs of LMI communities in which it operates. The rating is based upon an assessment of three categories: lending, investment, and services. Included in the assessment are bank practices such as mortgage lending, small business lending, community development lending, investments, and services to communities, along with associate community involvement.

Partnership with The Community Preservation Corporation (CPC). In August 2022, we announced a new partnership with CPC to fund up to $100 million in permanent loans that meet various ESG standards such as green building practices and reduced emissions. CPC and Valley are working to intentionally address the impacts of climate change through the mortgage process by targeting developers who are focused on energy efficient projects. In August 2022, we closed our first ESG-linked loan through our new partnership with CPC. The $1.9 million loan was provided to 1 Solstice Lane LLC in Geneva, New York through the CPC’s Sustainable Mortgage Program. 1 Solstice Lane is a 12-unit apartment complex which received multiple sustainable incentives from New York state programs. It has multiple electric vehicle charging stations, is employing highly efficient heat pump systems for heating, cooling and hot water, and has a rooftop solar array sized to cover all electricity used by the building making this project Net Zero Energy.

Regional Community Advisory Boards. In 2022, we remained steadfast in our commitment to engaging with our Regional Community Advisory Boards. Our Advisory Board members provide invaluable insight into the needs of their communities.

Community Investments. In 2021, Valley had investments totaling approximately $300 million across its communities, increasing to over $400 million in such investments in 2022. These investments advance affordable housing, economic development, revitalization/stabilization, and community services goals across the Bank’s communities.

Community Development Lending. We continue to respond to the credit needs of our service areas through community development lending. Our community development lending supports the development and retention of affordable housing, the revitalization/stabilization of LMI areas, organizations that provide community services for LMI individuals and families and promotes economic development. From the beginning of 2021 through 2022, we originated over $2 billion in community development loans.

Small Business Lending. Beginning in 2021 through 2022, we made over 5,000 loans to small businesses and/or in LMI communities excluding Paycheck Protection Program (PPP) loans and similar programs.

Minority- and Women-Owned Business Lending. We sustain nonprofit relationships across our footprint to increase impact and target outreach through collaborations with community development financial institutions and other partners. Prioritizing support for minority- and women-owned businesses helps us make a positive impact on their ability to access economic opportunities.

Bank On Certification. Recognizing the need to deepen outreach and provide safe access and affordable banking services to unbanked and under-banked individuals, we developed and enhanced a specialty checking account so that it aligns with “Bank On” national account standards. Through June 2022, we have facilitated numerous presentations and community outreach with information to further financial literacy and access to banking. These efforts have been effective in providing increased financial capacity benefiting LMI individuals and communities.

Project REACh. We are committed to providing fair and equal access and widespread availability to our banking products. In 2020, we were an early adopter of and joined Project REACh (Roundtable for Economic Access and Change), a program started by the Office of the Comptroller of the Currency (OCC). The goal of the program is to, over time, reduce structural barriers and expand financial access and economic opportunity for millions of underserved individuals and small businesses that are currently unable to fully benefit from our nation’s economy. The program is comprised of leaders from banking, business, technology, and civil rights groups along with community development organizations.

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OUR ENVIRONMENTAL POLICY

We are mindful of the direct environmental impact of our branch and office operations, and we seek to reduce negative impacts where possible. Our future headquarters in Morristown, New Jersey is designed to achieve LEED certification. The building will feature technological advances that include enhanced MERV filtration and UV light purification, solar reflective roofing, low-flow water fixtures, and energy-efficient lighting. We have refurbished select branch offices to reduce energy use and encourage and implement recycling programs. We are in the process of optimizing the square footage of our corporate offices and installing LED lighting in our new and existing facilities. We support flexible work hours where practical, and we have invested in video conferencing technologies and capabilities that allow our associates to work remotely. We are proactively replacing aging HVAC units as they near end of life with newer, greener units that utilize eco-friendly refrigerant when available, utilize less electricity and are more energy efficient.

We are reviewing our credit practices to assess the impact of climate change in our lending activities. We are mindful that changes in our credit policies and practices to reduce and/or manage our exposure to climate related risks should not adversely affect vulnerable communities. For example, we are aware that homes in flood prone locations are more likely to be LMI communities or communities of color. As we review our lending in flood zones to mitigate the impact of climate change on our lending portfolio, we want credit to remain available for the purchase or refinance of homes in those areas.

Additionally, in 2021, we enacted a Level III credit concentration threshold, which limits our lending activities to environmentally sensitive industries to a specified percentage of our capital.

We have revised our credit underwriting technology platforms to facilitate the collection of information on loans we make for renewable energy resources and to facilitate lending to support LEED and other green certified buildings. We reviewed and collected information on the historical investments we made in large renewable energy projects.

We are proud of our current financing of renewable energy businesses. Our customers include a leading finance company for small scale renewable energy products; a minority-owned business that manufactures electrical cable and related equipment in the U.S. for large scale solar and wind turbine projects; and a company that provides major component services for wind turbine installations.

LENDING PROGRAMS

In developing lending programs that support environmental sustainability, we have considered many different programs in differing stages of development. These programs include the following:

PROGRAM SUPPORTING ELECTRIC AND HYBRID VEHICLE FINANCING. In June 2021, our indirect automotive and floor plan finance areas started to provide discounted financing for electric and hybrid consumer vehicles. In 2022, Valley funded 1,178 electric or hybrid vehicles totaling $36.6 million dollars.

TRACKING AND ENCOURAGING CLIMATE MITIGATION LENDING. We manage a robust lending portfolio in both commercial and consumer businesses with a focus on commercial real estate, residential loans, and automobile financing. To reduce carbon emissions and encourage the use of renewable energy resources, we have focused on providing financing within our communities to support positive climate impact goals.

CLIMATE RELATED FINANCIAL RISK

Climate change is one of the world’s most pressing issues. As such, we are committed to understanding how climate change may influence the risks we identify and manage. The use of scenario analysis – in which the resilience of financial institutions is assessed under different hypothetical climate scenarios to better understand climate related risks and impacts – is an emerging tool to assess climate-related financial risks. Through the efforts of Valley’s ESG Council and sub-councils, we are working towards enhancing data capture processes which will aid in the assessment of risks specific to our organization so that we may develop mechanisms to perform scenario analysis. As we work toward fully integrating climate risk into our risk framework, we continue to deploy idiosyncratic operational climate-related risk scenarios that are tailored to the geographic footprints in which we operate, and relevant to our businesses, our risk posture, as well as our funding & capital management practices.

On an annual basis we conduct our annual capital stress test which is an integral component of Valley’s prudent capital management program. Management conducts stress testing using economic scenarios developed by Moody’s Analytics and the Federal Reserve

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Board to stress various types of balance sheet risks that are prominent throughout the banking industry and economic environment. The scenarios use national macroeconomic variables to stress changes in employment, production, inflation, interest rates, real estate pricing, exchange rates, and the stock market. In this manner, the capital stress test is primarily focused on interest rate, credit, and liquidity risk streams. Since the occurrence of extreme weather events, such as hurricanes, floods, and wildfires are agnostic to all types of economic circumstances (good and bad), management also incorporates operational risk scenarios focused on severe weather events as a component of our annual capital stress test. By “layering on” the impacts associated with a hypothetical severe weather-related event during a period of prolonged economic weakness, it thoroughly stresses the resiliency of the organization across all risk streams simultaneously. This type of analysis strengthens our strategic conversations by enabling us to frame and assess the potential range of possible business outcomes and weigh management options for consideration.

Valley’s 2022 Capital Stress Test included an operational risk scenario centered around catastrophic weather events in New York, New Jersey, Florida, and Alabama. The hypothetical scenario we chose this year was related to an extreme weather event taking place in our New York/New Jersey metropolitan and Florida/Alabama areas in a quick succession. Our analysis considered impacts to Valley from a direct impact (e.g., via damage to its real estate holdings), indirect impact (e.g., via damage to its commercial and residential mortgage collateral) as well as staffing and operating losses standpoints. We plan to incorporate new geographic markets (stemming from our recent acquisition of Bank Leumi) into subsequent operational climate-related scenarios.

Going forward, management expects to make meaningful strides towards enhanced data capture so that we may perform scenario analysis to further understand Valley’s exposure to physical and transition risks under different hypothetical climate scenarios. Scenario analysis may be performed in compliance with regulatory guidance or as directed by management. As the OCC, the Federal Reserve Board, and the Federal Deposit Insurance Company have indicated that scenario analysis may be required of banks with assets greater than $100 billion, management is taking steps to prepare for enhanced reporting requirements once we approach the $100 billion threshold.

As we continue to execute our ESG strategy, management expects to be able to capture meaningful data from our climate-related experiences. Meaningful data capture will allow us to better inform our strategic planning efforts, enhance the inputs to our stress testing models to conduct meaningful scenario analysis, as well as improve various other processes across the organization.

Additionally, from a regulatory perspective, we are taking steps to prepare for enhanced reporting requirements. As part of this process, we are exploring various alternatives, such as utility bill payment and management software, to assist with data collection, and we have joined the Risk Management Association’s Regional Climate Risk Consortium for regional banks to understand practices among our peer group.

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Corporate Governance

We are committed to our corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders. Our Board of Directors oversees Valley’s strategic direction and the performance of our business and management. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stakeholders. We have committed to strong governance standards and to transparent financial reporting and effective internal controls. Periodically, these governance practices are reviewed by senior management, legal counsel and the Board.

ENGAGEMENT

Our Board believes engagement with stakeholders enhances transparency and helps us realize our goals.

Management and directors proactively engage with our shareholders throughout the year in a variety of forums. Our interactions cover a broad range of business and governance topics, including strategy and execution, board refreshment, compensation practices, risk oversight, sustainability and culture/human capital. These exchanges with shareholders also provide us with a valuable understanding of our shareholders’ perspectives and meaningful opportunities to share our views with them. A brief description of our shareholder engagement efforts in 2022 is outlined below.

On sustainability matters, we welcome the views of an even broader range of stakeholders who serve as critical partners in identifying our key sustainability areas of impact. We regularly engage with these stakeholders to assure that we understand their vantage points and concerns. This diverse engagement is designed to ensure that we are prioritizing issues that are important to both our stakeholders and our long-term business success. For example, through Valley’s Regional Community Advisory Committees, our CEO and senior executives engage with national consumer policy groups to discuss issues related to Valley’s products, policies, customer-facing practices, communications and public policy issues. We also engage with organizations on environmental and social issues and provide philanthropic support to a broad range of nonprofit organizations that work on issues that are important to Valley. Management shares insights and feedback from these relationships and engagements with the Board.

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Our Board and senior management are committed to maintaining a strong corporate culture that instills and enhances a sense of purpose, participation and personal accountability on the part of all of Valley’s employees. Senior management, including our CEO, holds virtual “town halls” with our employees on a regular basis.

Our Board and senior leaders commit significant time meeting with our regulators. Frequent interaction helps us learn firsthand from regulators about matters of importance to them and their expectations of us. It also gives the Board and management a forum for keeping our regulators well-informed about Valley’s performance and business practices.

SHAREHOLDER RIGHTS

Valley’s Certificate of Incorporation and By-Laws provide shareholders with important rights, including:

•	Majority voting for directors with resignation policy in uncontested elections

•	Shareholders continuously holding at least 25% of outstanding common stock for a period of at least one year may call a special meeting

•	Proxy access for shareholders holding 3% of outstanding common stock for three years
•	No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

•	No shareholder rights plan (commonly referred to as a “poison pill”)

CODE OF CONDUCT

Employees are trained annually on our Code of Conduct and Ethics (the “Code”) and are required to speak up about misconduct and report suspected or known violations of the Code, or any law or regulation applicable to Valley’s business. We also provide procedures regarding the review and treatment of employee-initiated complaints, including the proper escalation of suspected or known violations of the Code, other Valley policy or the law. The Code prohibits retaliation against anyone who in good faith raises an issue or concern.

Employees can report any known or suspected violations of the Code in person or via the Ethics Hotline. The Hotline is anonymous and is maintained by an outside service provider.

Suspected violations of the Code, other Valley policy or the law are investigated by Valley and may result in an employee being cleared of the suspected violation or in an escalating range of actions, including termination of employment, depending upon the facts and circumstances. The Ethics Officer reports quarterly to the Audit Committee on ethics complaints from all sources.

As described below under “Code of Conduct and Ethics and Corporate Governance Guidelines,” the Code also meets the definition of “code of ethics” under Nasdaq and SEC rules and applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our directors, officers and employees.

SUPPLIER CODE OF CONDUCT

Suppliers are expected to have high standards of business conduct, integrity, and adherence to the law. The Third Party Code of Conduct and Ethics (the “Third Party Code of Conduct”) applies to our suppliers, vendors, consultants, contractors, and other third parties working on behalf of Valley. The Third Party Code of Conduct communicates our expectations on a range of issues, including our suppliers’ responsibility to comply with laws and regulations and Valley’s obligations to its customers. The Third Party Code of Conduct is available under the Investor Relations section of our website at valley.com/why-vnb/company-information/valley-charters/third-party-code-of-conduct-and-ethics.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

Independent Oversight Structure. Our Board believes that an independent oversight function is a foundation of good corporate governance. Since 2014, we have utilized an Independent Lead Director to assure that the Board had independent leadership. We realize that some companies utilize an independent chairperson and others an Independent Lead Director or presiding director. We also believe the structure of independent leadership should be examined regularly.

Risk Oversight. Our Board is currently comprised of 13 directors, of whom 11 are independent under Nasdaq guidelines. The Board has three standing independent committees with separate chairpersons—an Audit Committee, a Nominating Committee, and a

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Compensation Committee. We also have a Risk Committee with an independent chair, which is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial statement risk exposures and our full Board regularly engages in discussions of risk management and receives reports on risk factors from our executive management, other Company officers and the chair of the Risk Committee. In June 2022, a Cyber and Technology Subcommittee of the Risk Committee was formed for the purpose of providing risk oversight of cyber, cybersecurity and technology initiatives. Further, we have a Chief Compliance Officer who reports to the Chief Risk Officer.

Lead Director. The Board created the position of Independent Lead Director in 2014. In accordance with our Corporate Governance Guidelines, our independent directors elect the Independent Lead Director annually from among our independent directors. The position is filled unless the Chairman is an independent director (presently not the case). In 2022, Mr. Eric P. Edelstein was elected as Independent Lead Director and was reelected to the role in January 2023. Our non-management directors meet in executive session after every regular Board meeting. These meetings are chaired by Mr. Eric P. Edelstein in his role as Independent Lead Director. As provided in the Corporate Governance Guidelines, the Independent Lead Director, among other things:

•	Has the responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

•	Has the authority to call meetings of independent directors and non-management directors (including meetings not in connection with regular board meetings) and preside at all executive sessions of independent and non-management directors;

•	Establishes the agenda for all meetings and executive sessions of the independent directors and non-management directors, with input from other directors;
•	Has the authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

•	Serves as a liaison between the CEO and the independent and non-management directors and assists the CEO and/ or chairperson with establishing meeting agendas and meeting schedules and assuring sufficient time for discussion of agenda items;

•	Leads the independent director assessment of the CEO; and

•	Is appointed annually by the independent directors.

Chairman/CEO Decision for 2023. For 2023, the Board determined to continue to combine the Chairman and CEO positions. Considering the performance of Mr. Robbins since he was appointed CEO, the Board believed that electing him as Chairman was appropriate. As explained previously, the Board believes that independent Board leadership is provided by the Independent Lead Director in light of the position’s authority, responsibilities, and duties.

Annual Meeting Attendance. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2022, all directors attended our virtual annual meeting and were available to answer questions.

OUR HEDGING POLICY

We adopted a policy that prohibits all hedging of Valley equity securities for directors, executives and officers with the title of First Senior Vice President and above. While there is no prohibition against employees who do not hold the title of First Senior Vice President or above hedging equity securities, these employees are prohibited from trading Valley securities while in possession of material non-public information. The anti-hedging policies are described below.

Short Sales. Directors and officers at the level of First Senior Vice President and above may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Directors and officers at the level of First Senior Vice President and above may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors and officers at the level of First Senior Vice President and above also may not engage in such transactions privately.

Hedging Transactions. Directors and officers at the level of First Senior Vice President and above are prohibited from entering into hedging transactions or similar arrangements that are designed to hedge or offset any decrease in the market value of Company securities, such as equity swaps, collars, exchange funds and forward sale contracts. These hedging transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

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OUR PLEDGING POLICY

Directors and executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan. If executive officers have Company stock pledged when they join the Company or become executive officers, or if directors have Company stock pledged when they join the Board, they are required to report this to the Company’s Chief Financial Officer and are required to unwind the pledging as promptly as possible but in any event within three years. The Nominating Committee upon request may exempt some or all of the pledged shares from this requirement in its discretion if the shares were pledged before the director or executive officer held that position. The prohibition on pledging securities applies to directors, executive officers, their spouses, children who share such person’s home and trusts if the director or executive officer is the trustee and sole beneficiary.

In January 2020, at the request of Ms. Steans, the Nominating Committee allowed her to continue pledging the shares she owned which were pledged at the time she became a director. The Committee considered the fact that she and her husband owned shares which were pledged while she was the Chair of USAmeriBancorp, Inc., which merged with Valley in 2018. Pursuant to the terms of the merger, these shares were converted to Valley shares. Shares Ms. Steans or her husband acquire after she became a director of Valley may not be pledged.

Joseph Chillura, who was the President and CEO of USAmeriBancorp, Inc., became an executive officer of Valley in 2020 and the Nominating Committee allowed him to continue to pledge the shares he owned at the time he became an executive officer. Shares Mr. Chillura or his wife acquire after he became an executive officer may not be pledged.

Except for Ms. Steans and Mr. Chillura, no executive officers or directors have any pledged shares covered by the Company’s pledging policy.

POLITICAL CONTRIBUTION POLICY

Valley, like all national banks, is prohibited by law from making contributions to candidates in federal, state and local elections. We apply the policy to our holding company and our subsidiaries. Valley does not contribute corporate funds to independent expenditure committees.

Valley belongs to national trade associations, state banking associations and local chambers of commerce that represent the interests of both the financial services industry and the broader business community. These organizations work to represent the industry and advocate on major public policy issues of importance to Valley and the communities we serve.

PRIVATE AIRCRAFT TRAVEL POLICY

In 2020, the Board adopted a Private Aircraft Travel Policy (Aircraft Policy) to govern and provide for the use of private aircraft by our CEO, CFO and President and Chief Banking Officer. In 2020, the Board determined that private travel is appropriate for the travel required of our executives in light of our expanded footprint and was necessary from a health perspective during the ongoing COVID-19 public health emergency. In 2021, the Board determined that the business use of private aircraft was necessary after the COVID-19 public health emergency ended for reasons of safety, efficiency and offering a private work environment.

Under the terms of this policy, those specified Valley officers may utilize the private jet arrangement for individual business travel. Other executives may travel with them under appropriate health conditions subject to approval by the CEO. The CEO may request that other senior executives be added as authorized users under the Aircraft Policy. Consideration will be given to succession planning when determining which authorized users are approved to travel together on the same private plane.

Only business travel for our executives is authorized under the Aircraft Policy. On occasion, our executive officers, while traveling for business, may be accompanied by family members or executives traveling for personal reasons. For each such incidental traveler, Valley requires the executive to pay an amount equal to the cost of one way first class commercial airfare to the destination, but no less than $750, plus any incremental cost incurred by Valley.

DIRECTOR INDEPENDENCE

The Board has determined that 11 of our current directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” for purposes of the independence standards of Nasdaq, that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and that all of the

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members of the Compensation Committee meet heightened independence standards under Nasdaq and SEC rules. The Board based these determinations on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors currently are: Andrew B. Abramson, Peter J. Baum, Eric P. Edelstein, Dafna Landau, Marc J. Lenner, Peter V. Maio, Suresh L. Sani, Lisa Schultz, Jennifer W. Steans, Jeffrey S. Wilks and Dr. Sidney S. Williams, Jr.

With respect to Mr. Wilks, in determining that he was independent, the Board recognized that his spouse benefits from leasing a branch to the Bank. As set forth in the section “Certain Transactions with Management,” the annual lease payments are made to a limited partnership from which Mr. Wilks’ spouse benefits. The limited partnership is part of a much larger entity from which Mr. Wilks’ spouse also benefits. The lease payments are less than 1/2 of 1% of the annual gross revenue of the larger organization. The annual lease payments are $190,000 a year, with no additional payments due from the Bank for real estate taxes, insurance or parking lot maintenance. This payment has remained fixed since Valley acquired the branch in a merger in 2011 and no annual increases are built in. Based upon these factors, the Nominating Committee and the Board reached the judgment that because the lease transaction was de minimis to Mr. Wilks, Mr. Wilks was “independent.” The Board has engaged with institutional shareholders and while these shareholders viewed the interest as de minimis, we were advised that even such a de minimis interest was not advisable for a member of the Audit Committee and as a result Mr. Wilks does not serve on the Audit Committee.

With respect to Ms. Landau, in determining that she is independent, the Board recognized that she is affiliated with BLITA, which owns approximately 14.2% of Valley’s common stock and has entered into certain agreements with Valley as described below.

In connection with our acquisition of Bank Leumi USA, Valley and BLITA entered into an Investor Rights Agreement, which provides that, (i) for so long as BLITA holds a number of shares of Valley common stock greater than or equal to 12.5% of the shares of Valley common stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate two directors to each of the Valley Board and the Bank Board (currently Ms. Landau and Mr. Mendelson) and (ii) for so long as BLITA holds a number of shares of Valley common stock greater than or equal to 5.0% of the shares of Valley common stock issued and outstanding as of immediately following (and giving effect to) the merger, BLITA will have the right to designate one director to each of the Valley Board and the Bank Board. BLITA designees must meet the director qualification and eligibility criteria of the Nominating Committee of the Valley Board applicable generally to members of the Valley Board and Valley Board nominees and be approved by the Nominating Committee. In addition, for so long as at least one BLITA designee is serving on the Valley and Bank Boards, one BLITA designee will be entitled to serve on the Executive Committee, the Nominating Committee, the Risk Committee and the Investment Committee.

The Investor Rights Agreement also provides that, from April 1, 2022 until (i) BLITA ceases to own at least 12.5% of Valley’s outstanding common stock and (ii) BLITA terminates its obligation to own Valley common stock under the Investors Rights Agreement, BLITA is entitled to designate one Individual to be a non-voting observer on the Valley Board and Bank Board. Subject to certain exceptions, during such period as BLITA is entitled to designate a director to the Valley Board, (i) with respect to certain specified matters, BLITA will vote its shares of Valley common stock in accordance with the recommendation of the Valley Board and (ii) BLITA will be subject to certain standstill restrictions. The Investor Rights Agreement further provides that BLITA will be entitled to certain registration rights and certain preemptive rights with respect to certain issuances by Valley of Valley common stock.

Valley and BLITA also entered into a Business Cooperation Agreement whereby the parties agreed to certain understandings regarding business cooperation matters. This agreement is discussed further under the heading “Certain Transactions with Management.”

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company falls within these categories is independent:

•	A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;
•	A deposit, trust, insurance brokerage, investment advisory, or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

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•	The employment by Valley or its subsidiaries of any immediate family member of the director if the family member serves below the level of a senior vice president;

•	Annual contributions by Valley or its subsidiaries to any charity for which a director or his or her spouse serves on the board if the contributions do not exceed the greater of (i) $60,000 or (ii) 5% of the charity’s annual revenues in the calendar year;

•	Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

•	Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories together with contributions to charitable organizations on which the director or his spouse served as a director, and the information set forth under “Certain Transactions with Management,” for each director it determined was independent:

Name	Loans*	Trust Services / Assets Under Management	Banking Relationship with VNB	Professional Services to Valley

Andrew B. Abramson**	Commercial and Residential Mortgages, Personal and Commercial Line of Credit	None	Checking, Savings, Certificate of Deposit	None

Peter J. Baum	Commercial Mortgage	None	Checking	None

Eric P. Edelstein	Residential Mortgage	None	Checking	None

Dafna Landau	None	None	None	None

Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None

Peter V. Maio	None	None	Checking, Certificate of Deposit, Money Market	None

Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None

Lisa J. Schultz	None	None	Checking, Money Market	None

Jennifer W. Steans	None	None	Certificate of Deposit, Money Market	None

Jeffrey S. Wilks	Commercial Mortgage, Personal Line of Credit	None	Checking	None

Dr. Sidney S. Williams, Jr.**	None	None	Checking	None

*	In compliance with Regulation O.

**	The Board also considered charitable contributions to entities with which the director is affiliated.

EXECUTIVE SESSIONS OF INDEPENDENT AND NON-MANAGEMENT DIRECTORS

Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors. The Board holds an executive session at least once a year with only independent directors and holds an executive session with non-management directors after each regular Board meeting and also holds separate meetings periodically during the year. In each instance the Independent Lead Director is the presiding director for the session.

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SHAREHOLDERS’ AND INTERESTED PARTIES’ COMMUNICATIONS WITH DIRECTORS

The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the Independent Lead Director of the Board:

•	Shareholders or interested parties wishing to communicate with the Board of Directors, the non-management or independent directors, or with the Independent Lead Director should send any communication to Valley National Bancorp, Corporate Secretary, at 1455 Valley Road, Wayne, NJ 07470. Any such communication should state the number of shares owned by the shareholder.

•	The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman or to the Independent Lead Director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS

In 2022, the Board of Directors maintained an Audit Committee, a Nominating, Governance and Corporate Sustainability Committee, and a Compensation and Human Capital Management Committee. Only independent directors serve on these committees. In addition to these committees, the Company and the Bank also maintain several committees to oversee areas of Valley’s operations. These include a Risk Committee, a Cyber and Technology Subcommittee, an Investment Committee, and an Executive Committee.

Each director attended at least 92% of the meetings of the Board of Directors and of each committee on which he or she served during the year ended December 31, 2022. Our Board met 9 times during 2022.

The following table presents 2022 membership information for each of our Audit, Nominating, Compensation and Risk Committees and the number of meetings held by each committee during 2022.

Name	Audit	Nominating, Governance and Corporate Sustainability	Compensation and Human Capital Management	Risk

Andrew B. Abramson		X	X

Ronen Agassi+		X

Peter J. Baum	X			X

Eric P. Edelstein	(Chair)		X

Marc J. Lenner		(Chair)	X

Peter V. Maio	X			X

Avner Mendelson				X

Suresh L. Sani		X	(Chair)

Lisa J. Schultz		X		(Chair)

Jennifer W. Steans	X		X

Jeffrey S. Wilks		X		X

Dr. Sidney S. Williams, Jr.	X			X

2022 Number of Meetings*	5	5	5	4

*	Includes telephonic meetings.

+	Following Mr. Agassi’s departure from the Board, Ms. Landau replaced him on the Nominating, Governance and Corporate Sustainability Committee effective February 28, 2023.

Audit Committee

The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by Nasdaq. The Board of Directors has also determined that Mr. Edelstein and Ms. Steans meet the SEC criteria of an “Audit Committee Financial Expert.” The Committee charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our

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independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year- end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;
•	Considering the independence of Valley’s independent registered public accounting firm;

•	Overseeing the internal audit function;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

•	Reporting to the full Board on significant matters coming to the attention of the Audit Committee.

Nominating, Governance and Corporate Sustainability Committee

The Nominating Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Valley, considers the composition of the Board, and recommends committee assignments. The Nominating Committee also reviews and as appropriate approves all related party transactions in accordance with our related party transaction policy. The Nominating Committee is responsible for approving and recommending to the Board our Corporate Governance Guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on Board members serving on other boards of directors;
•	Director access to management and records;

•	Criteria for the annual self-assessment of the Board, and its effectiveness; and

•	Responsibilities of the Independent Lead Director.

The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates and also oversees our ESG Council and ESG programs.

Compensation and Human Capital Management Committee

The Compensation Committee determines CEO compensation, recommends to the Board compensation levels for directors and sets compensation for NEOs and other executive officers. It also administers the 2021 Incentive Compensation Plan and makes awards pursuant to that plan, and will administer and make awards under our 2023 Incentive Compensation Plan if it is approved by shareholders.

In January 2023, in undertaking its responsibilities, the Compensation Committee received from the CEO recommendations (except those that relate to his own compensation) for salary, cash bonus, and equity awards for NEOs and other executive officers. After considering the possible payments and discussing the recommendations with the CEO, and reviewing data provided by its compensation consultant, in February 2023, the Compensation Committee approved the compensation of executive officers, other than the CEO. The Compensation Committee met in executive session with its compensation consultant and legal advisors without the CEO to decide on all elements of the CEO’s compensation, including salary, cash bonus and equity awards.

For stock awards to employees other than executives, a block of shares is allocated by the Compensation Committee. The individual awards are then allocated by the CEO and his executive staff to these non-executive officers and employees. Under authority delegated by the Compensation Committee, during the year, our CEO is authorized, within certain numerical limits, to make stock awards in specific circumstances including the following: special incentive awards for non-officers, retention awards, awards to new employees and grants on completion of advanced degrees.

Stock awards not specifically approved in advance by the Compensation Committee, but awarded under the authority delegated, are reported to the Compensation Committee at its next meeting at which time the Compensation Committee ratifies the action taken.

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Risk Committee

The Risk Committee is responsible for:

•	Assisting our Board with oversight of the Company’s enterprise-wide risk management framework, including policies and practices established by management to identify, assess, measure and manage key risks facing the Company across all of the Company’s eight risk categories: strategic, compliance, operational, reputation, legal, credit, market, and liquidity risk;

•	Discussing with management the enterprise’s risk appetite and tolerance, and at least annually recommending to the full Board the statement of risk appetite and tolerance to be communicated throughout the Company;

•	Reviewing and approving annually the credit review plans and policies, and any significant changes to such plans, as appropriate;
•	Reviewing and recommending to the Board the Company’s liquidity risk tolerance at least annually, taking into account the Company’s capital structure, risk profile, complexity, activities and size. Senior management reports to the Risk Committee regarding the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly; and

•	Overseeing the Company’s cybersecurity risk profile, top cybersecurity risks, enterprise cybersecurity program, customer privacy and key enterprise cybersecurity initiatives.

The Risk Committee includes Peter V. Maio, who has significant information security expertise. The Risk Committee oversees the assessment of cybersecurity risks associated with our vendors and our own system, including conducting phishing training exercises.

COMPENSATION CONSULTANTS

In 2022, the Compensation Committee engaged Fredric W. Cook & Co. (“FW Cook”) as its compensation consultant. FW Cook was engaged to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Compensation Committee upon the recommendation of FW Cook and in relation to this data, provide an overview and comments on Valley’s executive compensation as well as director compensation. Also, FW Cook was requested to provide information relating to market trends in executive compensation matters. FW Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

COMPENSATION AND RISK MANAGEMENT

Our Chief Risk Officer evaluated all incentive-based compensation for employees of the Company and reported to the Compensation Committee that none of our incentive-based awards individually, or taken together, was reasonably likely to have a material adverse effect on Valley. None of the compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation Committee accepted the Chief Risk Officer’s report.

COMMITTEE CHARTERS

The Audit Committee, Nominating Committee and Compensation Committee each operate pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valley.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS

Nominations of directors for election may be made at an annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors by our Board of Directors, or, as described in more detail below, by a shareholder of the Company who meets the eligibility and notice requirements set forth in our By-Laws.

Shareholder Nominations Not for Inclusion in our Proxy Statement. Under our By-Laws, to be eligible to submit a director nomination not for inclusion in our proxy materials but instead to be presented directly at the annual meeting, the shareholder must be a shareholder of record on both (i) the date the shareholder submits the notice of the director nomination to the Company and (ii) the record date for the annual meeting. The notice must be in proper written form and be timely received by the Company. To be in proper written form, the notice must meet all of the requirements specified in Article I, Section 3 of our By-Laws, including specified information regarding the shareholder making the nomination and the proposed nominee. To be timely for our 2024 annual meeting,

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the notice must be received by our Corporate Secretary at our Morristown, New Jersey office, to be located at 123 Speedwell Avenue, Morristown, NJ 07960, no later than December 27, 2023 nor earlier than November 27, 2023. If the 2024 annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2023 annual meeting date, notice will be timely if it is received by the Corporate Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.

In addition, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than February 26, 2024.

Shareholder Nominations for Inclusion in our Proxy Statement. Our By-Laws provide that if certain requirements are met, an eligible shareholder or group of eligible shareholders may include their director nominees in the Company’s annual meeting proxy materials. This is commonly referred to as proxy access. The proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include director nominees in our proxy materials must own 3% or more of our outstanding common stock continuously for at least three years. The number of proxy access nominees appearing in any annual meeting proxy statement cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of proxy access nominees would be the closest whole number below 20%. A nominee who is included in our proxy materials but withdraws from or becomes ineligible or unavailable for election at the annual meeting, or does not receive at least 25% of the votes cast for his or her election, will not be eligible for nomination by a shareholder for the next two annual meetings. The nominating shareholder or group of shareholders also must deliver the information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws.

Requests to include director nominees in our proxy materials for our 2024 annual meeting must be received by our Corporate Secretary at our Morristown, New Jersey office, to be located at 123 Speedwell Avenue, Morristown, NJ 07960, no earlier than October 12, 2023 and no later than November 11, 2023. If the 2024 annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2023 annual meeting date, notice will be timely if it is received by the Corporate Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.

Director Qualifications. The Board of Directors has established criteria for members of the Board. The Board may waive one or more of these requirements in connection with a director joining the Board through an acquisition. The Board granted a waiver of certain conditions (including U.S. citizenship) for Ms. Landau and Mr. Mendelson, as well as for Mr. Agassi during his time on the Board. The director criteria include:

•	The maximum age for an individual to join the Board is age 65, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management, or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•	A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will sufficiently benefit the Company;

•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	A majority of the Board members must maintain their principal residences in the states in which the Bank has branch offices or within 100 miles from the Bank’s principal office;
•	Except with the approval of the Nominating Committee for good cause shown, each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or held jointly with the director’s spouse) and none of these 20,000 shares may be pledged or hypothecated;

•	Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member is expected to be above reproach in his or her personal and professional lives and his or her financial dealings with Valley, the Bank and the community;

•	If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files

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ITEM 1: ELECTION OF DIRECTORS

for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard and not repaid within six months, the Board may ask the director to resign;

•	No Board member may serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Board members should understand basic financial principles and represent a variety of areas of expertise and diversity in personal and professional backgrounds and experiences;

•	Each Board member should be an advocate for the Bank within the community; and

•	To the extent it is convenient, it is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

In addition to the above qualifications, the following factors are also considered by the Nominating Committee when evaluating director candidates:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	Whether the candidate would be considered a financial expert or financially literate as described in SEC and Nasdaq rules;

•	Whether the candidate would be considered independent under Nasdaq rules;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

As discussed above under “Item 1—Election of Directors—Director Information—Board Selection,” diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

Shareholder Recommendations for Director Candidates. The Nominating Committee has adopted a policy regarding director candidates recommended by shareholders. The Nominating Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no earlier than 180 days and no later than 150 days prior to the anniversary of the date of the preceding year’s mailing of the proxy statement for the annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2024, we must receive this notice on or after September 12, 2023 and on or before October 12, 2023. The Nominating Committee will evaluate shareholder-recommended director candidates using the same criteria and standards as described above.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed on our website at www.valley.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver of provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer or any other executive officer or a director on that website.

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available on our website at www.valley.com/charters.

2023 Proxy Statement 32

ITEM 1: ELECTION OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Andrew B. Abramson, Eric P. Edelstein, Marc J. Lenner, Suresh L. Sani and Jennifer W. Steans. None of the members of the Compensation Committee or their affiliates, and none of the Company’s executive officers, have engaged in transactions or relationships required to be reported under the compensation committee interlock rules promulgated by the SEC.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Our related party transactions in which Valley or any of its subsidiaries is a participant and in which a 5% holder of our common stock (including BLITA), an executive officer, or a director (or an immediate family member of such a person or a company controlled by such a person or in which such a person has a substantial ownership interest) (collectively “insiders”) has a material interest are governed by our written related party transaction policy. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions. Insiders may use Valley’s services or may provide services to Valley, as we expect our directors and officers to use the services of Valley National Bank.

With respect to the use of the Bank’s services by insiders (including holders of 10% or more of our common stock), loans to insiders by the Bank are governed by Regulation O. Regulation O requires that such loans: (i) be made on the same or substantially similar terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable loans to third parties, and (ii) not involve more than the normal risk of collectability. Regulation O also requires that such loans be approved by a majority of the directors with the director who is the borrower, or related to the borrower, not present or voting.

With respect to other Bank services provided to insiders, those services are provided on the same terms and conditions as provided to third parties, with no Board approval required.

With respect to insiders providing products or services, these transactions are subject to the related party transaction policy. Under the related party transaction policy, transactions are referred for review and approval to the Nominating Committee. If the transaction presents a continuing relationship the activity is reviewed and, if appropriate, approved by the Committee. If the transaction is new, the Committee is charged with reviewing it and approving it if it is believed to be in the best interests of Valley. If a transaction is not approved, the services offered will not be used. If an ongoing transaction fails to be ratified it will, if possible, be cancelled in accordance with any contractual rights. The Audit Committee oversees compliance with the related party transaction policy.

The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans: (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

The following payments were approved under our related party transaction policy.

•

In 2011, Valley acquired State Bancorp, Inc. At the time of acquisition, State Bancorp leased a branch located in Westbury, New York. In connection with the acquisition of State Bancorp, the Boards of State Bancorp and Valley agreed that Mr. Wilks was to be elected to the Board of Valley National Bancorp. In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for the Westbury, New York branch. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice. The lease payments are made to a limited partnership from which Mr. Wilks’ spouse benefits. The limited partnership is part of a much larger entity from which Mr. Wilks’ wife also benefits. Valley’s lease payments in 2022 represented less than 1/2 of 1% of the annual gross revenue of the larger organization.

•

Valley has always welcomed as new employees qualified relatives of our current employees. Currently, a number of our employees have relatives who also work for Valley. Valley employs the brother of Joseph Chillura, an executive officer of Valley, who in 2022 earned a salary of $325,000 plus a discretionary bonus and equity award.

•

In connection with Valley’s acquisition of Bank Leumi USA, Valley and BLITA entered into a Business Cooperation Agreement dated as of April 1, 2022 (the “Cooperation Agreement”), pursuant to which Valley agreed to offer BLITA the opportunity to participate in committed commercial loans made by Valley and its subsidiaries. The Cooperation Agreement provides that the terms for all such loan participations will be on a commercial, arms-length basis. From April 1, 2022 to February 28, 2023, BLITA purchased participation interests in 21 loans with aggregate commitments of $1.4 billion; BLITA’s share of such

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ITEM 1: ELECTION OF DIRECTORS

aggregate commitments is $587 million, or 42%, with BLITA’s participation interests ranging from 27.6% to 56.9%. The Nominating Committee established a maximum aggregate counterparty exposure of $1.75 billion for all loans in which BLITA participates with Valley.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC by certain deadlines. We believe all our directors and executive officers timely complied with their Section 16(a) reporting requirements in 2022.

COMPENSATION OF DIRECTORS

The total 2022 compensation of our non-employee directors is shown in the following table. Each of these compensation components is described in detail below. Dafna Landau is not reflected in the table as she was not appointed as a member of our Board until February 2023.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Andrew B. Abramson(1)	$101,500	$70,000	—	$1,990	$173,490

Ronen Agassi	62,000	70,000	—	1,990	133,990

Peter J. Baum	90,500	70,000	—	1,990	162,490

Eric P. Edelstein(1)	146,500	70,000	—	1,990	218,490

Marc J. Lenner(1)	109,000	70,000	—	1,990	180,990

Peter V. Maio	105,167	70,000	—	1,990	177,157

Avner Mendelson	64,500	70,000	—	737,782	872,282

Suresh L. Sani(1)	109,000	70,000	—	1,990	180,990

Lisa J. Schultz(1)	113,000	70,000	—	1,990	184,990

Jennifer W. Steans	89,000	70,000	—	1,990	160,990

Jeffrey S. Wilks	101,500	70,000	—	1,990	173,490

Dr. Sidney S. Williams, Jr.	90,500	70,000	—	1,990	162,490

(1)	Independent Lead Director or Committee Chairman (see Committees of the Board of Directors; Board of Directors Meetings on page 28 in this Proxy Statement).

(2)

Each non-employee director received a $70,000 restricted stock unit (“RSU”) award as part of their annual retainer, granted on the date of the annual shareholders’ meeting. The number of RSUs was determined using the closing market price on the date prior to grant and vest on the earlier of the next annual shareholders’ meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, but not resignation from the Board. Mr. Agassi’s RSU award was forfeited upon his resignation from the Board becoming effective.

(3)

Represents the change in the present value of pension benefits for 2022 under the Directors Retirement Plan considering the age of each director, a present value factor, an interest discount factor and time remaining until retirement. As disclosed below, the Board of Directors retirement plan was frozen for purposes of benefit accrual in 2013. The annual change in the present value of the accumulated benefits of Messrs. Abramson, Baum, Edelstein, Lenner, Sani, and Wilks was a net decrease of $56,511, $6,720, $18,530, $25,417, $25,106, and $7,520 from the present value reported as of December 31, 2021, respectively; therefore the amount reported would be zero. The decrease in the present value of the accumulated benefits as of December 31, 2022 is attributable to the increase in the discount rate from 2.85% to 5.21%.

(4)

For each director, this column reflects deferred cash dividends in the amount of $1,990 earned in 2022 on the restricted stock that is part of the director’s annual retainer, granted on the date of the annual shareholders’ meeting. For Mr. Mendelson, this amount also reflects payments pursuant to his consulting agreement with Valley, as described below under “Mendelson Consulting Agreement.”

ANNUAL BOARD RETAINER

Currently, non-employee directors receive an annual cash retainer of $50,000 per year, paid quarterly. Additionally, effective at the 2022 Annual Meeting, non-employee directors were granted an equity award of $70,000.

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ITEM 1: ELECTION OF DIRECTORS

In January 2023, based upon the recommendation of its compensation consultant, the Compensation Committee recommended and the Board approved the following changes to the non-employee director compensation program, effective at the 2023 Annual Meeting:

•	Board and committee meeting fees were discontinued, and the annual cash retainer was increased from $50,000 to $90,000.

•	The annual RSU award was increased from $70,000 to $85,000.

BOARD MEETING FEES

Currently, non-employee directors also receive a Board meeting fee of $2,000 for each meeting of Valley and the Bank combined attended in person, by video conference or conference call. Non-employee directors also received $2,000 for attendance at the Board’s annual organization meeting. This year the Board also had two strategic planning meetings, each of which stretched over two days, for which each non-employee director received $1,500. As described above, effective at the 2023 Annual Meeting, meeting fees will no longer be paid.

BOARD COMMITTEE FEES AND COMMITTEE CHAIR RETAINER

Each of the Chairs of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee receives an annual retainer of $20,000. The Independent Lead Director receives an annual retainer of $50,000. These retainers are to recognize the extensive time that is devoted to serve as Committee Chair or Independent Lead Director and to attend to committee matters, including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All non-management directors are paid $1,500 for attending each meeting of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee. As described above, effective at the 2023 Annual Meeting, Meeting fees will no longer be paid.

The Company and the Bank also have a number of committees in addition to Audit, Compensation, Nominating and Risk. These additional committees generally deal with oversight of various operating matters. These committee chairs receive a retainer of $20,000, with the exception of the Executive Committee chair who receives no additional retainer. In January 2023, the retainer paid to the chair of the Investment Committee was also increased to $20,000. There is currently an attendance fee of $1,500 for each committee meeting, but as described above, these meeting fees will no longer be paid effective as of the 2023 Annual Meeting.

DIRECTOR EQUITY AWARDS

After our 2022 Annual Meeting, each non-management director received a $70,000 RSU award as part of their annual retainer. The RSUs were granted on the date of the Annual Meeting, with the number of RSUs determined using the closing market price on the date prior to grant. The RSUs vest on the earlier of the next annual meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, retirement (age 65 with 5 years of service) but not resignation from the Board. As described above, the annual RSU award was increased from $70,000 to $85,000, effective at the 2023 Annual Meeting, which would position total director compensation at the median relative to the peer group.

ANNUAL LIMIT ON DIRECTOR COMPENSATION

Our 2021 Incentive Compensation Plan (the “2021 Plan”) provided for our non-employee directors to be eligible recipients of equity awards with an overall annual limit of $500,000 on the total value of equity awards plus annual cash fees. The same limit is included in our 2023 Incentive Compensation Plan, which will become effective if approved by our shareholders at the 2023 Annual Meeting.

DIRECTORS RETIREMENT PLAN

We maintain a retirement plan for non-employee directors which was frozen to new participants and for additional benefit accruals in 2013. The plan provides 10 years of annual benefits to participating directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. The annual benefit is equal to the director’s years of service through December 31, 2013, multiplied by 5%, multiplied by the final annual retainer paid to directors as of December 31, 2013

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ITEM 1: ELECTION OF DIRECTORS

($40,000). In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate. As a result of amendments to the plan adopted in 2013, participants no longer accrue further benefits and directors first elected after 2013 do not participate.

MENDELSON CONSULTING AGREEMENT

In May 2022, in connection with Valley’s acquisition of Bank Leumi USA, Valley entered into a consulting agreement with ALREM LLC, a company wholly-owned and controlled by Mr. Mendelson and his spouse, pursuant to which Mr. Mendelson provides certain services to Valley, including assistance with the execution of its tech banking plan and building future growth strategies, assistance with the development and implementation of its venture capital strategy, exploration of a renewables/project finance vertical with BLITA, providing advice regarding the development of strategic initiatives, retention of BLUSA clients and assisting with maintaining Valley’s relationship with BLITA. The agreement has an initial 12-month term and automatically renews for additional 12-month terms unless either party provides notice of termination no later than 30 days prior to the end of the term. During the initial 12-month term, ALREM LLC may terminate the agreement upon 30 days’ prior written notice if Mr. Mendelson accepts full-time employment with any other employer. After the initial term, either party may terminate on 30 days’ prior written notice. Valley may terminate the agreement on five days’ written notice if ALREM LLC engages in activities constituting “cause” or materially breaches the agreement. The agreement provides for the following payment schedule: $60,000 per month for the months of May and June 2022, $61,792 for July 2022, and $62,800 for each month thereafter during the term of the agreement. Mr. Mendelson also receives $120,000 on each July 31, October 31, January 31 and April 30 that the agreement remains in effect. ALREM LLC is also entitled to reimbursement of all reasonable expenses and other costs, including reasonable travel expenses, associated with this agreement in accordance with Valley’s standard policies and procedures.

2023 Proxy Statement 36

ITEM 1: ELECTION OF DIRECTORS

Stock Ownership of Management
and Principal Shareholders

DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information about the beneficial ownership of our common stock at February 1, 2023 by each director (other than Ms. Landau, who joined the Board on February 28, 2023) and by each of our Named Executive Officers (“NEOs”) named in this proxy statement, and by directors and all executive officers as a group. The information is obtained partly from each director and by each NEO and partly from Valley.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)

Andrew B. Abramson	293,451	(3)	0.06%

Ronen Agassi	90		—

Peter J. Baum	70,014	(4)	0.01

Joseph V. Chillura	747,553	(5)	0.15

Raja Dakkuri	402,380	(6)	0.08

Eric P. Edelstein	84,702		0.02

Michael D. Hagedorn	28,684		0.01

Thomas A. Iadanza	212,196		0.04

Marc J. Lenner	273,501	(7)	0.05

Peter V. Maio	31,484		0.01

Avner Mendelson	1,208,241	(8)	0.24

Ira Robbins	350,457	(9)	0.07

Suresh L. Sani	84,665	(10)	0.02

Lisa J. Schultz	39,259		0.01

Jennifer W. Steans	4,204,223	(11)	0.83

Jeffrey S. Wilks	446,822	(12)	0.09

Dr. Sidney S. Williams, Jr.	4,824		—

Directors and Executive Officers as a group (20 persons)	8,665,498	(13)	1.71

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse or minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. The total includes unvested restricted stock but not unvested restricted stock units (except for those scheduled to vest within 60 days following February 1, 2023).

(2)

For purposes of calculating these percentages, there were 506,384,269 shares of our common stock outstanding as of February 1, 2023. For purposes of calculating each individual’s percentage of the class owned, the number of shares underlying stock options and restricted stock units held by that individual are also taken into account to the extent such options were exercisable within 60 days or such restricted stock units were scheduled to vest within 60 days.

(3)

This total includes 17,990 shares held by Mr. Abramson’s wife, 10,235 shares held by his wife in trust for his children and grandchildren, 40,157 shares held by a family foundation, 10,401 shares held in a self-directed IRA, and 2,636 shares in a self-directed IRA held by his wife. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by a trust for the benefit of Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 35,000 shares held in Mr. Chillura’s IRA and 73,165 shares purchasable pursuant to stock options exercisable within 60 days.

(6)	This total includes 402,380 shares purchasable pursuant to stock options exercisable within 60 days.

(7)

This total includes 26,637 shares held in a retirement pension, 732 shares held by Mr. Lenner’s wife, 37,540 shares held by his children, 126,103 shares held by a trust of which Mr. Lenner is 50% co-trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 26,486 shares held by a charitable foundation.

(8)	This total includes 1,207,141 shares purchasable pursuant to stock options exercisable within 60 days.

(9)	This total includes 2,000 shares held by Mr. Robbins’ wife and 368 shares held in trusts for the benefit of Mr. Robbins’ nieces.

(10)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for the benefit of his children, 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.

(11)

This total includes 729,700 shares held by Ms. Steans’ spouse, 211,468 shares held by her spouse in a trust, 868,890 shares held in a family trust of which Ms. Steans is a trustee, 1,176,374 shares held by a partnership of which Ms. Steans is one of three partners and 55,000 shares held in her IRA. Out of the total 4,204,223 shares, 97,226 shares are held in her own name and the remaining 4,106,997 shares are pledged as security for loans.

(12)

This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804 shares held in estate created trust for which Mr. Wilks is trustee and under which Mr. Wilks’ children are beneficiaries. Mr. Wilks disclaims beneficial ownership of shares held by the estate created trust.

(13)

This total includes 182,952 shares owned by 3 executive officers who are not directors or NEOs. The total does not include shares held by the Bank’s trust department in fiduciary capacity for third parties.

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ITEM 1: ELECTION OF DIRECTORS

PRINCIPAL SHAREHOLDERS

The following table contains information about the beneficial ownership at December 31, 2022 by persons or groups that beneficially own 5% or more of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

Bank Leumi le-Israel B.M.(2) 24-32 Yehuda Halevi St. Tel Aviv, 65545 Israel	71,861,862	14.2%

BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10055	62,244,830	12.3%

The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	44,725,963	8.8%

(1)	For purposes of calculating these percentages, there were 506,384,269 shares of our common stock outstanding as of February 1, 2023.

(2)

Based on a Schedule 13D Information Statement filed on April 11, 2022 by Bank Leumi le-Israel B.M. The Schedule 13D discloses that Bank Leumi le-Israel B.M. has sole voting power and sole dispositive power as to 71,861,862 shares and shared voting power and shared dispositive power as to zero shares.

(3)

Based on a Schedule 13G/A Information Statement filed on January 24, 2023 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 61,309,056 shares and sole dispositive power as to 62,244,830 shares, and shared voting power and shared dispositive power as to zero shares.

(4)

Based on a Schedule 13G/A Information Statement filed February 9, 2023 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group has sole voting power as to zero shares, shared voting power as to 382,374 shares, sole dispositive power as to 43,915,128 shares, and shared dispositive power as to 810,835 shares.

2023 Proxy Statement 38

Item 2: Advisory Vote On Our Named Executive Officer Compensation

Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our NEOs, as disclosed in this proxy statement, commonly referred to as a “say-on-pay vote.” We currently hold an annual say-on-pay vote.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis section of this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2022 and early 2023.

The Company seeks shareholder approval of the compensation of the Company’s NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for NEOs. In 2022, over 98% of the shares voted on our “say-on-pay” proposal voted in favor of the Company’s executive compensation program.

The Valley Board unanimously recommends a vote “FOR” the non-binding approval of the compensation of the named executive officers as disclosed pursuant to the

SEC’s compensation disclosure rules (including the Compensation Discussion and

Analysis, compensation tables and related narrative discussion).

2023 Proxy Statement 39

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This CD&A describes our executive compensation program for the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers who were serving as executive officers at fiscal year-end (collectively, our “NEOs”). The Compensation Committee oversees all aspects of NEO compensation. The 2023 NEOs are:

• Ira Robbins, Chief Executive Officer • Michael D. Hagedorn, SEVP and Chief Financial Officer • Thomas A. Iadanza, President	• Raja A. Dakkuri, SEVP and Chief Risk Officer • Joseph V. Chillura, SEVP, President, Commercial Banking, Valley Bank

SUMMARY OF OUR COMPENSATION PROGRAM

We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our other stakeholders and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

•  Pay is substantially aligned with performance: We assess our performance and strive to hold our NEOs, and, in particular, our CEO, Ira Robbins, accountable. In 2022, we successfully achieved many of the quantitative and qualitative goals that were set by the Board and Mr. Robbins despite the challenges faced by Valley and the banking industry in a rapidly changing interest rate environment and under volatile market and general economic conditions. In 2022, as in 2021, we set the framework for our non-equity incentive compensation to be 40% based upon Company financial goals, 10% based on customer experience goals and 25% based on the accomplishment of other Company strategic goals, with the remaining 25% based on key individual performance goals.

•  We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley. In particular, our performance based restricted stock unit awards vest in substantial part based on how the total return from our shares performed against the KBW Regional Bank Index (KBW Index), a leading bank stock index of 50 banks.

•  Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives. The illustration to the right summarizes the key components of our compensation program for our NEOs and the purpose of each component.

Non-Equity

Incentive Awards

KEY FEATURES:

Cash payment based on performance, position, responsibilities and experience.

PURPOSE:

Intended to motivate and reward executives for short-term financial achievements.

Time Vested Equity Awards KEY FEATURES: Equity incentives earned based on performance and vested over time. PURPOSE: Intended to create alignment with shareholders and promote retention.

Performance

Equity Awards

KEY FEATURES:

Equity incentives earned based upon

performance and vested based on

meeting pre-established Company

performance objectives

PURPOSE:

Intended to focus on achievement of Company performance objectives, relative total shareholder return and growth in tangible book value (as defined below).

2023 Proxy Statement 40

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

OUR COMPENSATION PROGRAM

In February 2020, we repositioned our executive compensation program to put a greater emphasis on Valley’s financial and strategic performance as opposed to the individual performances of our executives and we have continued this strategy into 2023. The Compensation Committee believes that this strategy more effectively aligns our executive compensation with the creation of value for our shareholders.

The Compensation Committee set the framework for our non-equity incentive compensation for 2022 to be 40% based upon Company financial goals, 10% based upon customer experience goals, 25% based upon the accomplishment of other Company strategic goals, and the remaining 25% based on key individual performance goals. At the Compensation Committee’s January and February 2023 meetings, the Compensation Committee engaged in a review of the Company’s 2022 financial performance, the Company’s strategic performance and each NEO’s individual performance against specified goals set in February 2022. These objectives reflect Valley’s commitment to driving shareholder value through unwavering service to our clients, our employees and our community. The Compensation Committee measured each NEO’s performance against both Valley’s performance and each NEO’s individual objectives, while considering internal performance metrics and peer group comparisons.

2022 FINANCIAL PERFORMANCE

Under our program, the 40% weighting of our non-equity incentive compensation was based on Valley’s financial performance in 2022 and reflects the Compensation Committee’s belief that our executives should generally be rewarded in proportion to Valley’s recent financial performance. The most important financial metric considered by the Compensation Committee was core net income available to common shareholders. For 2022, the Company achieved core net income available to common shareholders1 of $637.4 million.

The Committee also considers multiple other measures of financial performance to inform its determinations regarding our non-equity incentive compensation program and other components of our executives’ compensation. For 2022, the Committee considered the Company’s achievement of net revenue of $1.9 billion and after tax earnings of $569 million in 2022. Book value per common share and tangible book value per common share* increased by 6 percent and 3 percent to $12.23 and $8.15, respectively, in 2022 compared to 2021. Other metrics that the Compensation Committee considered in making its incentive compensation decisions are reflected below.

In light of these positive financial metrics, and in particular core net income available to common shareholders, the Committee determined that the Company exceeded its financial goals for 2022, resulting in achievement of 122% of target.

Diluted EPS of $1.14 and $1.12 in 2022 and 2021 – an increase of 2%. Core diluted EPS* of $1.31 and $1.17 in 2022 and 2021 (non-GAAP) – an increase of 12%	Growth in total loans in 2022 to $46.9 billion, an increase of 37%	An increase of total deposits in 2022 to $47.6 billion, an increase of 34%

$1.9 billion of total revenue, up from 2021 36%	An increase in our net interest margin (FTE) from 3.17% in 2021 to in 2022 3.45%

*	Please see Appendix A to the proxy statement for reconciliations of non-GAAP measures and related information regarding these non-GAAP measures.
[1]

Core net income is net income available to common shareholders adjusted for non-core charges that the Company believes are not indicative of its core operating performance. In 2022, core net income was primarily adjusted for merger-related items in connection with the Company’s acquisition of Bank Leumi USA.

2023 Proxy Statement 41

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

2022 Performance Against Strategic Goals

In addition to short-term financial performance, the Compensation Committee looked at Valley’s attainment of specific strategic goals in setting executive compensation. The attainment of these strategic goals is designed to position Valley for long-term growth and generation of shareholder value. The Compensation Committee believes that the strategic targets developed and implemented by our CEO and other NEOs are crucial to the achievement of Valley’s long-term financial objectives. Valley’s compensation program is aligned with these long-term goals through our use of equity compensation, in particular our performance based equity awards.

In 2022, our primary objectives were:

•	Leverage market access: drive above-peer loan and deposit growth, organically and through the successful integration of Bank Leumi USA (Bank Leumi), ensuring customer retention and growth

•	Be a trusted advisor: increase revenue diversification, including the repositioning of the Bank Leumi private banking business, and expanding non-core lines of business

•	Maintain agility: deliver positive operating leverage and efficiency gains through enhanced data and digital capabilities, and increased technology utilization

•	Build an enduring service-based culture: implement strategies that foster engagement, retention and inclusion, and advance ESG efforts by developing strategies to influence climate change mitigation

The Compensation Committee believes that the attainment of each of these objectives will result in long-term success for our franchise and our stakeholders.

The Compensation Committee determined that the Company outperformed with respect to the first and fourth bullet points above and fully achieved the second and third bullet points.

Loans and deposits increased 37.4% and 33.7%, respectively, from December 31, 2021 to December 31, 2022. In each case, this growth significantly exceeded 2022 budget goals. With respect to the integration of Bank Leumi, the Company experienced growth in legacy Bank Leumi loans and the retention of customer relationships. In the area of advancement of technology infrastructure, the Company made progress towards its goal for core conversion.

The Company drove revenue diversification in several non-core lines of business, integrated the Bank Leumi private bank, expanded Metro Title and Settlement Agency activities to Florida and expanded certain other non-core lines of business.

The Company delivered positive operating leverage, exceeding its efficiency goal, enhanced data technology and processes across the organization, including the expansion of digital account opening channels.

The Company implemented workplace strategies to strengthen engagement and retention, including significant enhancements to benefit policies, the continued advancement of its DE&I and ARG experiences and deepening educational awareness and advanced ESG efforts, establishing a governance framework focused on proactivity versus compliance, and developing and implementing strategies to address lending opportunities to influence climate mitigation including the implementation of an EV/hybrid discount for auto loans and the issuance of $150 million in sustainable subordinated notes in September 2022 and the creation of the related Sustainable Financing Framework governing the use of the net proceeds from the offering to finance or re-finance, in part or in full, new and/or existing social and/or green assets.

One of our other strategic goals was to increase our customer satisfaction. Our performance relative to this goal was given a 10% weight relative to our overall compensation determinations. Customer satisfaction was measured by an index based on customer attitude, in terms of satisfaction, advocacy and effort, and customer behavior, in terms of household growth, number of products per household and digital engagement. Based on management’s successful efforts to increase our customer experience index in 2022, the Committee ratified management’s assignment of a 110% achievement level to this strategic goal.

Individual Goals

Lastly, the Compensation Committee evaluates each NEO’s individual goals. For our CEO, these goals were set by the Board at the beginning of 2022. These included:

•	Further develop the foundation for Valley’s relevance with a focus on non-traditional bank networks and industries;

•	Ensure execution of technology initiatives;

•	Support and grow revenue diversification initiatives;

•	Assess and develop strategic alternatives via both organic and acquisition alternatives;

•	Further leadership succession with strengthening of a diverse talent pipeline, retaining top employees and acquiring key talent; and

•	Cultural integration of Bank Leumi employees.

Mr. Robbins, our CEO, developed goals with each of the other NEOs that are complementary to the Company’s financial performance and strategic goals. The performance by each NEO against these goals was analyzed by our CEO and presented to the Compensation Committee with the CEO’s compensation recommendations.

2023 Proxy Statement 42

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION OBJECTIVES

Our compensation program is designed to support our primary strategic objectives to drive sustainable growth, diversify income, reduce our operating costs and create scalable efficiency. The program is intended to attract, motivate and retain our executives, who are critical to the long-term success of our franchise, our shareholders and our other stakeholders. As outlined above, the three core principles which we believe will lead to a successful compensation program include:

•	Pay for Performance—the majority of the compensation of our NEOs is variable and “at risk” and tied to measurable financial and strategic goals that are designed to create long-term franchise value.

•	Balanced compensation structure—we believe that the use of the appropriate mix of short-term, long-term and other compensation strongly aligns our executive pay with the interests of our shareholders and allows us to attract, motivate and retain our top executives.
•	Benchmarking against our peer group—the Compensation Committee assesses the competitiveness of our NEO compensation against our peers. Our performance based restricted stock unit awards vest in part based on how the total return from our shares performed against the KBW Index.

The charts shown below illustrate the total compensation mix (using the 2022 year-end target compensation for Mr. Robbins and the 2022 average target compensation of the other NEOs):

CEO target total direct compensation mix	Other NEOs target total direct compensation mix

As these charts demonstrate, a substantial amount of our NEOs’ total direct compensation is variable, at-risk and performance based. This is intended to both incentivize our executives and align pay with performance to the benefit of our shareholders. The largest component of total direct compensation for our NEOs is long-term incentives, as the Compensation Committee wants to encourage significant focus on long-term growth and shareholder value.

2023 Proxy Statement 43

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION PRINCIPLES AND POLICIES

What we do:

✓

Hold Past Termination: If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying those equity awards must be held for a period of 18 months following the date of termination.

✓

Clawback: For a period of 6 years after the date of the award, the Compensation Committee may (i) cancel unvested equity awards if there is a material restatement of our financial statements, or material misconduct by the executive which harms the Company financially, and (ii) recoup vested equity awards and previously paid cash awards in the event of intentional fraud or intentional misconduct by the executive.

✓

Stock Ownership: To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock. Officers may not sell any shares which they are awarded as compensation (other than shares withheld for taxes) until they meet our stock ownership requirements. In the event, however, that an executive needs to request an exception to sell shares due to a financial hardship, that request is directed to the Chief People Officer, who will assess the request, provide a recommendation and seek final approval from the Chair of the Compensation Committee. The table below shows the minimum holdings required of each NEO. Shares held by our NEOs’ spouse and minor children are counted against the requirement, as well as unvested time vesting restricted stock units.

NEO Minimum Stock Ownership Requirements

Title	Minimum Dollar Value of Required Title Common Stock Ownership
CEO	5 times base salary
President, Senior EVP	3 times base salary

✓	Restrictive Covenants: Acceptance of our equity awards requires our executives to agree not to solicit Valley customers and employees for twelve months following termination of employment.

What we don’t do:

✘	No Excise Tax Gross ups: We do not offer any excise tax gross ups for any executive change in control arrangements.

✘

No Single Trigger Change in Control Payments or Equity Vesting: Our change in control agreements and equity grant agreements provide that if there is a change in control, an executive officer is not entitled to severance or accelerated vesting unless he or she is terminated from employment following the change in control, or resigns for good reason.

✘

No Hedging or Pledging: We adopted a policy prohibiting executive officers from entering into hedging and pledging transactions involving Valley’s common stock. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of management and shareholders of Valley being misaligned. Executive officers, with the approval of the Nominating Committee, may continue to pledge shares which were pledged when they became executive officers.

✘

No Excessive Risk Taking: We design our equity compensation plans in a manner that we believe does not encourage or foster excessive risk taking but instead aligns our NEOs’ financial interests with those of our shareholders.

2022 SAY-ON-PAY VOTE

At the 2022 Annual Meeting of Shareholders, over 98% of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that our recent “say-on-pay” results reflect our commitment to providing our executives with compensation that is in alignment with our shareholders’ short- and long-term interests. The results also favorably reflected our continuing outreach program to our large institutional shareholders and the changes that we made to our compensation program as a result of those conversations.

2023 Proxy Statement 44

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

OUR COMPENSATION PROCESS

Our Compensation Committee sets the compensation of our CEO and all our NEOs, as well as all executive officers. We met 5 times during 2022 and early 2023 to discuss NEO compensation for 2022 and target compensation in 2023. At Compensation Committee meetings, the Compensation Committee holds executive sessions at which our independent compensation consultant is present and provides advice.

The Compensation Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. FW Cook assists the Compensation Committee in defining Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. FW Cook also assists the Compensation Committee with all aspects of the design of our executive and director compensation programs. The Compensation Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that prevents FW Cook from independently representing the Compensation Committee.

Mr. Robbins, our CEO, and some of our other NEOs attended portions of the meetings. Mr. Robbins presented and discussed with the Compensation Committee his recommendations for compensation for the NEOs and the executive team without the other NEOs present. Mr. Robbins neither made a recommendation to the Compensation Committee about his own compensation nor was he present when his compensation was discussed or set by the Compensation Committee. The Compensation Committee sets executive compensation with only Compensation Committee members and consultants present, after presentations by the CEO.

The Compensation Committee uses a balanced approach in making compensation-related decisions. The important factors the Compensation Committee considered this year include:

•	Management’s progress in improving the Company’s customer experience index;

•	Management’s focus on the Company’s operating leverage and efficiency;

•	Management’s efforts to build an enduring culture;

•	The Company’s attainment of strong financial results including core net income;
•	Our percentile rank in TSR relative to our peer companies and tangible book value growth;

•	Maintaining the Company’s strong commitment to credit quality; and

•	Recruiting, developing and engaging talent to deliver on Valley’s goals as well as plan for succession.

2022 COMPENSATION DESIGN

In determining our NEOs’ 2022 compensation package, the Compensation Committee utilized a combination of base salary, equity awards and non-equity awards as detailed below. While the 2022 compensation of Mr. Robbins, Mr. Hagedorn, Mr. Iadanza and Mr. Chillura was approved in February 2022 consistent with prior year processes, the compensation of Mr. Dakkuri, as set forth in his offer letter, was approved by the Compensation Committee in September 2021 contingent upon the closing of Valley’s acquisition of Bank Leumi—see below under “Offer Letter with Mr. Dakkuri” for additional information regarding the terms of the offer letter.

Elements of Compensation

•	Salary. Salaries were determined by an evaluation of individual NEO responsibilities, compensation history, as well as a comparison to the salaries of our peers.

•	Non-Equity Incentive Awards. We awarded non-equity cash compensation based in substantial part on the 2022 financial results of Valley.
•	Time Vested Equity Awards. We awarded time-vested restricted stock unit awards which vest pro rata on an annual basis over a three-year period.

•	Performance Equity Awards. We awarded performance-based equity awards. Consistent with prior years, awards granted in 2023 vest based on the Company’s adjusted Growth in Tangible Book Value and relative TSR performance against the KBW Index measured over a three-year performance period.

2023 Proxy Statement 45

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

For each NEO, other than Mr. Dakkuri, who joined Valley in April 2022, we set target equity and non-equity awards in February 2022 based on a percentage of the executive’s base salary. The actual awards were determined based on each NEO’s performance and the attainment of Company financial and strategic goals as well as individual goals. In February 2023, following the Compensation Committee’s assessment of achievement against the pre-established performance goals, the non-equity incentive awards for 2022 were paid out and the equity incentive awards, in the form of time-vested and performance based restricted stock units, were granted to each of our NEOs.

NON-EQUITY INCENTIVE AWARDS

For 2022, the Compensation Committee set the following target non-equity incentive awards calculated as a percentage of such executive’s base salary as follows:

Title	Percentage
CEO	125% of base salary
President	90% of base salary
Other NEOs	70% of base salary

EQUITY AWARDS

The following table summarizes the overall design and mix of our annual long-term equity incentives granted in 2023:

Form of Award	Percentage of Total Target Equity Award Value	Purpose	Performance Measured	Earned and Vesting Periods

Time Vested Award	25%	Encourages retention. Fosters shareholder mentality among the executive team.	N/A	Vests in annual one-third increments on each February 1 following the grant date.

Growth in Tangible Book Value Performance Award	45%	Encourages retention and ties executive compensation to our operational performance.	Growth in Tangible Book Value (as defined)	Earned and vests after three-year performance period based on Growth in Tangible Book Value.

TSR Performance Award	30%	Encourages retention and ties executive compensation to our long-term market performance.	Relative TSR	Earned and vests after three-year performance period based on TSR against the KBW Index.

The percentage mixes described in the chart above are based on the dollar value of the awards granted. As in prior years, in 2023, all equity awards were in the form of restricted stock units (“RSUs”). The dollar value is translated into a number of units using the closing price of our common stock the day before the effective date of the grant.

Time Vested Awards. 25% of the aggregate dollar value of the target annual equity awards granted in 2023 was in the form of time-based RSUs. Once granted, the awards vest based solely on continued service with the Company, with one-third vesting on each February 1st thereafter.

Growth in Tangible Book Value Awards. Growth in Tangible Book Value, when used in this CD&A, means year-over-year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income (“OCI”) recorded during the year. The Compensation Committee chose Growth in Tangible Book Value over a three-year period because it believes that this metric is a good indicator of the performance and shareholder value creation of a commercial bank. The adjustment for dividends allows the Compensation Committee to compare our performance to our peers that pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. Consistent with the terms of the award agreements for the RSUs and the 2021 Incentive Compensation Plan, the Compensation Committee has the authority to adjust the calculation of the Growth in Tangible Book Value for certain items that are one-time in nature. The Compensation Committee uses this authority to avoid either penalizing or rewarding executives for certain decisions which may adversely or positively affect the Company’s short-term results.

The Growth in Tangible Book Value Awards are earned based on average annual Growth in Tangible Book Value during the years 2023 through 2025. Earned Growth in Tangible Book Value Awards vest after the end of the 3-year performance period following

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Committee certification of performance results. The number of shares that can be earned may range from 0% to 200% of the target, depending on performance (with linear interpolation between performance levels) as follows:

Average Annual Growth in Tangible Book Value 2023-2025	Percentage of Target Shares Earned
Below 12.50%	None
12.50% (Threshold)	50%
15.50% (Target)	100%
19.00% or higher (Maximum)	200%

In the first quarter of each year, the Compensation Committee reviews the Company’s financial forecast with respect to anticipated growth and the rate environment and approves the performance goals for the Growth in Tangible Book Value Awards accordingly. In January and February 2021, the Compensation Committee determined to reduce the Threshold goal slightly from 10.75% to 10.50% for the 2021 grant. It also increased the maximum percentage of target shares earned from 175% to 200%. In February 2022, the Compensation Committee raised the Target and Maximum goals to 13.00% and 15.75% from 12.50% and 15.125%, respectively, for the 2022 grant. In February 2023, the Compensation Committee raised the Threshold, Target and Maximum goals to 12.50%, 15.50% and 19.00% from 10.50%, 13.00% and 15.75%, respectively, for the 2023 grant. The Compensation Committee believes that these changes reflect both the current practice of the Company’s peers as well as the Company’s financial goals and the economic conditions that we anticipate during the next three years.

Growth in Tangible Book Value Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.

Growth in Tangible Book Value Payout For 2020-2022 Cycle. The table below shows how the performance based equity awards based on Growth in Tangible Book Value granted in 2020 vested based upon the Company’s performance during 2020-2022. For these awards, the Threshold was 10.75%, the Target was 12.50% and the Maximum was 15.125%. The 2020 awards vested in February 2023 at maximum performance (175% payout) due to achievement of three-year Growth in Tangible Book Value of 15.67%.

GROWTH IN TANGIBLE BOOK VALUE

Grant Date	GITBV Performance in 2020	GITBV Performance in 2021	GITBV Performance in 2022	Cumulative Performance Measured to Year End 2022
February 11, 2020	13.32%	16.23%	17.47%	15.67%

Relative TSR Performance Awards. 30% of the aggregate dollar value of the target annual equity awards granted in 2023 was in the form of RSUs to be earned based on the Company’s relative TSR for the three year performance period from January 2023 through December 2025 against the KBW Index (a TSR Performance Award). The KBW Index is used as a broad indicator of Valley’s relative market performance. Earned TSR Performance Awards vest at the end of the three-year performance period and will be settled following the Compensation Committee’s approval of the level of performance achievement. The number of shares that may be earned ranges from 0% to 200% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Threshold)	50%
50th percentile of peer group (Target)	100%
87.5th percentile of peer group (Maximum)	200%

At its January and February 2020 meetings, the Compensation Committee made the determination to increase the Maximum performance level from the 75th percentile to the 87.5th percentile to further motivate outperformance and the creation of shareholder value, with a corresponding increase to the Maximum payout from 150% to 175% of the target number of shares. The Maximum payout was further increased to 200% at the January and February 2021 meetings in recognition of the increase in TSR performance that the Company would have to achieve to qualify for the Maximum performance level, and remained at that level for 2022 and for 2023.

If the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer group, would be 100% of target. TSR Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

TSR Payout for 2020-2022 Cycle. The Company’s cumulative TSR was 16.30% for the three-year period ended December 31, 2022. The percentile rank against Valley’s peer group was 53.06% for that time period. Accordingly, our performance achievement resulted in payout at 106.12% of target for the 2020 TSR Performance Awards.

NEO PERFORMANCE

Ira Robbins

The Compensation Committee assigned significant weight to the Company’s financial performance in assessing Mr. Robbins’ compensation awards. In particular, the Company met and exceeded its earning goals and dramatically improved its net interest margin. The Compensation Committee also noted excellent financial results achieved by the Company discussed briefly above on page 41 under “2022 Financial Performance.”

Mr. Robbins was viewed as having exceeded his individual goals and materially contributed to the Company’s substantial achievement of its strategic goals. In particular, the Compensation Committee considered Mr. Robbins’ leadership and his efforts to fundamentally transform the Company into a more competitive institution.

The Compensation Committee credited Mr. Robbins for the successful development of the Company strategic plan and his diligence in ensuring that the plan is successfully deployed. The Compensation Committee noted the following key results in 2022 toward meeting the Company’s strategic goals:

•	Led the Company through the completion of the acquisition of Bank Leumi and ongoing integration efforts;

•	Continued to invest in sources of non-interest income;

•	Improved the Company’s customer experience index;

•	Elevated the Company’s human capital strategy including developing its leadership and diversity programs;

•	Reduced operating expenses through facilities management, technology enhancements and talent management;

•	Increased the Company’s residential mortgage cross-selling program;
•	Maintained the stability of the Company’s core relationship-based funding and developed alternative funding sources;

•	Continued to invest in the Company’s technology infrastructure and set the stage for additional investment; and

•	Led the Company through its first sustainable bond offering and the closing of its first ESG-linked loan through its new partnership with CPC and continued focus on ESG issues.

The Committee believes that the Company substantially improved its financial performance in 2022 under Mr. Robbins’ leadership. The Company continued to grow earnings, increase tangible book value and maintain high credit quality while maintaining a competitive efficiency ratio and implementing many new strategic initiatives.

Michael D. Hagedorn

Mr. Hagedorn joined the Company as CFO in July 2019. Since joining the Company, Mr. Hagedorn improved the quality of the Company’s financial reporting and improved investor outreach and board insight regarding its institutional investors. Mr. Hagedorn was primarily responsible for the Company’s revenue diversification strategies and established our loan and deposit pricing guidelines. Mr. Hagedorn helped create positive operating leverage and efficiency through successfully implementing certain financial reporting systems and the reassessment of internal processes to determine efficiency throughout the Company’s financial reporting department. Mr. Hagedorn successfully onboarded the Bank Leumi finance and private banking functions, has continued to enhance Valley’s culture through executive sponsorship in the Company’s ARG program, and also took on certain operational responsibilities following the February 2022 departure of the Company’s former chief operating officer, providing executive leadership over certain operational functions.

Thomas A. Iadanza

The Compensation Committee believes that Mr. Iadanza played a key role in the achievement of the Company’s financial and strategic goals. His team exceeded or met most of its financial goals including loan and deposit growth goals. Mr. Iadanza expanded our national niche lines of business, adding new verticals. Mr. Iadanza furthered the Company’s retail branch transformation and reduced our retail customer acquisition costs. Mr. Iadanza led the Company’s efforts to cross-sell its products and services and increase its business banking customer base. Mr. Iadanza continued his efforts with respect to the development of key employees, developing a customer-centric culture throughout the organization. Mr. Iadanza also took on certain operational responsibilities following the February 2022

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

departure of the Company’s former chief operating officer, creating a leadership structure to support the core transformation and providing leadership and accountability over the business-driven core transformation.

Raja A. Dakkuri

The Compensation Committee believes that Mr. Dakkuri has played and continues to play a key role in the integration of the Bank Leumi business. Mr. Dakkuri implemented process and reporting improvements and developed structural improvements within the Risk Department. He enhanced the focus of core risk management functions to align with the Bank’s strategic initiatives, and improved the management and talent capabilities of the department through recruiting, coaching and other actions.

Joseph V. Chillura

Mr. Chillura is primarily responsible for implementing the Company’s commercial banking strategy. Mr. Chillura has been instrumental in increasing both our loans and deposits through his efforts to cross-sell the Company’s products and services and developing a brand strategy both internally and externally. Mr. Chillura has grown our bank-wide specialty lending niches and developed and implemented a plan to grow loans in opportunistic markets. Mr. Chillura also helped facilitate the development of customer service metrics within the organization.

KEY COMPENSATION DECISIONS AND ACTIONS

Summary

The Compensation Committee increased Mr. Robbins’ total direct compensation by $452,500 ($5,362,500 in 2022 vs. $4,910,000 in 2021), or approximately 9%, from last year. Mr. Robbins also earned $212,500, or approximately 4%, more than his target total direct compensation of $5,150,000. More specifically, the Compensation Committee made the following compensation determinations with respect to Mr. Robbins:

•	Increased his non-equity incentive award to $1,462,500 (or 117% of target) for 2022, from $1,380,000 in 2021; and

•	Increased his total equity award to $2,900,000 (or 100% of target) for 2022, from $2,530,000 for 2021.

The Compensation Committee believes that the compensation determination that it made reflects the Company’s financial performance in 2022. The increase in Mr. Robbins’ compensation was due to (i) the Company’s overall financial performance, (ii) the continuation of the Company’s positive strategic transformation in 2022 (iii) the Company’s continued development of its comprehensive ESG program, (iv) the Company’s continued focus on customer satisfaction; and (v) Mr. Robbins’ leadership in guiding the Company through volatile economic conditions.

Mr. Hagedorn earned $1,816,000 in 2022 total direct compensation, consisting of $590,000 in base salary, a $501,000 non-equity incentive award, and a total equity award of $725,000. The total direct compensation paid for 2022 represents a 4.0% increase from 2021 and an 5.1% increase over 2022 target total direct compensation. In particular, Mr. Hagedorn’s non-equity incentive award was 121% of target and his equity award was 100% of target.

Mr. Iadanza earned $2,345,000 in 2022 total direct compensation, consisting of $700,000 in base salary, a $845,000 non-equity incentive award, and a total equity award of $800,000. The total direct compensation paid for 2022 represents a 22.8% increase from 2021 and a 10.1% increase over 2022 target total direct compensation. In particular, Mr. Iadanza’s non-equity award was 134% of target and his equity award was 100% of target.

Mr. Dakkuri’s annualized total direct compensation was $1,508,000 in 2022, consisting of $500,000 in base salary, a $408,000 non-equity incentive award, and a total equity award of $600,000. Annualized total direct compensation paid for 2022 represents an 11.8% increase from his 2021 compensation while at Bank Leumi and a 4% increase over 2022 target total direct compensation. In particular, Mr. Dakkuri’s non-equity award was 117% of target and his equity award was 100% of target. The compensation arrangements of Mr. Dakkuri, who joined Valley as SEVP and Chief Risk Officer in connection with the Company’s April 2022 acquisition of Bank Leumi, are set forth in his offer letter approved by the Compensation Committee in September 2021 contingent upon the closing of Valley’s acquisition of Bank Leumi.

Mr. Chillura earned $1,427,000 in 2022 total direct compensation, consisting of $510,000 in base salary, a $417,000 non-equity incentive award, and a total equity award of $500,000. The total direct compensation paid for 2022 represents a 3.1% increase from 2021 and a 4.4% increase over 2022 target total direct compensation. In particular, Mr. Chillura’s non-equity award was 117 % of target and his equity award was 100% of target.

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Base Salaries

Consistent with prior years and reflecting the Compensation Committee’s philosophy of pay for performance, the Committee did not increase base salaries for any of the NEOs, with the exception of Mr. Iadanza whose base salary was increased to $700,000 for 2022 from $600,000 in 2021 in connection with his December 2021 promotion to the position of President, Valley Bank and the related expansion of his responsibilities to include operations, marketing and transformation/technology. Mr. Dakkuri, formerly the chief financial and operating officer of Bank Leumi, was appointed as SEVP and Chief Risk Officer of Valley in connection with the Bank Leumi acquisition, and his base salary of $500,000, as approved by the Compensation Committee, represented a 7.5% increase from his base salary of $465,000 at Bank Leumi.

Non-Equity Incentive Awards

The non-equity incentive award for Mr. Robbins was $1,462,500. This compares to his $1,380,000 award for 2021 and his $1,250,000 target for 2022. The Compensation Committee recognized Mr. Robbins’ extraordinary contribution to the Company’s success in 2022 by awarding him 117% of his 2022 non-equity award target.

Mr. Iadanza’s non-equity incentive award was $845,000, or 134% of his 2022 target. Mr. Hagedorn’s non-equity incentive award was $501,000, or 121% of his 2022 target. As noted above, Mr. Iadanza and Mr. Hagedorn took on significant additional responsibilities following the departure of the Company’s chief operating officer in February 2022. In recognition of these efforts, approximately 13% and 11% of the 2022 non-equity incentive awards paid to Mr. Iadanza and Mr. Hagedorn, respectively, was incremental to the amount earned for performance against the pre-established financial, strategic and individual metrics under the 2022 program.

Mr. Dakkuri and Mr. Chillura were each awarded non-equity incentive awards at 117% of target.

The following table shows the non-equity incentive awards for each NEO as well as the amount of the actual awards relative to target awards.

Non-Equity Incentive Awards

NEO	2022 Base Salary	2022 Target Non-Equity Award Amount	2022 Non-Equity Incentive Award Amount	2022 Target Non-Equity Award as % of Base Salary	2022 Non-Equity Incentive Award as % of Target
Ira Robbins	$1,000,000	$1,250,000	$1,462,500	125%	117%
Michael D. Hagedorn	590,000	413,000	501,000	70	121
Thomas A. Iadanza	700,000	630,000	845,000	90	134
Raja A. Dakkuri	500,000	350,000	408,000	70	117
Joseph V. Chillura	510,000	357,000	417,000	70	117

Equity Incentive Awards

The table below shows the total equity awards for each NEO relative to target as well as the amount of the actual awards relative to target awards.

NEO	2022 Target Equity Incentive Award	Actual Equity Incentive Award for 2022	2022 Equity Incentive as a % of Target
Ira Robbins	$2,900,000	$2,900,000	100%
Michael D. Hagedorn	725,000	725,000	100
Thomas A. Iadanza	800,000	800,000	100
Raja A. Dakkuri	600,000	600,000	100
Joseph V. Chillura	500,000	500,000	100

The following table shows the time based equity awards for 2022, granted in 2023, in both share amounts and dollar value.

NEO	Time Based Equity Awards (No. of Shares)	Value at Grant Date
Ira Robbins	60,823	$725,000
Michael D. Hagedorn	15,206	181,250
Thomas A. Iadanza	16,779	200,000
Raja A. Dakkuri	12,584	150,000
Joseph V. Chillura	10,487	125,000

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

The following table shows the performance-based equity awards issued to our NEOs and the grant date fair value of each award. Of these awards, 60% are subject to vesting based on the attainment of Growth in Tangible Book Value and the remaining 40% are based on relative TSR.

	Performance Based Equity Awards at Target			Performance Based Equity Awards at Maximum
Named Executive Officer	Based on TSR	Based on Growth in TBV	Total	Based on TSR	Based on Growth in TBV	Total
Ira Robbins	$870,000	$1,305,000	$2,175,000	$1,740,000	$2,610,000	$4,350,000
Michael D. Hagedorn	217,500	326,250	543,750	435,000	652,500	1,087,500
Thomas A. Iadanza	240,000	360,000	600,000	480,000	720,000	1,200,000
Raja A. Dakkuri	180,000	270,000	450,000	360,000	540,000	900,000
Joseph V. Chillura	150,000	225,000	375,000	300,000	450,000	750,000

OTHER COMPENSATION

As of January 1, 2017, we established a deferred compensation plan for our NEOs and other selected executives. The deferral plan is intended to provide a retirement savings program for earnings above the limits of the qualified 401(k) Plan. The deferral plan has a similar employer match to the 401(k) Plan. Under the deferral plan, if for the calendar year the executive contributes the maximum to the 401(k) Plan, he or she may elect to defer up to 5% of his or her salary and bonus above the 401(k) limits and the Company will match the executive’s deferral amount up to the 5% limit. The deferral plan is described in more detail in “2022 Nonqualified Deferred Compensation—Deferred Compensation Plan.”

We also provide perquisites to senior officers. We offer them either a taxable monthly automobile allowance or the use of a company-owned automobile. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service. Commencing in 2017, the Compensation Committee determined that new executives will receive a taxable car stipend, not use of a company owned car, and this may be applied to existing executives as their cars come up for replacement.

We also support and encourage our customer-facing executives to hold a membership in a local country club for which we pay admission costs, dues and other business-related expenses. We find that the club membership is an effective means of obtaining business as it allows executives to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid by the NEO. The club membership dues are included as perquisites in our Summary Compensation Table in accordance with SEC guidance.

We also provide severance agreements to certain of our NEOs and generally provide change in control agreements to our NEOs. The severance agreements provide benefits to our NEOs in the form of lump sum cash payments if they are terminated by Valley without cause. The terms of these agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.” The change in control agreements provide for “double trigger” cash payments in the event of a change of control of Valley. These benefits provide the NEOs with income protection in the event employment is terminated without cause following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change in control transactions.

Effective for 2019 and thereafter, the Compensation Committee, based upon a recommendation from FW Cook, adopted a new program for our executive officers, including our NEOs, regarding change in control benefits. Under this new program, change in control benefits are as follows:

•	For the CEO, three times the sum of salary plus highest cash bonus in the last three years, and
•	For the other NEOs, two times (reduced from three times) the sum of the salary plus highest cash bonus in the last three years.

In 2019, each of Mr. Robbins and Mr. Iadanza entered into a new agreement to reduce his change in control benefits under the new program. The new agreements went into effect on January 1, 2023. Mr. Hagedorn entered into an agreement upon his appointment to Senior Executive Vice President and CFO in 2019. Mr. Chillura entered into a change in control agreement with benefits under the new plan on February 16, 2021. Mr. Dakkuri is not currently a party to a change in control agreement but, pursuant to the terms of his offer letter, will be eligible to participate in the change in control program at the SEVP level on the first anniversary of his April 1, 2022 employment start date.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Also, in connection with the new program, commencing in 2019 all equity awards provide for accelerated vesting only upon a “double trigger”; i.e., a change in control followed by a qualifying termination of employment.

A more detailed explanation of these and other matters are set forth in this Proxy Statement under “Other Potential Post-Employment Payments” on page 59.

OFFER LETTER WITH MR. DAKKURI

In September 2021, we provided an offer letter to Mr. Dakkuri setting forth the terms of his employment with Valley as SEVP and Chief Risk Officer. The offer letter was contingent upon the consummation of the Company’s then-pending acquisition of Bank Leumi.

Under the offer letter, Mr. Dakkuri is entitled to starting base compensation at an annual rate of $500,000. The offer letter provides that Mr. Dakkuri is eligible to participate in the Company’s annual cash incentive plan, with a target award opportunity of 60% of base salary, and long-term incentive plan, with a total target value of $600,000 for his annual long-term incentive awards. Mr. Dakkuri was awarded his 2022 long-term incentive awards in the form of time based RSUs (25%) and performance based RSUs (75%) on the April 1, 2022 effective date of his employment with Valley, with terms consistent with the annual long-term incentive awards granted to each of the other NEOs in February 2022.

Under the offer letter, Mr. Dakkuri is eligible for an automobile allowance at the SEVP level, participation in the nonqualified deferred compensation plan with employer match, and on the first anniversary of the April 1, 2022 effective date of his employment, eligibility to participate in the executive change in control plan at the SEVP level.

The offer letter also provided that Valley would make a lump sum payment, then estimated at $2,260,000 (subject to a final closing calculation), to Mr. Dakkuri immediately prior to the effective date of the acquisition, representing the amount he would have been entitled to as severance pay and as the value of the COBRA benefits in consideration of his release and waiver of his rights under the Bank Leumi Executive Change in Control Severance Plan and related participation agreement.

OUR PEER GROUP

In setting compensation for our executives, we compared total compensation, each compensation element, and Valley’s financial performance to a peer group. For purposes of determining 2022 compensation, our peer group consisted of 20 bank holding companies, each with assets within a reasonable range above and below Valley’s asset size. The Compensation Committee believes that this peer group was an appropriate group for comparison because they were, at the time of selection, on average, similar in size and complexity to Valley.

Appendix B lists all financial institutions in this peer group which was reviewed and approved by the Compensation Committee in June 2021. As part of its review, the Compensation Committee approved the removal of Fulton Financial, Investors Bancorp, Old National Bancorp and United Bankshares and the addition of South State Corp. and Western Alliance Bancorporation. These banks were removed and added due primarily to asset size, improving Valley’s positioning towards the median on key financial metrics, and the two new companies were frequently in the peer groups of Valley’s peer companies. The peer group adopted for 2022 consists of companies with revenues between $867 million and $1.9 billion, assets between $29.9 billion and $85.4 billion and market capitalization between $3.5 billion and $14.2 billion based on information provided by FW Cook at the time the peer group was reviewed by the Compensation Committee. Relative to this 20-company peer group, Valley was positioned near the median with respect to revenue, total assets and market capitalization.

The Compensation Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Compensation Committee refers to this peer group information when setting our CEO compensation and that of our other NEOs and generally targets CEO and NEO total compensation at levels that are at the median of our peer group.

INCOME TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code currently disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company’s current chief executive officer, chief financial officer and other named executive officers, as well as certain executives who were formerly in these roles.

The Compensation Committee has and expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m).

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Compensation Committee Report and Certification

The Compensation and Human Capital Management Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Suresh L. Sani, Committee Chairman

Andrew B. Abramson

Eric P. Edelstein

Marc J. Lenner

Jennifer W. Steans

Summary Compensation Table

The following table summarizes all compensation in 2022, 2021 and 2020 earned by our Chief Executive Officer, Chief Financial Officer, and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings{3)	All Other Compensation(4)	Total

Ira Robbins	2022	$1,000,000	$3,060,578	1,462,500	$0	$487,257	$6,010,335
CEO	2021	1,000,000	2,633,731	1,380,000	—	336,099	5,349,830
	2020	1,000,000	2,285,938	1,150,000	165,153	277,957	4,879,048

Michael D. Hagedorn	2022	590,000	765,148	501,000	—	89,446	1,945,594
Senior EVP and CFO	2021	590,000	830,207	359,384	—	75,525	1,855,116
	2020	590,000	828,657	340,000	—	55,167	1,813,824

Thomas A. Iadanza	2022	700,000	844,300	845,000	—	253,583	2,642,883
President and Chief Banking Officer	2021	600,000	916,089	430,200	—	174,266	2,120,555
	2020	600,000	914,375	400,000	—	132,079	2,046,454

Raja A. Dakkuri	2022	500,000	633,226	408,000	—	2,709,118	4,250,344
Senior EVP and Chief Risk Officer	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—

Joseph V. Chillura	2022	510,000	527,688	417,000	—	145,186	1,589,874
Senior EVP, Commercial Banking	2021	510,000	572,557	324,679	—	69,454	1,476,690
	2020	510,000	571,488	280,500	—	78,852	1,440,840

(1)

Stock awards reported in 2022 reflect the grant date fair value of the restricted stock unit and performance based restricted stock unit awards under Accounting Standards Codification (ASC) Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee based on 2022 results. The grant date fair value of time based restricted stock unit awards reported in this column for each of our NEOs was as follows: Mr. Robbins, $725,000; Mr. Hagedorn, $181,250; Mr. Iadanza, $200,000; Mr. Dakkuri, $150,000 and Mr. Chillura, $125,000. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year. The grant date fair value of performance based restricted stock units reported in this column for each of our NEOs is the target value. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest following the three-year performance period and the Compensation Committee’s approval of the level of performance achievement. The value on grant date of the performance based restricted stock unit awards based upon performance goal achievement at target and maximum would be as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date

Ira Robbins	$2,335,578	$4,671,156

Michael D. Hagedorn	583,898	1,167,796

Thomas A. Iadanza	644,300	1,288,600

Raja A. Dakkuri	483,226	966,452

Joseph V. Chillura	402,688	805,376

(2)	For 2022, represents the non-equity incentive award paid in cash in 2023 based on 2022 performance.

(3)

Represents the change in the present value of pension benefits from year to year, taking into account the age of each NEO, a present value factor, and interest discount factor based on their remaining time until retirement. The annual change in present value of Mr. Robbins’ accumulated benefits as of

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

December 31, 2022 was a net decrease of $313,675 from the present value reported as of December 31, 2021, respectively; therefore the amount reported for 2022 is zero. The decrease in the present value of the accumulated benefits as of December 31, 2022 is attributable to the increase in the discount rate from 2.85% to 5.40%. The annual change in present value of Mr. Robbins’ accumulated benefits as of December 31, 2021 was a net decrease of $41,655 from the present value reported as of December 31, 2020; therefore, the amount reported for 2021 is zero. The decrease in the present value of the accumulated benefits as of December 31, 2021 is attributable to the increase in the discount rate from 2.52% to 2.85%.

(4)

All other compensation includes perquisites and other personal benefits paid in 2022 including automobile, actual dividends paid on vested restricted stock and restricted stock units, 401(k) contribution payments, deferred compensation contribution payments by Valley (including interest earned) and group term life insurance and club dues (see table below).

Name	Auto(1)	Actual Dividends Paid In 2022(2)	401(k)(3)	DCP(4)	GTL(5)	Club Dues	Other	Total

Ira Robbins	$12,794	$268,793	$15,250	$139,708	$1,710	$44,493	$4,509	$487,257

Michael D. Hagedorn	14,400	19,231	11,423	40,063	2,786	—	1,543	89,446

Thomas A. Iadanza	17,934	142,711	15,250	56,515	7,524	9,484	4,165	253,583

Raja A. Dakkuri	10,800	—	—	—	318	—	2,698,000	2,709,118

Joseph V. Chillura	14,400	62,936	15,250	35,077	2,374	15,149	—	145,186

(1)	Auto represents the cost to the Company of the portion of personal use of a company-owned vehicle by the NEO, or the amount of the executive’s car stipend, and parking (if applicable), during 2022.

(2)	Dividends paid on time and performance based restricted stock units vesting in 2022.

(3)

After one year of employment, the Company provides to all full time employees in the plan, including our NEOs, up to 100% of the first 4% of pay contributed and 50% of the next 2% of pay contributed. An employee must save at least 6% to get the full match (5%) under the 401 (k) Plan.

(4)

Effective January 1, 2017, Valley established the Valley National Bancorp Deferred Compensation Plan for the benefit of certain eligible employees, see “Deferred Compensation Plan” under “2022 Nonqualified Deferred Compensation” below. If the NEO utilizes the 401(k) to the maximum, for amounts over the maximum compensation amount allowed under the 401(k), the NEO may elect to defer 5% of the excess and the Company will match that deferral compensation.

(5)	GTL or Group Term Life Insurance represents the taxable amount for over $50,000 of life insurance for benefits equal to two times salary. This benefit is provided to all full time employees.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock (#)(1)	Grant Date Fair Value of Stock Awards{2)
	Grant Date	Target	Maximum	Threshold	Target	Maximum
Ira Robbins	2/22/2023	$1,250,000	$2,500,000	91,234	182,467	364,934		$2,335,578
	2/22/2023						60,823	725,000
Michael D. Hagedorn	2/22/2023	413,000	826,000	22,809	45,617	91,234		583,898
	2/22/2023						15,206	181,250
Thomas A. Iadanza	2/22/2023	630,000	1,260,000	25,168	50,336	100,672		644,300
	2/22/2023						16,779	200,000
Raja A. Dakkuri	2/22/2023	350,000	700,000	18,876	37,752	75,504		483,226
	2/22/2023						12,584	150,000
Jospeh V. Chillura	2/22/2023	357,000	714,000	15,730	31,460	62,920		402,688
	2/22/2023						10,487	125,000

(1)

The Compensation Committee set target awards under our non-equity incentive plan for 2022 as follows: Mr. Robbins as CEO,125% of salary; Messrs. Hagedorn, Dakkuri, and Chillura,70% of salary; and Mr. Iadanza,90% of salary. Awards were paid based upon achievement of a scorecard of goals. See “Compensation Discussion and Analysis.” The Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2022. The Compensation Committee also granted each NEO an award of time based restricted stock units under the 2021 Stock Plan (reported above under “All Other Stock Awards: Number of Shares of Stock”). The Compensation Committee also made grants to the NEOs under the 2021 Stock Plan in the form of performance based restricted stock units (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”). The threshold amounts reported above for the performance based restricted stock unit awards represent the number of shares that would be earned based on achievement of threshold amounts under both the growth in tangible book value and relative TSR performance metrics measured over the cumulative three-year performance period. See our Compensation Discussion and Analysis for information regarding these time-based restricted stock units and performance based restricted stock unit awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.

Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance-based restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest following the completion of the three-year performance period and the Compensation Committee’s approval of the level of performance achievement. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year.

Dividends are credited on restricted stock and restricted stock units at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based and performance based restrictions as the underlying restricted stock and units. Upon a “change in control,” as defined in the 2021 Incentive Plan, following termination of employment all restrictions on shares of time based restricted stock will lapse and restrictions on shares of performance based restricted stock units will lapse at target, unless otherwise provided in the grant agreement.

The per share grant date fair values under ASC Topic 718 of each share of time based restricted stock unit and performance based restricted stock units (with no market condition vesting requirement) was $11.92 per share awarded on February 22, 2023. Performance based restricted stock units with market condition vesting requirements (i.e., TSR) awarded on February 22, 2023 had a $14.12 per share grant date fair value.

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Outstanding Equity Awards at Fiscal Year-End

The following table represents restricted stock and restricted stock unit awards outstanding for each NEO as of December 31, 2022 (including February 22, 2023 awards which were based on 2022 performance).

		Options Awards				Stock Awards(1)

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or United of Stock that Have Not Vested	Market Value of Shares or Unites of Stock That have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested(2)

Ira Robbins	2/22/2023					60,823	$687,908	364,934	$4,127,404
	2/15/2022					45,018	509,154	270,108	3,054,921
	2/16/2021					31,206	352,940	280,852	3,176,436
	2/11/2020					12,708	143,727	200,151	2,263,708

Total awards						149,755	$1,693,729	1,116,045	$12,622,469

Michael D. Hagedorn	2/22/2023					15,206	$171,980	91,234	$1,031,857
	2/15/2022					14,191	160,500	85,144	962,979
	2/16/2021					11,312	127,939	101,808	1,151,448
	2/11/2020					5,584	63,155	87,945	994,658

Total awards						46,293	$523,574	366,131	$4,140,942

Thomas A. Iadanza	2/22/2023					16,779	$189,770	100,672	$1,138,600
	2/15/2022					15,659	177,103	93,952	1,062,597
	2/16/2021					12,482	141,171	112,340	1,270,565
	2/11/2020					7,086	80,143	111,599	1,262,185

Total awards						52,006	$588,187	418,563	$4,733,947

Raja A. Dakkuri	2/22/2023					12,584	$142,325	75,504	$853,950
	4/1/2022					11,521	130,303	69,126	781,815
	8/22/2018	402,380		$8.47	8/22/2025

Total awards						24,105	$272,628	144,630	$1,635,765

Joseph V. Chillura	2/22/2023					10,487	$118,608	62,920	$711,625
	2/15/2022					9,787	110,691	58,720	664,123
	2/16/2021					7,802	88,241	70,214	794,120
	2/11/2020					3,081	34,846	48,521	548,773
	3/1/2017	55,657		$6.72	3/1/2027
	3/1/2016	17,508		$5.74	3/1/2026

Total awards						31,157	$352,386	240,375	$2,718,641

(1)

Restrictions on time based restricted stock and restricted stock unit awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first year after of the date of grant.

Restrictions on performance based restricted stock unit awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested”) lapse based on achievement of the performance goals set forth in the award agreement. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based or performance based restrictions as the underlying restricted stock unit.

The award amount in the “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested” column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics, for the 2/11/2020 award, 2/16/2021 award, 2/15/2022 award and 2/22/2023 award.

(2)	At per share closing market price of $11.31 as of December 30, 2022 (the last trading day of 2022).

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

2022 Stock Vested

The following table shows the restricted stock and restricted stock units held by our NEOs that vested in 2022, as well as performance-based awards which vested in early 2023 based on the three-year performance period ended December 31, 2022, and the value realized upon vesting. None of our NEOs exercised any options in 2022.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(*)

Ira Robbins	208,935	$2,571,097

Michael D. Hagedorn	94,299	1,144,463

Thomas A. Iadanza	113,748	1,395,314

Raja A. Dakkuri	—	—

Joseph V. Chillura	50,660	623,423

*

The value realized on vesting of restricted stock/units represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of restricted stock/units that vested by the fair market value of the underlying shares on the vesting date. Included above is the vesting of the final portion of the performance based awards granted on February 11, 2020 for Mr. Robbins (168,639 shares), Mr. Hagedorn (74,098 shares), Mr. Iadanza (94,029 shares) and Mr. Chillura (40,882 shares). These shares vested based on achievement of the performance goals set forth in the award agreement based on the applicable growth in tangible book value conditions and tangible book value performance measured over the three-year performance period ending December 31, 2022. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based or performance based restrictions as the underlying restricted stock/units.

2022 Pension Benefits

Pension Plan Valley maintains a non-contributory, defined benefit pension plan (the “Pension Plan”) which was frozen effective January 1, 2014. The annual retirement benefit under the Pension Plan generally was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base up to the annual compensation limit under the law, (iii) multiplied by the years of credited service (up to a maximum of 35 years). An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary. Employees hired on or after July 1, 2011, including Mr. Hagedorn, Mr. Iadanza, Mr. Dakkuri, and Mr. Chillura, are not eligible to participate in the Pension Plan. As a result of amendments to the Pension Plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their compensation and service up to December 31, 2013.

Benefit Equalization Plan Valley maintains a Benefit Equalization Plan (“BEP”) which provides retirement benefits in excess of the amounts payable from the Pension Plan for certain highly compensated executive officers, which was frozen effective January 1, 2014. Benefits are generally determined as follows: (i) the benefit calculated under Valley pension plan formula without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. Mr. Robbins is a participant in the BEP. Executives hired on or after July 1, 2011, including Mr. Hagedorn, Mr. Iadanza, Mr. Dakkuri, and Mr. Chillura, are not participants in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on their compensation for service and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted up to three additional years of service if employment is terminated in the event of a change in control. The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits as of December 31, 2022.

Name	Plan Name	# of Years Credited Service	Present Value of Accumulated Benefits ($)

Ira Robbins	Pension Plan	16	$377,124

	BEP	16	157,763

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2023 based upon the accrued benefits under each plan as of December 31, 2022 and valued in accordance with the following principal actuarial assumptions: (i) post-retirement mortality in accordance with the Pri-2012 White Collar Tables, rolled back to 2006, projected generationally with Scale MP-2021, (ii) interest at an annual effective rate of 5.40% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2023) at which unreduced benefits would be payable assuming continuation of employment and (iv) for the BEP payment is based on an election by the participant and for the Pension Plan it is assumed that 60% of male participants will elect a joint and two-thirds survivor annuity and 40% will elect a straight life annuity.

Early Retirement Benefits An NEO’s accrued benefits under the Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of vested service at the benefit commencement date equals or exceeds 80.

Late Retirement Benefits Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond April 1st of the year in which the executive reaches age 70 1⁄2.

2022 Nonqualified Deferred Compensation

Deferred Compensation Plan Valley established the Valley National Bancorp Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of certain eligible employees in 2017. The Deferred Compensation Plan is maintained for the purpose of providing deferred compensation for selected employees participating in the 401(k) Plan whose contributions are limited as a result of the limitations on the amount of compensation which can be taken into account under the 401(k) Plan. Each of our NEOs other than Mr. Dakkuri participated in the Deferred Compensation Plan in 2022. Under the 401(k) Plan, Valley matches the first four percent (4%) of salary contributed by an employee each pay period, and 50% of the next 2% of salary contributed, for a maximum matching contribution of five percent (5%), with an annual limit of $20,500 in 2022.

Participant Deferral Contributions. Each participant in the Deferred Compensation Plan is permitted to defer, for that calendar year, up to five percent (5%) of the portion of the participant’s salary and cash bonus above the limit in effect for that calendar year under the Company’s 401(k) Plan. The Compensation Committee has the authority to change the deferral percentage, but any such change only applies to calendar years beginning after such action is taken by the Compensation Committee. No deferrals may be taken until a participant’s salary and bonus for such calendar year is in excess of the limit in effect under the Company’s 401(k) Plan.

Company Matching Contributions. Each calendar year, it is expected the Company will match 100% of a participant’s deferral contributions under the Deferred Compensation Plan that do not exceed five percent (5%) of the participant’s salary and bonus. A participant vests in the company matching contribution after two years of participation in the Deferred Compensation Plan.

Earnings on Deferrals. Participants’ deferral contributions and company matching contributions will be adjusted at the end of each calendar year by an earning factor, which for 2022 was an amount equal to the one-month Secured Overnight Financing Rate (SOFR) average for the applicable calendar year plus 200 basis points, multiplied by the balance in the participant’s notional account at the end of the calendar year. The Compensation Committee sets the earnings factor each year.

Amount, Form and Time of Payment. The amount payable to the participant will equal the amount credited to the participant’s account as of his or her separation from service with Valley, net of all applicable employment and income tax withholdings. The benefit will be paid to the participant in a single lump sum six months following the earlier to occur of the participant’s separation from service with Valley or the date of a change in control, and will represent a complete discharge of any obligation under the Deferred Compensation Plan.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

The following table shows each NEO’s Deferred Compensation Plan activity during 2022 and in the aggregate:

Name	NEO Contribution in 2022	Valley’s Contribution in 2022*	Aggregate Earnings in 2022	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2022

Ira Robbins	$104,500	$104,500	$35,208	$—	$922,277

Michael D. Hagedorn	32,969	32,969	7,094	—	185,821

Thomas A. Iadanza	41,241	41,241	15,274	—	400,101

Raja A. Dakkuri	—	—	—	—	—

Joseph V. Chillura	27,234	27,234	7,843	—	205,439

*	Included in the Summary Compensation Table above, under “All Other Compensation” for 2022.

Other Potential Post-Employment Payments

Valley and the Bank are parties to severance and change in control arrangements with certain of our named executive officers. The following discussion describes those agreements currently in place.

Based upon a recommendation from FW Cook concerning current practices, the Compensation Committee endorsed a new program in 2019 to bring consistency to change in control agreements for executives of the Company. The impact of the new program was to reduce potential benefits for many of the Company’s executives.

Under the program, change in control severance benefits for executives are as follows:

•	Chief Executive Officer (CEO): Three times (3x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Senior Executive Vice Presidents (SEVP): Two times (2x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Executive Vice Presidents (EVP): Two times (2x) salary, plus a pro-rata cash bonus for year of termination.
•	Under all agreements the executive also receives a lump sum payment equal to the salary multiplier (3x or 2x) multiplied by his or her COBRA premium minus his or her required employee contribution.

Previously, severance benefits under change in control agreements were inconsistent based upon title and included a life insurance benefit that has been eliminated.

Under the program, in 2019 Mr. Robbins and Mr. Iadanza entered into agreements to reduce their benefits by replacing existing change in control agreements with new agreements effective January 1, 2023. The delayed effective date for the reduced benefits was caused by the rolling three-year term in the existing agreements.

Mr. Chillura entered into a change in control agreement with benefits under the new plan for SEVPs on February 16, 2021. Mr. Hagedorn was provided with a change in control agreement in 2019 upon his appointment as CFO with the terms for a SEVP. Under the offer letter, Mr. Dakkuri is eligible to participate in the executive change in control plan at the SEVP level on the first anniversary of the April 1, 2022 effective date of his employment. The change in control agreements contain the same terms as the Company’s prior change in control agreements with the exception of the new program terms described above.

As an additional part of the program, equity awards granted in 2019 and thereafter require a double trigger to vest upon a change in control. Under the new program, the award agreements provide there will not be an acceleration of vesting upon a change in control; equity awards will accelerate only if within two years after a change in control, the employee dies or there is a qualifying termination. A qualifying termination is (i) a termination without cause or, (ii) or a resignation for good reason under a change in control agreement or the change in control severance plan.

Furthermore, vesting of equity on a qualified retirement was reduced. Starting with awards granted in 2019, upon a qualified retirement, equity awards outstanding less than one year will vest pro rata based upon the number of full months that the award was outstanding divided by twelve. Awards outstanding more than one year will vest in full on retirement. Prior to 2019, awards vested in full on a qualified retirement.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

The description of benefits below describes the agreements that were in effect at December 31, 2022, as do the amounts set forth in the tables below.

Severance Agreement Provisions

The severance agreements of Mr. Robbins and Mr. Iadanza provide, in the event of termination of employment without cause, a lump sum payment equal to twenty-four months of base salary as in effect on the date of termination, plus the sum of one times his most recent annual cash bonus and a fraction of his most recent annual cash bonus calculated in the same manner referenced above. No severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below).

For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, or a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness.

Under the severance agreements with Messrs. Robbins and Iadanza, we provide these officers with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits the officer was receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Under the severance agreements with these officers, we also provide a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Under these agreements, each officer is required to keep confidential all confidential information that he obtained in the course of his employment with us and is also restricted from competing with us in certain states during the term of his employment with us and for a period after termination of his employment.

Change in Control (“CIC”) Agreement Provisions

Under the CIC agreement, if the officer is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive (i) in the case of the CEO, three times salary and the highest non-equity incentive received in the three years prior to the CIC and (ii) in the case of the other NEOs, two times salary and the highest non-equity incentive received in the three years prior to the CIC. The NEOs would also receive payments for medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.” Certain of the CIC Agreements also provide for a lump sum cash payment upon termination due to death or disability during the contract period. Payments under the CIC Agreements are triggered by the specified termination events following a “change in control.” The events defined in the agreements as a change in control are:

•	Outsider stock accumulation. If we learn that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•	Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•	Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

•	Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•	Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in Board membership occurring within any period of two consecutive years that result in 40% or more of our Board members not being “continuing directors.” A “continuing director” is a Board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

“Cause” for termination of an NEO’s employment under the CIC Agreements means his willful and continued failure to perform employment duties, willful misconduct in office causing material injury to the Company, a criminal conviction, drug or alcohol abuse or excessive absence.

“Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•	We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;
•	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the contract period, without complying with all the provisions in the NEO’s CIC Agreement.

Parachute Payment Reimbursement

Valley has adopted a policy prohibiting tax “gross-up” payments. None of our executive officers are entitled to receive tax gross-up payments under their agreements. Mr. Robbins, Mr. Hagedorn, Mr. Iadanza, and Mr. Chillura have a net best provision in their change in control agreements whereby they would be entitled to the greater after-tax benefit of either: (i) their full change in control payments and benefits less any 280G excise tax, the payment of which would be their responsibility, or (ii) their change in control payments and benefits cut back to the amount that would not result in 280G excise tax.

Pension Plan Payments

The present value of the benefits to be paid to Mr. Robbins following termination of employment over his estimated lifetime is set forth in the Severance Benefits Table below. Mr. Robbins receives three years additional service under the BEP upon termination without cause or resignation for good reason occurring during their change in control contract period. Present values of the BEP and Pension Plan were determined as of January 1, 2023 based on PRI-2012 White Collar Tables projected generationally with Scale MP-2021, and interest at an annual effective rate of 5.22% compounded annually for the pension plan and the BEP.

Equity Award Acceleration

In the event of a termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the event of a change in control if the NEO within two years thereafter resigns for good reason or is terminated without cause, the equity awards will vest (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the case of retirement (as defined), all restrictions will lapse on outstanding time based restricted stock and stock unit awards, and performance based restricted stock unit awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. However, with respect to awards granted in 2019 and thereafter, retirement awards outstanding for less than one year will only vest pro rata based on the number of months the award was outstanding divided by 12. For awards made under the 2021 Incentive Compensation Plan, a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon termination of employment for any other reason (other than termination due to disability which may be treated differently), NEOs will forfeit all unvested equity awards unless otherwise provided.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Severance Benefits Table

The table set forth below illustrates the severance amounts and benefits that would be paid to each of the current NEOs, if he had terminated employment with the Bank on December 30, 2022, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) dismissal for cause, (iii) retirement or resignation; and (iv) dismissal without cause or resignation for good reason following a change in control of Valley on December 30, 2022. Upon dismissal for cause, the NEOs would receive only their salary through the date of termination and their vested BEP and pension benefits. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Robbins
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$2,000,000	$3,000,000

Severance - Non-Equity Incentive	$0	$0	$0	$1,380,000	$4,140,000

Restricted Stock Unit Awards	$2,377,068	$0	$0	$0	$2,377,068

Performance Restricted Stock Unit Awards(1)	$3,115,679	$0	$0	$0	$3,115,679

Deferred Compensation	$922,277	$922,277	$922,277	$922,277	$922,277

Welfare Benefits Lump Sum Payment	$90,378	$0	$0	$90,378	$92,259

Automobile & Club Dues(2)	$0	$0	$0	$0	$154,845

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$6,505,402	$922,277	$922,277	$4,392,655	$13,802,128

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	$0	$0	$0	$0	$104,412

Pension	$194,506	$194,506	$194,506	$194,506	$194,506

Total :	$6,699,908	$1,116,783	$1,116,783	$4,587,161	$14,101,046

Hagedorn
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$124,808	$580,080

Severance - Non-Equity Incentive	$0	$0	$0	$0	$718,768

Restricted Stock Unit Awards	$737,378	$0	$0	$0	$737,378

Performance Restricted Stock Unit Awards(1)	$1,057,214	$0	$0	$0	$1,057,214

Deferred Compensation	$0	$0	$0	$0	$185,821

Welfare Benefits Lump Sum Payment	$0	$0	$0	$3,537	$44,597

Automobile & Club Dues(2)	$0	$0	$0	$0	$38,923

“Parachute Penalty” Tax Gross Up(3)	NA	NA	NA	NA	NA

Sub Total :	$1,794,592	$0	$0	$128,345	$3,362,781

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total:	$1,794,592	$0	$0	$128,345	$3,362,781

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Iadanza
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$1,400,000	$1,066,153

Severance - Non-Equity Incentive	$0	$0	$0	$430,200	$1,290,600

Restricted Stock Unit Awards	$893,795	$0	$651,091	$0	$893,795

Performance Restricted Stock Unit Awards(1)	$1,166,581	$0	$0	$0	$1,166,581

Deferred Compensation	$400,101	$400,101	$400,101	$400,101	$400,101

Welfare Benefits Lump Sum Payment	$102,035	$0	$0	$102,035	$103,916

Automobile & Club Dues(2)	$0	$0	$0	$0	$74,110

“Parachute Penalty” Tax Gross Up(3)	NA	NA	NA	NA	NA

Sub Total :	$2,562,512	$400,101	$1,051,192	$2,332,336	$4,995,256

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$2,562,512	$400,101	$1,051,192	$2,332,336	$4,995,256

Dakkuri
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$28,846	$950,000

Severance - Non-Equity Incentive	$0	$0	$0	$0	$958,600

Restricted Stock Unit Awards	$390,908	$0	$0	$0	$390,908

Performance Restricted Stock Unit Awards(1)	$390,908	$0	$0	$0	$390,908

Deferred Compensation	$0	$0	$0	$0	$0

Welfare Benefits Lump Sum Payment	$0	$0	$0	$13,865	$85,996

Automobile & Club Dues(2)	$0	$0	$0	$0	$29,192

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$781,816	$0	$0	$42,711	$2,805,604

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$781,816	$0	$0	$42,711	$2,805,604

2023 Proxy Statement 63

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Chillura
Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal w/o Cause	Dismissal w/o Cause or Resignation for Good Reason as result of CIC

Amounts Payable in full on indicated date of termination:

Severance - Salary Component	$0	$0	$0	$431,538	$1,020,000

Severance - Non-Equity Incentive	$0	$0	$0	$0	$649,358

Restricted Stock Unit Awards	$543,400	$0	$0	$0	$543,400

Performance Restricted Stock Unit Awards(1)	$729,122	$0	$0	$0	$729,122

Deferred Compensation	$205,439	$205,439	$205,439	$205,439	$205,439

Welfare Benefits Lump Sum Payment	$0	$0	$0	$7,776	$48,814

Automobile & Club Dues(2)	$0	$0	$0	$0	$79,870

“Parachute Penalty” Tax Gross Up	NA	NA	NA	NA	NA

Sub Total :	$1,477,961	$205,439	$205,439	$644,753	$3,276,003

Present Value of Annuities commencing on indicated date of termination:

Benefit Equalization Plan	NA	NA	NA	NA	NA

Pension	NA	NA	NA	NA	NA

Total :	$1,477,961	$205,439	$205,439	$644,753	$3,276,003

1

Upon death, dismissal without cause upon a change-in-control, or resignation for good reason upon a change-in-control, unearned performance restricted stock awards immediately vest at the target amount.

2

Automobile and club dues includes the present value of the continuation of the personal use of a company-owned vehicle by the NEO and driving services and parking (if applicable), and membership in a country club through the contract period following the change-in-control.

3

The parachute values for Messrs. Iadanza and Hagedorn exceed their respective 280G safe harbor limits, and as such, their severance would be cut back under the net best provision in their change in control agreements. The values reflected in the “Severance - Salary Component” have been reduced by the following amounts to reflect the cut-backs: Mr. Iadanza, $733,847, and Mr. Hagedorn, $599,920.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Pay Versus Performance
2022 PAY VERSUS PERFORMANCE
TA
B
LE
The following table reports the compensation of our CEO and the average compensation of the other named executive officers (“Other NEOs”) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” (or “CAP”) as calculated pursuant to recently adopted SEC rules, and certain performance measures required by the rules.

Year	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO ($) (1)(3)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($) (2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income($) (millions)	Growth in Tangible Book Value (%) (5)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (4)

2022	$6,010,335	$4,461,048	$2,609,674	$2,462,181	$112	$116	$569	17.47%

2021	$5,349,830	$7,640,559	$1,789,527	$2,707,854	$131	$125	$474	16.23%

2020	$4,879,048	$3,682,555	$1,737,946	$1,569,427	$90	$91	$391	13.31%

(1)	Reflects compensation for our Chairman and CEO, Ira Robbins, who served as our CEO in 2020, 2021 and 2022.

(2)	Reflects compensation for our Other NEOs as follows:

•	2020: Michael D. Hagedorn, Thomas A. Iadanza, Ronald H. Janis and Robert J. Bardusch

•	2021: Michael D. Hagedorn, Thomas A. Iadanza, Ronald H. Janis and Joseph V. Chillura

•	2022: Michael D. Hagedorn, Thomas A. Iadanza, Raja Dakkuri and Joseph V. Chillura

(3)	To calculate CAP, as defined in the applicable SEC rules, the following adjustments were made to Summary Compensation Table total pay for our CEO and Other NEOs:

Adjustments	CEO						Other NEO Average
	2022		2021		2020		2022		2021		2020

Summary Compensation Table Total		$6,010,335		$5,349,830		$4,879,048		$2,609,674		$1,789,527		$1,737,946

Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table	-$	3,060,578	-$	2,633,731	-$	2,285,938	-$	692,591	-$	761,890	-$	789,038

Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding		$1,921,547		$2,837,919		$1,497,358		$652,868		$944,088		$713,297

Addition of change in fair value at FY end versus prior FY end for awards granted in a prior FY that remained outstanding	-$	489,698		$1,929,016	-$	186,348	-$	118,799		$685,641	-$	72,162

Addition of change in fair value at vesting date versus prior FY end for awards granted in a prior FY that vested during the FY		$79,441		$157,525	-$	56,413		$11,030		$50,488	-$	20,616

Deduction for values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table		$0		$0	-$	165,153		$0		$0		$0

Compensation Actually Paid (CAP)		$4,461,048		$7,640,559		$3,682,555		$2,462,181		$2,707,854		$1,569,427
Measurement date equity fair values are calculated with assumptions derived on a basis consistent with those used for grant date fair value purposes. Restricted stock units are valued based on the stock price on the relevant measurement date. Performance stock units are adjusted to reflect an accrued payout factor consistent with assumptions used for ASC Topic 718 purposes, and the stock price on the relevant measurement date. Stock options are valued using a Black Scholes model as at the relevant measurement date, using assumptions consistent with those used for the grant date fair value purposes.

(4)	Peer Group used for total shareholder return (“TSR”) comparisons reflects KBW Regional Bank Index.

(5)
The Company has identified Growth in Tangible Book Value (“GITBV”) as the company-selected measure for the pay versus performance disclosure. GITBV was chosen from among the following three financial performance measures that we believe are most important in linking CAP for our CEO and our Other NEOs to Company performance during 2022:

Tabular List of Company Financial Performance Measures:

• Growth in Tangible Book Value • Core Net Income • Relative TSR

2023 Proxy Statement 65

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Further details on these measures and how they are used in our compensation plans can be found in our Compensation Discussion & Analysis.
GITBV means year-over-year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income (“OCI”) recorded during the year. The Compensation Committee chose GITBV over a three-year period as the performance metric for a significant portion of our performance-based RSU awards because it believes that this metric is a good indicator of the performance and shareholder value creation of a commercial bank. The adjustment for dividends allows the Compensation Committee to compare our performance to our peers that pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. Consistent with the terms of the award agreements for the RSUs and the 2021 Incentive Compensation Plan, the Compensation Committee has the authority to adjust the calculation of the GITBV for certain items that are one-time in nature. The Compensation Committee uses this authority to avoid either penalizing or rewarding executives for certain decisions which may adversely or positively affect the Company’s short-term results. Over the last three years, such adjustments have primarily related to the impacts of the acquisitions of The Westchester Bank and Bank Leumi Le-Israel Corporation, respectively, including adjustments for both merger-related charges, including the provisions for credit losses for loans associated with acquired non-PCD loan portfolios, and the earnings associated with each acquired bank in the year of acquisition.
Compensation Actually Paid Versus Company Performance
The following charts provide a clear, visual depiction of the relationships between CAP for our CEO and the average CAP for our Other NEOs, to aspects of Valley’s financial performance.
CEO and Average Other NEO CAP vs Company TSR and Peer Group TSR

CEO and Average Other NEO CAP vs GAAP Net Income

2023 Proxy Statement 66

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

CEO and Average Other NEO CAP vs Company Selected Measure

2023 Proxy Statement 67

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

CEO Pay Ratio

Under SEC rules, we are required to disclose the pay ratio of our CEO to our median employee. The pay ratio disclosure below is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

Under SEC rules companies are permitted to use the same median employee for three years if we reasonably believe no change occurred that would significantly impact the pay ratio. This year, we have identified a new median employee due to our acquisition of Bank Leumi effective April 1, 2022.

We identified the median employee by examining the 2022 total W-2 compensation, including 401(k) deferrals, for all individuals, excluding our CEO, who were employed by us on October 21, 2022. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis as of that payroll date. We did not make any assumptions, adjustments or estimates with respect to such total W-2 reported compensation. We did not annualize the compensation for any full or part time employees that were not employed by us for all of 2022. We believe the use of total W-2 compensation, including 401(k) deferrals, for all employees is a consistently applied compensation measure that reasonably reflects the annual compensation of employees.

We calculated the annual total compensation for the median employee using the same methodology we used for the CEO, as set forth in the Summary Compensation Table.

The annual total compensation in 2022 for our median employee using this methodology was $75,351.

The annual total compensation in 2022 for our CEO using this methodology is shown in the Summary Compensation Table and was $6,010,335.

The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee in 2022 was 80 to 1.

2023 Proxy Statement 68

Item 3: Advisory Vote On the Frequency of Advisory Votes on Executive Compensation

We are providing shareholders with the opportunity to cast an advisory vote regarding the frequency of future advisory votes on executive compensation, commonly known as a “say-on-frequency” vote. Shareholders may vote on whether the advisory say-on-pay vote should occur every one year, every two years or every three years.

We are required to hold an advisory say-on-frequency vote every six years. The Company’s shareholders were last provided with the opportunity to vote on the frequency of “say-on-pay” votes in 2017. At that time, our shareholders voted in favor of holding say-on-pay votes annually and the Board of Directors adopted this standard.

Although we recognize the potential benefits of having less frequent advisory votes on executive compensation (including allowing the Company additional time to conduct a more detailed review of its pay practices in response to the outcome of shareholder advisory votes), we recognize that the widely adopted standard, both among Valley’s peer companies as well as outside our industry, is to hold say-on-pay votes annually. We also acknowledge current shareholder expectations regarding having the opportunity to express their views on the Company’s compensation of its executive officers on an annual basis. In light of investor expectations and prevailing market practice, the Board of Directors recommends that the advisory say-on-pay vote occur every one year.

The proxy card provides for four choices and shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every one year, every two years or every three years, or to abstain from voting.

The result of this advisory vote is not binding on the Company, or the Board of Directors, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors values the opinions that shareholders express in their votes and will consider the outcome of the vote and shareholder feedback when deciding how frequently to conduct the advisory say-on-pay vote. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to its executive compensation programs.

The Valley Board unanimously recommends that you vote to hold the advisory vote on executive compensation EVERY “ONE YEAR.”

2023 Proxy Statement 69

Item 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment of the independent registered public accounting firm retained to audit the Company’s financial statements as well as monitoring the performance, qualifications and independence of that firm. The Audit Committee has appointed KPMG LLP (KPMG) as the independent registered public accounting firm for the Company in 2023. KPMG has served as the Company’s independent registered public accounting firm continuously since 2008.

Before reappointing KPMG for 2023, the Audit Committee considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the company and its operations, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. In addition, the Audit Committee interviews and approves the selection of KPMG’s new lead engagement partner with each rotation.

The fees billed for services rendered to us by KPMG for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021

Audit fees	$3,165,000	$2,495,000

Audit-related fees(l)	473,200	582,625

Total	$3,638,200	$3,077,625

(1)

Audit-related services consist of fees incurred related to benefit plan audits in 2021, HUD and USAP audits in 2022, and for professional services rendered in connection with the issuance of subordinated debt in September 2022 and issuances of consents throughout the year.

The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to Valley. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants, and management may also present additional services for pre-approval.

All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2022. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee requests that shareholders ratify the appointment of KPMG LLP.

The Valley Board unanimously recommends a vote “FOR”

ratification of the appointment of KPMG LLP as Valley’s

independent registered public accounting firm for 2023.

2023 Proxy Statement 70

ITEM 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

February 28, 2023

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2022. With respect to fiscal year 2022, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board;
•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2022 by KPMG.

Based on the foregoing review and discussions, the Audit Committee approved the audited financial statements included in our Annual Report on Form 10-K for fiscal year 2022.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2022 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2022 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment.

During the course of 2022, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2022 Annual Report on Form 10-K.

Eric P. Edelstein, Chairman

Peter J. Baum

Peter V. Maio

Jennifer W. Steans

Dr. Sidney S. Williams, Jr.

2023 Proxy Statement 71

Item 5: Approval of the Valley National Bancorp 2023 Incentive Compensation Plan

INTRODUCTION

On February 28, 2023, upon recommendation of the Compensation Committee (the “Committee”), the Board approved the Valley National Bancorp 2023 Incentive Compensation Plan (the “Plan”), subject to shareholder approval at the Annual Meeting. The Plan will supersede the Valley National Bancorp 2021 Incentive Compensation Plan (the “2021 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our officers, other employees and non-employee directors. Awards currently outstanding under the 2021 Plan will remain outstanding under the 2021 Plan in accordance with their terms.

We believe that the adoption of the Plan is necessary in order to allow us to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to eligible officers, employees and non-employee directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company shareholders and enable the Company to attract and retain qualified personnel.

If the Plan is approved by our shareholders, the Plan will become effective on April 25, 2023, and no further awards will be made under the 2021 Plan. If our shareholders do not approve the Plan, the 2021 Plan will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2021 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees, non-employee directors and consultants/advisors.

PROPOSED SHARE RESERVE

A total of 14,500,000 shares of common stock are reserved for awards granted under the Plan. The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an award granted under the 2021 Plan after December 31, 2022.

If any award granted under the Plan is forfeited, expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or is settled for cash (in whole or in part), then the shares subject to such award, to the extent of such forfeiture, expiration, non-issuance or cash settlement, will be added back to the Plan’s share reserve. In addition, with respect to any award granted under the Plan other than stock options or SARs, if any shares are tendered or withheld in satisfaction of tax withholding obligations, the tendered or withheld shares will likewise be added back to the Plan’s reserve.

With respect to awards granted under the Company’s 2016 Long-Term Stock Incentive Plan and the 2021 Plan (the “Prior Plans”), if after December 31, 2022, any such award is forfeited, expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or is settled for cash (in whole or in part), then the shares subject to such award, to the extent of such forfeiture, expiration, non-issuance or cash settlement, will be added to the Plan’s share reserve. In addition, with respect to any award granted under the 2021 Plan other than stock options or SARs, if any shares are tendered or withheld in satisfaction of tax withholding obligations arising after December 31, 2022, the tendered or withheld shares will likewise be added back to the Plan’s reserve.

With respect to stock options and SARs granted under the Plan and the Prior Plans, the following shares will not be added back to the share reserve under the Plan: (i) shares tendered or withheld in payment of the purchase price of an option, or any tax withholding obligation arising in connection with an option or SAR, (ii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise, and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

No more than 7,500,000 shares of common stock may be issued in the aggregate in respect of incentive stock options under the Plan. On February 15, 2023, the closing sales price per share of our common stock as reported on the Nasdaq Stock Market was $12.37.

NON-EMPLOYEE DIRECTOR COMPENSATION APPROVAL

The Plan also places a limit on the total value of cash and equity compensation that may be paid or granted to our non-employee directors each fiscal year. The Plan, like the 2021 Plan, provides that the maximum value of awards granted during a single fiscal year under the Plan, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $500,000 in

2023 Proxy Statement 72

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

total value for any non-employee director. In setting such a limit, the Board considered the effectiveness and reasonableness of the equity and cash compensation that we offer to our non-employee directors, the current and future responsibilities of our non-employee directors, whether such a limit provides sufficient flexibility to adjust non-employee director compensation in the future if such changes are necessary to remain competitive with our peers and the recommendation of FW Cook, the compensation consultant to the Compensation Committee. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment for qualified directors, while also imposing meaningful limits on the amount of compensation that may be awarded to our non-employee directors.

Impact on Dilution and Fully Diluted Overhang

Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities.

The total fully diluted overhang as of December 31, 2022 was 0.50%. In this context, fully diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of December 31, 2022.

Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Expected Duration of the Share Reserve

We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

GOVERNANCE HIGHLIGHTS

The Plan incorporates numerous governance best practices, including:

•	No “liberal share recycling” of options or SARs.

•	Dividends and dividend equivalent rights, if any, on all other awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

•	Minimum exercise price for options and SARs equal to 100% of fair market value at grant.

•	No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval, except for equitable adjustments in connection with certain corporate transactions.

•	No “liberal” Change in Control definition or automatic “single-trigger” Change in Control vesting.

•	No “evergreen” share increases or automatic “reload” awards.

DATE OF PLAN EXPIRATION

The Plan will terminate on April 25, 2033, unless terminated earlier by the Board. Termination of the Plan will not affect the terms or conditions of any award granted prior to termination.

SHARE USAGE

The following table provides information on the annual share usage rate for the past three fiscal years under all of our equity plans. This rate measures the potential dilutive effect of our annual equity awards. The annual share usage rate expresses the number of shares granted annually as equity awards relative to the total number of shares of common stock outstanding by dividing the number of shares granted during the year by the weighted average number of basic shares outstanding for that year.

	2022	2021	2020	3-Year Average

Stock Options/Stock Appreciation Rights (SARs) Granted	0	0	0	—

Stock-Settled Full Value Restricted Shares/Units Granted	3,426,181	1,999,376	2,030,026	—

Weighted-Average Basic Common Shares Outstanding	485,434,918	407,445,379	403,754,356	—

Share Usage Rate	0.52%	0.49%	0.50%	0.50%

2023 Proxy Statement 73

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

OVERHANG AS OF DECEMBER 31, 2022

The following table sets forth certain information as of December 31, 2022, unless otherwise noted, with respect to the Company’s existing equity compensation plans (including plans of acquired companies adopted by the Company in mergers):

Stock Options/SARs Outstanding	2,927,031

Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$ 8.39

Weighted-Average Remaining Term of Outstanding Stock Options/SARs	2.95 years

Total Stock-Settled Full-Value Awards Outstanding	5,201,854

Proposed share reserve under the 2023 Incentive Compensation Plan	14,500,000

Basic common shares outstanding as of the record date (February 27, 2023)	507,748,997

*

The proposed share reserve is subject to reduction for any awards granted under the 2021 Plan after December 31, 2022. As of December 31, 2022, there were 4,988,971 shares available for future grant under the 2021 Plan. Upon shareholder approval of the Plan, no further awards will be made under the 2021 Plan.

DESCRIPTION OF PLAN

The following description is qualified in its entirety by reference to the Plan document, a copy of which is attached as Appendix C and incorporated into this Proxy Statement by reference.

Administration

The Plan is administered by the Committee. Subject to the express provisions of the Plan, the Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award.

The Committee may delegate some or all of its power and authority under the Plan to the Board, a subcommittee of the Board, the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate, except that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in the Plan of an officer or director subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such officer or director.

Eligibility

Participants in the Plan will consist of such officers, other employees, and non-employee directors of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Committee. Generally, employees at the level of First Vice President and above are eligible for annual awards and certain employees below the level of First Vice President receive awards on a discretionary basis. In 2022 and 2021, the Committee authorized awards to 769 and 512 employees, respectively. Of these employees, in 2022 and 2021, 241 and 162 employees, respectively, were below the level of First Vice President. We expect that the Committee will continue to make awards under the Plan in a manner generally consistent with awards granted in 2022 and 2021.

Dividends; Dividend Equivalents

In no event will dividends or dividend equivalents be paid with respect to options or stock appreciation rights under the Plan. Further, notwithstanding anything to the contrary, with respect to restricted stock, restricted stock units and performance awards, if such award provides for a right to dividends or dividend equivalents, any dividends or dividend rights will be subject to the same vesting requirements as the underlying award and will only be paid at the time that the payment with respect to the underlying award is made.

Stock Options and SARs

The Plan provides for the grant of stock options and SARs. The Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain options that expire during blackout periods. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Internal Revenue Code.

2023 Proxy Statement 74

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain SARs that expire during blackout periods. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment or service of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Committee. Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.

Stock Awards

The Plan provides for the grant of stock awards. The Committee may grant a stock award as a restricted stock award, restricted stock unit award or unrestricted stock award. Unless otherwise specified in the award agreements, restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. Unrestricted stock awards are not subject to any restriction periods or performance measures.

Unless the agreement relating to a restricted stock award specifies otherwise, the holder of such award will have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends (to the extent the restricted award vests) and the right to participate in any capital adjustment applicable to all holders of common stock.

The agreement awarding restricted stock units will specify (1) whether such award may be settled in shares of common stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive dividend equivalents.

All of the terms relating to vesting of a stock award, or the forfeiture and cancellation of a stock award (i) upon a termination of employment or service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Committee and reflected in the award agreement.

Cash Awards

The Plan provides for the grant of cash-based awards which may be granted as an element of or a supplement to any other award under the Plan or as a stand-alone award. The terms and conditions relating to such cash-based awards will be set forth in the applicable award agreement.

Performance Awards

The Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a shareholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment or service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Committee and reflected in the award agreement.

Performance Measures

Under the Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Committee at the time of grant. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or

2023 Proxy Statement 75

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude the impact of one or more items that may affect or alter any performance measure, including, without limitation, restructuring or impairment charges, acquisitions or dispositions, foreign exchange, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements, changes in law or accounting principles, or any other event as determined by the Committee.

Change in Control

Subject to the terms of the applicable award agreement, in the event of a Change in Control (as defined in the Plan), the Committee may, in its discretion:

•	Require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be equitably substituted for some or all of the shares subject to an outstanding award;

•	Provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the restriction period applicable to some or all outstanding awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the performance period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the performance criteria applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level; and/or

•	Require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the fair market value of a share as of the date of the Change in Control, over the exercise price or grant price per share subject to such option or SAR, (2) in the case of a performance based award denominated in shares, the aggregate number of shares then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied, multiplied by the fair market value of a share as of the date of the Change in Control, and (3) in the case of a performance based award denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

No Repricing

The Committee may not, without the approval of shareholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions.

Clawback of Awards

The awards granted under the Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy of the Company as may be in effect from time to time, or as otherwise required by law or the rules of any primary securities exchange on which the Company’s shares of common stock are listed.

Effective Date, Termination and Amendment

The Plan will become effective as of the date of shareholder approval and will terminate as of the tenth anniversary of the date of such shareholder approval, unless earlier terminated by the Board. The Board may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including any rule of Nasdaq, and provided that no amendment may be made that seeks to modify the prohibition on repricing of stock options and SARs without shareholder approval under the Plan, or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.

2023 Proxy Statement 76

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the lesser of (1) the excess of the amount realized upon that disposition over the exercise price, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares, plus the amount of any dividends received at such time. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

A participant who receives shares of common stock that are not subject to any restrictions under the Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

2023 Proxy Statement 77

ITEM 5: APPROVAL OF THE VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Section 162(m) Implications

In general, there will be no tax consequences to the Company of awards or exercises of awards made pursuant to the Plan except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction for certain senior executives will be subject to the limitations of Section 162(m) of the Internal Revenue Code which currently provides that the Company will be denied a deduction for any compensation exceeding $1,000,000 for its chief executive officer, chief financial officer and other named executive officers, as well as certain executives who were formerly in these roles.

NEW PLAN BENEFITS

If the Plan is approved by our shareholders, awards under the Plan will be determined by the Committee in its discretion, and it is, therefore, not possible to predict the awards that will be made to particular participants in the future. For information regarding grants made to our named executive officers under the 2021 Plan for fiscal year 2022, please refer to the discussion beginning on page 55 under “Grants of Plan-Based Awards.” For information regarding grants made to our non-employee directors under the 2021 Plan for fiscal year 2022, please refer to the discussion beginning on page 34 under “Compensation of Directors.”

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding our equity compensation plans as of December 31, 2022.

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights*	Weighted average exercise price on outstanding options and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)

Equity compensation plans approved by security holders	9,716,200	$8.39	4,988,971

Equity compensation plans not approved by security holders	—	—	—

Total	9,716,200	$8.39	4,988,971

*	Amount includes 2,927,031 options outstanding with a weighted average exercise price of $8.39 and 6,789,169 restricted stock units measured at maximum vesting at December 31, 2022.

The Valley Board unanimously recommends a vote “FOR”

the approval of the Valley National Bancorp 2023 Incentive

Compensation Plan.

2023 Proxy Statement 78

Information About the Annual Meeting

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors for use at our 2023 Annual Meeting and at any adjournment or postponement of the meeting. This year’s Annual Meeting will be held in a virtual format through a live audio webcast.

The Board of Directors has opted, as with the 2022 Annual Meeting, to hold a virtual-only Annual Meeting. The Board adopted a virtual format in 2020, and, based on the success of the virtual format used for each Annual Meeting held since 2020, the Board has determined to once again hold a virtual annual meeting. The Board believes that the virtual format provides greater access for shareholders to participate in the Annual Meeting as compared to an in-person meeting held in one geographic location. The virtual meeting format enables consistent opportunities for all shareholders, regardless of their geographic location, to attend the Annual Meeting, thereby facilitating the potential for greater shareholder attendance and engagement.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on February 27, 2023, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VLY2023, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to proxyvote.com and enter your Control Number.

You will be permitted to submit live questions at the Annual Meeting just as if you were attending a physical meeting. Questions may be submitted starting thirty minutes before the start of the Annual Meeting through www.virtualshareholdermeeting.com/VLY2023. We expect to allow up to 40 minutes to answer questions during the Annual Meeting, including those answered during the “official business” portion of the Annual Meeting and the “Q&A” portion of the Annual Meeting. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to three questions, one asked with respect to the “official business” portion of the Annual Meeting and two asked with respect to the “Q&A” portion of the Annual Meeting. It will help us if questions are succinct and cover only one topic per question. In addition, Valley will adhere to the following policies:

•	Only questions from shareholders will be answered during the Annual Meeting;

•	Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together;
•	Depending on the volume of questions received, questions submitted will be addressed generally in the order received as time allows; and

•	If the volume of questions exceeds the time allotted for the meeting, responses to such additional questions will be posted on our investor relations’ website and remain posted for at least two weeks.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the meeting. This proxy statement is first being made available to shareholders on or about March 10, 2023.

E-PROXY

Pursuant to the rules of the SEC, we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail an E-Proxy Notice, which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive a paper copy of the proxy materials or electronic copy of the proxy materials by e-mail for future meetings.

Shareholders who are current employees of Valley or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Shareholders who elect to receive paper copies of the proxy materials will receive these materials by mail.

2023 Proxy Statement 79

INFORMATION ABOUT THE ANNUAL MEETING

The 2023 notice of Annual Meeting of Shareholders, this proxy statement, the Company’s 2023 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials,” and are available electronically at the following website: http:www.valley.com/filings.html.

SHAREHOLDERS ENTITLED TO VOTE

The record date for the meeting is Monday, February 27, 2023. Only holders of common stock of record at the close of business on that date, or their valid proxy holders, are entitled to vote at the virtual meeting or by proxy.

On the record date there were 507,748,997 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, telephone (973) 305-3380 or e-mail her at tzarkadas@valley.com. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Ms. Zarkadas at the address or telephone number above. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES

Your vote is important and you are encouraged to submit your proxy promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of each of the 13 nominees for director named in this proxy statement;

•	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	Item 3 – that future advisory votes on executive compensation be held every ONE YEAR;
•	Item 4 – FOR the ratification of the appointment of KPMG LLP; and

•	Item 5 – FOR the approval of the Valley National Bancorp 2023 Incentive Compensation Plan.

HOW TO VOTE

We are offering you four alternative ways to vote your shares:

During the Annual Meeting. If you wish to vote in person at the virtual Annual Meeting, you can do so by going to www.virtualshareholdermeeting.com/VLY2023 during the live audio webcast. Have the information that is printed on your E-Proxy Notice or proxy card available and follow the on-screen instructions.

By Internet. If you wish to vote using the Internet, you can access the web page at www.proxyvote.com and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the web page.

2023 Proxy Statement 80

INFORMATION ABOUT THE ANNUAL MEETING

By Telephone. If you received a paper copy of the proxy materials and you wish to vote by telephone, call toll-free 1-800-690-6903 or the telephone number on your voting instruction form and follow instructions. Have your E-Proxy Notice or proxy card available when you call.

By Mail. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the postage-paid envelope provided as soon as possible.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your earlier proxy if you follow the instructions provided below in the section and “Revoking Your Proxy.”

If you are an employee or former employee of the Company and hold our shares in our Savings and Investment Plan (401(k) plan), you will receive a separate proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction form for the plan trustee. The plan trustee will vote plan shares for which voting instructions are not received in the same proportion as the shares for which instructions were received under the plan.

REVOKING YOUR PROXY

You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy;
•	A written revocation of your proxy.

•	Voting at the Annual Meeting; or

A later-dated proxy by mail or written revocation must be received before the meeting by the Corporate Secretary of the Company, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470. You may also revoke your proxy by submitting a new proxy via telephone or the Internet or by voting at the Annual Meeting. You will be able to change your proxy as many times as you wish prior to the Annual Meeting and the last vote received chronologically, including a vote cast at the Annual Meeting, will supersede any prior proxies.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner. Brokers do not have discretionary power to vote on the following items absent instructions from the beneficial owner: the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of advisory votes on executive compensation or the approval of the Valley National Bancorp 2023 Incentive Compensation Plan.

REQUIRED VOTE

•	To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee). Each director has executed a resignation letter which becomes effective if he or she does not receive a majority of the votes cast in an election that is not contested and the Board votes to accept the resignation. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election (which is not the case in 2023), directors would be elected by a plurality of votes cast at the Annual Meeting.

•	The advisory vote on executive compensation will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.
•	The advisory vote on the option of every one (1) year, every two (2) years and every three (3) years that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on executive compensation that has been selected by shareholders. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•	The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions are not counted as votes cast and will have no effect on the outcome.

•	The Valley National Bancorp 2023 Incentive Compensation Plan will be approved if a majority of the votes cast are voted FOR such proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

2023 Proxy Statement 81

INFORMATION ABOUT THE ANNUAL MEETING

METHOD AND COST OF PROXY SOLICITATION

This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and Nasdaq, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Alliance Advisors Holdings LLC a fee of $8,500 plus out of pocket expenses to assist with solicitation of proxies.

SHAREHOLDER PROPOSALS FOR OUR 2024 ANNUAL MEETING

Shareholders of the Company are entitled to present proposals for consideration at forthcoming shareholder meetings provided that they comply with applicable rules promulgated by the SEC. To be eligible for inclusion in the Company’s proxy materials for the 2024 Annual Meeting, a shareholder proposal must be received by our Corporate Secretary at our Morristown, New Jersey office, to be located at 123 Speedwell Avenue, Morristown, NJ 07960, on or before November 11, 2023 (except that if the date of our 2024 Annual Meeting is changed by more than 30 days from the anniversary of the 2023 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send the proxy materials), and must comply in all respects with Rule 14a-8 of the Exchange Act and any other applicable rules of the SEC.

2023 Proxy Statement 82

Other Matters

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to vote by Internet or telephone or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

Wayne, New Jersey

March 10, 2023

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2022 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http:www.valley.com/filings.html.

2023 Proxy Statement 83

Appendix A

Non-GAAP Financial Information

The tables below reconcile certain non-GAAP financial measures determined by methods other than U.S. generally accepted accounting principles (GAAP). The Company believes that these non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business, and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation, as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Tangible book value per common share is computed by dividing shareholders’ equity less preferred stock, goodwill and other intangible assets by common shares outstanding as of December 31, 2022 and 2021, as follows:

	As of

($ in thousands, except for share data)	December 31, 2022	December 31, 2021

Tangible book value per common share (non-GAAP):

Common shares outstanding	506,374,478	421,437,068

Shareholders’ equity (GAAP)	$6,400,802	$5,084,066

Less: Preferred stock	209,691	209,691

Less: Goodwill and other intangible assets	2,066,392	1,529,394

Tangible common shareholders’ equity (Non-GAAP)	$4,124,719	$3,344,981

Tangible book value per common share (Non-GAAP)	8.15	7.94

Adjusted net income available to common shareholders for the years ended December 31, 2022 and 2021 was computed as follows:

	For the year ended

	December 31, 2022	December 31, 2021

Adjusted net income available to common shareholders (non-GAAP):

Net income, as reported (GAAP)	$568,851	$473,840

Add: Losses on extinguishment of debt (net of tax)	—	6,024

Less: Gains on available for sale and held to maturity securities transactions (net of tax)(1)	(69)	(390)

Add: Provision for credit losses (net of tax)(2)	29,282	4,471

Add: Merger related expenses (net of tax)(3)	52,388	6,698

Add: Litigation reserve (net of tax)(4)	—	1,505

Net income, as adjusted (non-GAAP)	$650,452	$492,148

Dividends on preferred stock	13,146	12,688

Net income available to common shareholders, as adjusted (non-GAAP)	637,306	479,460

2023 Proxy Statement A-1

APPENDIX A

(1)	Included in (losses) gains on securities transactions, net.

(2)	Primarily represents provision for credit losses for non-PCD loans and unfunded credit commitments acquired in bank acquisitions.

(3)	Merger related expenses are primarily within salary and employee benefits expense, technology, furniture and equipment expense, professional and legal fees, and other expense.

(4)	Included in professional and legal fees.

The following table presents our efficiency ratio and a reconciliation of the efficiency ratio adjusted for such items during the years ended December 31, 2022, 2021 and 2020:

	2022	2021	2020

	($ in thousands)

Total non-interest expense, as reported (GAAP)	$1,024,949	$691,542	$646,148

Less: Loss on extinguishment of debt (pre-tax)	—	8,406	12,036

Less: Amortization of tax credit investments (pre-tax)	12,407	10,910	13,335

Less: Merger related expenses (pre-tax)(1)	71,203	8,900	1,907

Less: Litigation reserve (pre-tax)(2)	—	2,100	—

Less: Severance expense (mainly branch transformation, pre-tax)(3)	—	—	2,072

Total non-interest expense, as adjusted (non-GAAP)	941,339	661,226	616,798

Net interest income, as reported (GAAP)	1,655,640	1,209,901	1,118,904

Total non-interest income, as reported (GAAP)	206,793	155,013	183,032

Less: Gains on available for sale and held to maturity debt securities transactions, net (pre-tax)(4)	(95)	(545)	(524)

Total net interest income and non-interest income, as adjusted (non-GAAP)	$206,698	$154,468	$182,508

Gross operating income, as adjusted (non-GAAP)	$1,862,338	$1,364,369	$1,301,412

Efficiency ratio, (non-GAAP)	50.55%	48.46%	47.39%

(1)	Included primarily within salary and employee benefits expense, technology, furniture and equipment expense, professional and legal fees, and other expense.

(2)	Included in professional and legal fees.

(3)	Severance expenses are included in salary and employee benefits expense.

(4)	Included in (losses) gains on securities transactions, net.

Adjusted earnings per share, basic and diluted, for the years ended December 31, 2022 and 2021 are computed by dividing adjusted net income available to common shareholders by the average number of basic and diluted shares outstanding, as follows:

	For the year ended

	December 31, 2022	December 31, 2021

Adjusted per common share data (non-GAAP):

Net income available to common shareholders, as adjusted (non-GAAP)	$637,306	$479,460

Average number of shares outstanding	485,434,918	407,445,379

Basic earnings per share, as adjusted (non-GAAP)	$1.31	$1.18

Average number of diluted shares outstanding	487,817,710	410,018,328

Diluted earnings per share, as adjusted (non-GAAP)	$1.31	$1.17

2023 Proxy Statement A-2

APPENDIX A

Adjusted annualized return on average assets for the years ended December 31, 2022 and 2021 is computed by dividing adjusted net income by average assets, as follows:

	For the year ended

	December 31, 2022	December 31, 2021

Adjusted annualized return on average assets (non-GAAP):

Net income, as adjusted (non-GAAP)	$ 650,452	$ 492,148

Average assets (GAAP)	$52,182,310	$41,475,682

Annualized return on average assets, as adjusted (non-GAAP)	1.25%	1.19%

Annualized return on average assets (GAAP)	1.09%	1.14%

2023 Proxy Statement A-3

Appendix B

Peer Group Companies

BankUnited, Inc.

BOK Financial Corporation

Cullen/Frost Bankers, Inc.

First Citizens BancShares, Inc.

F.N.B. Corporation

Hancock Whitney Corporation

New York Community Bancorp, Inc.

PacWest Bancorp

People’s United Financial, Inc.

Prosperity Bancshares, Inc.

Signature Bank

SouthState Corporation

Sterling Bancorp, Inc.

Synovus Financial Corp.

TCF Financial Corp.

Texas Capital Bancshares, Inc.

Umpqua Holdings Corporation

Webster Financial Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

2023 Proxy Statement B-1

Appendix C

Valley National Bancorp

2023 Incentive Compensation Plan

I. INTRODUCTION

1.1.

Purposes. The purposes of the Valley National Bancorp 2023 Incentive Compensation Plan (as amended from time to time, the “Plan”) are (i) to align the interests of the Company’s shareholders and the recipients of Awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees and Non-Employee Directors, and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders.

1.2.	Certain Definitions.

(a)

“Award” shall mean any options to purchase Shares in the form of Incentive Stock Options or Nonqualified Stock Options, SARs in the form of Tandem SARs or Free-Standing SARs, Stock Awards in the form of Restricted Stock, Restricted Stock Units or Unrestricted Stock, Performance Awards and Other Cash-Based Awards granted under the Plan.

(b)

“Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by the eligible person to whom it has been so granted. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(c)	“Blackout Period” shall have the meaning set forth in Section 3.1(b).

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Change in Control” shall have the meaning set forth in Section 7.7(b).

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)

“Committee” shall mean the Compensation and Human Resources Committee of the Board, or a subcommittee thereof, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of The Nasdaq Stock Market LLC or, if Shares are not listed on The Nasdaq Stock Market LLC, within the meaning of the rules of the principal stock exchange on which Shares are then traded; provided, however, that the “Committee” in regard to exercising any authority and responsibility to grant awards under the Plan to participants who are Non-Employee Directors and to make or take, as the case may be, all required or appropriate determinations and actions in respect of such grants shall mean the Nominating and Corporate Governance Committee of the Board or another Board committee and/or the Board itself, if so determined by the Board.

(h)	“Common Stock” shall mean the common stock, no par value per share, of the Company, and all rights appurtenant thereto.

(i)	“Company” shall mean Valley National Bancorp, a New Jersey corporation, and its successors by operation of law.

(j)	“Continuing Directors” shall have the meaning set forth in Section 7.7(b).

(k)	“Control Person” shall have the meaning set forth in Section 7.7(b).

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)

“Fair Market Value” shall mean, unless otherwise determined by the Committee from time to time, the closing transaction price of a Share as reported on the Nasdaq Global Select Market on the date as of which such value is being determined or, if Shares are not listed on the Nasdaq Global Select Market, the closing transaction price of a Share on the principal national stock exchange on which Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market

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Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

(n)

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, Shares (which may be Restricted Stock) or, to the extent provided in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

(o)

“Incentive Stock Option” shall mean an option to purchase Shares that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

(p)	“Non-Control Transaction” shall have the meaning set forth in Section 7.7(b).

(q)	“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

(r)	“Non-qualified Stock Option” shall mean an option to purchase Shares which is not an Incentive Stock Option.

(s)	“Other Cash-based Award” shall mean a cash-denominated award granted under Section 6.1 of the Plan.

(t)

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

(u)

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the Shares subject to such Award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder’s receipt of the Shares subject to such Award or of payment with respect to such Award. Such criteria and objectives may be one or more of the following company-wide or subsidiary, division, operating unit or individual measures, including without limitation: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in shareholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total shareholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; book value, tangible book value or growth in book value or tangible book value, interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, or any other objective or subjective measures determined by the Committee. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or an index of other companies (or a combination of such past and current performance). The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude one or more components of any performance measure, including, without limitation, restructuring or impairment charges, acquisitions or dispositions, foreign exchange, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

(v)

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award shall remain in effect.

(w)	“Prior Plans” shall mean the Valley National Bancorp 2016 Long-Term Stock Incentive Plan and the 2021 Incentive Compensation Plan, each as amended from time to time.

(x)

“Restricted Stock” shall mean Shares which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

(y)	“Restricted Stock Award” shall mean an award of Restricted Stock under the Plan.

(z)

“Restricted Stock Unit” shall mean a right to receive one Share or, in lieu thereof, the Fair Market Value of such Share in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

(aa)	“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under the Plan.

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(bb)

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such Award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

(cc)

“Retirement” with respect to employees means, except as otherwise set forth in the applicable Award Agreement, the retirement from active employment with the Company, but only if such person meets one of the requirements contained below in either clause (i), clause (ii) or clause (iii).

(i) the person has a minimum combined total of Years of Service and age equal to eighty (80); and the person is age fifty-five (55) or older; or

(ii) the person has a minimum of five (5) Years of Service; and the person is age sixty-five (65) or older; or

(iii) the person has a minimum of ten (10) Years of Service; and the person is age sixty (60) or older, and in the case of (i), (ii) and (iii) only if the person provides thirty (30) days prior written notice to the Company of the retirement.

For Non-Employee Directors, the term “Retirement” shall mean the date on which the Director ceases to be a member of the Board after both attaining age sixty-five (65) and completing at least five (5) years of service on the Board.

(dd)	“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

(ee)

“Shares” shall mean the shares of the Company’s Common Stock. If there has been an adjustment or substitution pursuant to Section 7.6, the term “Shares” shall also include any shares of stock or other securities that are substituted for the Common Stock or into which the Common Stock is adjusted pursuant to Section 7.6.

(ff)	“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

(gg)

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

(hh)

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock.

(ii)	“Surviving Corporation” shall have the meaning set forth in Section 7.7(b).

(jj)

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, Shares (which may be Restricted Stock) or, to the extent provided in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of Shares subject to such option, or portion thereof, which is surrendered.

(kk)	“Tax Date” shall have the meaning set forth in Section 7.4.

(ll)	“Ten Percent Holder” shall have the meaning set forth in Section 3.1(a).

(mm)	“Unrestricted Stock” shall mean Shares which are not subject to a Restriction Period or Performance Measures.

(nn)	“Unrestricted Stock Award” shall mean an Award of Unrestricted Stock under the Plan.

(oo)

“Years of Service” shall mean each twelve consecutive month period commencing on the participant’s employment date, after which he or she remains employed by the Company or an affiliate. Partial years of service will not be considered. For the avoidance of doubt, Years of Service for an individual who becomes an employee in connection with an asset or stock purchase, merger, or other corporate transaction involving his or her prior employer (an “Acquired Entity”) will not include the period of employment with the Acquired Entity.

1.3.

Administration. This Plan shall be administered by the Committee. The Committee shall have full power and authority in its sole discretion, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select eligible persons to whom Awards may from time to time be granted; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each

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participant; (iii) determine the number of Shares or dollar value to be covered by each Award; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in cash, Shares, or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property, and other amounts payable with respect to an Award made under the Plan shall be deferred, either automatically or at the election of the participant; (vii) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (viii) determine whether, to what extent, and under what circumstances any Award shall be canceled or suspended; (ix) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (x) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner, and to the extent, that the Committee shall deem desirable to carry it into effect; (xi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) determine whether any Award (other than a Stock Option or SAR) will have dividend equivalents; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

The Committee shall in its sole discretion, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on any person receiving or claiming Awards.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in the Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4.

Eligibility. Participants in the Plan shall consist of such officers, other employees, and Non-Employee Directors of the Company and persons expected to become officers, other employees, and Non-Employee Directors of the Company as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in the Plan at any time shall not require the Committee to select such person to participate in the Plan at any other time. Except as provided otherwise in an Award Agreement, for purposes of the Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

1.5.

Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

II. SHARES AVAILABLE

2.1

Initial Share Reserve. Subject to adjustment as provided in Section 7.6 below, 14,500,000 Shares shall initially be available for all Awards under the Plan, less one (1) Share for every one (1) Share granted under any Prior Plan after December 31, 2022. Subject to adjustment as provided in Section 7.6, no more than 7,500,000 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. After the effective date of the Plan (as provided in Section 7.1), no awards may be granted under any Prior Plan.

2.2

Permitted Addbacks to Share Reserve. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2022 any Shares subject to an award under the Prior Plans are forfeited, an

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award under the Prior Plans expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for Awards under Section 2.1 of the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after December 31, 2022, an award other than an option or stock appreciation right under the Prior Plans are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under Section 2.1 of the Plan; provided, however, that Shares that again become available for issuance under the Plan pursuant to the preceding clause (ii) shall not increase the numbers of shares that may be granted under the Plan in connection with Incentive Stock Options.

2.3

No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the shares authorized for grant under Section 2.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2022, an option under the Prior Plans, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or, after December 31, 2022, options or stock appreciation rights under the Prior Plans, (iii) Shares subject to a SAR or, after December 31, 2022, a stock appreciation right under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2022, options under the Prior Plans.

2.4

Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 2.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

2.5

Source of Shares. Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued Shares, authorized and issued Shares reacquired and held as treasury shares or otherwise or a combination thereof.

2.6

Director Limit. The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid during the fiscal year to the Non-Employee Director in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

III. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

3.1.

Stock Options. The Committee may, in its discretion, grant options to purchase Shares to such eligible participants as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable:

(a)

Number of Shares and Purchase Price. The number of Shares subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of

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capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b)

Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant; provided, further, that with respect to a Nonqualified Stock Option, if the expiration date of such option occurs during any period when the participant is prohibited from trading in securities of the Company pursuant to the Company’s insider trading policy or other policy of the Company or during a period when the exercise of such option would violate applicable securities laws (each, a “Blackout Period”), then the period during which such option shall be exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period (to the extent permitted by Section 409A of the Code); provided, further that no extension will be made if the purchase price of such Option at the date the initial term would otherwise expire is above the Fair Market Value. The Committee may, in its sole discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole Shares.

(c)

Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 7.4, have been paid (or arrangement made for such payment to the Company’s satisfaction).

3.2.

Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable:

(a)

Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the

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time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)

Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option; provided, further, if the expiration date of an SAR occurs during any Blackout Period, then the period during which such SAR shall be exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period (to the extent permitted by Section 409A of the Code); provided, further that no extension will be made if the base price of such SAR at the date the initial term would otherwise expire is above the Fair Market Value. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole Shares and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 4.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a shareholder of the Company as determined pursuant to Section 4.3(c). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a shareholder of the Company with respect to the Shares subject to such SAR.

(c)

Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until any withholding taxes thereon, as described in Section 7.4, have been paid (or arrangement made for such payment to the Company’s satisfaction).

3.3.

Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

3.4.

No Repricing. The Committee may not without the approval of the shareholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another Award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 7.6.

3.5.

Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such option or SAR.

IV. STOCK AWARDS

4.1.

Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

4.2.

Terms of Unrestricted Stock Awards. The number of Shares subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures. Upon the grant of an Unrestricted Stock Award, subject to the Company’s right to require payment of any taxes in accordance with Section 7.4, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such Award or such shares shall be transferred to the holder in book entry form.

2023 Proxy Statement C-7

APPENDIX C

4.3.

Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)

Number of Shares and Other Terms. The number of Shares subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)

Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of the Shares subject to such Award (i) if the holder of such Award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Shares subject to such Award (x) if the holder of such Award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)

Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 7.5, indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 7.4, the restrictions shall be removed from the requisite number of any Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such Award.

(d)

Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends subject to Section 1.5, and the right to participate in any capital adjustment applicable to all holders of Common Stock.

4.4.

Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)

Number of Shares and Other Terms. The number of Shares subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)

Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met in whole or in part during a specified Performance Period, and for the forfeiture of the Shares subject to such Award (x) if the holder of such Award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met in whole or in part during a specified Performance Period.

(c)

Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in Shares or cash or a combination thereof and (ii) subject to Section 1.5 , whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of Shares subject to such Award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a shareholder of the Company with respect to the Shares subject to such Award.

2023 Proxy Statement C-8

APPENDIX C

4.5.

Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Award upon a termination of employment with or service to the Company of the holder of such Award, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

V. PERFORMANCE AWARDS

5.1.	Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

5.2.

Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)

Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)

Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met in whole or in part during the specified Performance Period and for the forfeiture of such Award if the specified Performance Measures are not satisfied or met in whole or in part during the specified Performance Period.

(c)

Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such Award may be settled in Shares (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 4.3(c) and the holder of such Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 4.3(d). Prior to the settlement of a Performance Award in Shares, including Restricted Stock, the holder of such Award shall have no rights as a shareholder of the Company.

5.3.

Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such Award upon a termination of employment with or service to the Company of the holder of such Award, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

VI. OTHER CASH-BASED AWARDS

6.1.

Other Cash-Based Awards. The Committee may grant cash-based Awards to such eligible persons as may be selected by the Committee that provide the opportunity to earn or receive cash payments. Other Cash-Based Awards may be granted as an element of or a supplement to any other Award under the Plan or as a stand-alone Award. The terms and conditions relating to Other Cash-Based Awards shall be set forth in the applicable Award Agreement.

VII. GENERAL

7.1.

Effective Date and Term of Plan. This Plan shall be submitted to the shareholders of the Company for approval and, if approved, shall become effective as of the date of such shareholder approval. This Plan shall terminate on the tenth anniversary of the date on which the Company’s shareholders approve the Plan, unless earlier terminated by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination. Awards hereunder may be made at any time prior to the termination of the Plan.

7.2.

Amendments. The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including any applicable rule of The Nasdaq Stock Market LLC, or (ii) such amendment seeks to modify Section 3.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding Award without the consent of such holder.

2023 Proxy Statement C-9

APPENDIX C

7.3.

Non-Transferability. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

7.4.

Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Award.

7.5.

Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder and may impose a similar restriction on book entry shares.

7.6.

Adjustment. In the event of any equity restructuring that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto) and the terms of each outstanding Performance Award (including the number and class of securities subject thereto), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

7.7.	Change in Control

(a)	Subject to the terms of the applicable Award Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i)

provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, either immediately or upon a

2023 Proxy Statement C-10

APPENDIX C

subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level;

(ii)

require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 7.6; and/or

(iii)

require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of Shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price or base price per Share subject to such option or SAR, (2) in the case of a Stock Award or a Performance Award denominated in Shares, the aggregate number of Shares then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 7.7(a)(i), multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (3) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 7.7(a)(i); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b)	For purposes of the Plan, a “Change in Control” means, unless otherwise provided in an Award Agreement, the occurrence of any one of the following events:

(i)

when any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of the Company or a Subsidiary or an employee benefit plan established or maintained by the Company, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities (a “Control Person”);

(ii)

the consummation of (A) a transaction, other than a Non-Control Transaction, pursuant to which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (B) a sale or disposition of all or substantially all of the Company’s assets or (C) a plan of liquidation or dissolution of the Company; or

(iii)

if during any period of two (2) consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof or, following a Non-Control Transaction, a majority of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non-Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

For purposes of this paragraph: (I) the Company will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of the Company or any successor to the Company; (II) “Non-Control Transaction” means a transaction in which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing that at least a majority of the directors of the Surviving Corporation immediately after the transaction are persons who were directors of the Company on the day before the first public announcement relating to the transaction; (III) “Surviving Corporation” means (A) in a transaction in which the Company becomes the subsidiary of another corporation, the ultimate parent entity of the Company or the Company’s successor, and (B) in any other transaction pursuant to which the Company is merged with or into another corporation, the surviving or resulting corporation in the merger or consolidation.

2023 Proxy Statement C-11

APPENDIX C

7.8.

Deferrals. The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

7.9.

No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

7.10.

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

7.11.

Designation of Beneficiary. To the extent permitted by the Company, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding Award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

7.12.

Governing Law. This Plan, each Award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New Jersey and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.13.

Foreign Employees. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

7.14.

Awards Subject to Clawback. The Awards granted under the Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company has adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

2023 Proxy Statement C-12

Valley
Valley.com | 800.522.4100

1455 Valley Road | Wayne, NJ 07470

        VALLEY NATIONAL BANK

        1455 VALLEY ROAD

        WAYNE, NJ 07470

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VLY2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received prior to the Meeting in order for your shares to be voted in accordance with the instructions therein.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96598-P86077                     KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

VALLEY NATIONAL BANCORP

The Board of Directors unanimously recommends a vote FOR all the nominees listed in Item 1:

1. ELECTION OF 13 DIRECTORS:	For	Against	Abstain

1a. Andrew B. Abramson	☐	☐	☐

1b. Peter J. Baum	☐	☐	☐

1c. Eric P. Edelstein	☐	☐	☐

1d. Dafna Landau	☐	☐	☐

1e. Marc J. Lenner	☐	☐	☐

1f. Peter V. Maio	☐	☐	☐

1g. Avner Mendelson	☐	☐	☐

1h. Ira Robbins	☐	☐	☐

1i. Suresh L. Sani	☐	☐	☐

1j. Lisa J. Schultz	☐	☐	☐

1k. Jennifer W. Steans	☐	☐	☐

		For	Against	Abstain

1l. Jeffrey S. Wilks		☐	☐	☐

1m. Dr. Sidney S. Williams, Jr.		☐	☐	☐

The Board of Directors unanimously recommends a vote FOR Item 2:		For	Against	Abstain

2. An advisory vote to approve Valley's named executive officer compensation.		☐	☐	☐

The Board of Directors unanimously recommends a vote to hold the advisory vote on executive compensation EVERY 1 YEAR:	1 Year	2 Years	3 Years	Abstain

3. An advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors unanimously recommends a vote FOR each of Items 4 and 5:		For	Against	Abstain

4. Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

5. Approval of the Valley National Bancorp 2023 Incentive Compensation Plan.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement for the 2023 Annual Meeting of Shareholders and the 2022 Annual Report to Shareholders are available at www.proxyvote.com.

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D96599-P86077

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, APRIL 25, 2023

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and SURESH L. SANI and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned(s) name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held via live audio webcast at www.virtualshareholdermeeting.com/VLY2023, on Tuesday, April 25, 2023, at 3:00 p.m., Eastern Time, and at any adjournment thereof for all matters as indicated upon the reverse side, and at their discretion, upon other matters that may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; FOR items 2; 4 and 5; and in the case of item 3, for 1 YEAR. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)